Exhibit 10.1

Execution Version

__________________________________________
$90,000,000 CREDIT FACILITY

CREDIT AGREEMENT

Dated as of July 2, 2021

by and among

RIMINI STREET, INC.,
as Borrower,

THE OTHER PERSONS PARTY HERETO
DESIGNATED FROM TIME TO TIME AS CREDIT PARTIES,
CAPITAL ONE, NATIONAL ASSOCIATION,
for itself, as a Lender and as Agent for all Lenders,

and

THE OTHER FINANCIAL INSTITUTIONS PARTY HERETO
as Lenders

******

CAPITAL ONE, NATIONAL ASSOCIATION,
as Sole Lead Arranger and Bookrunner

__________________________________________
i

i

SCHEDULES

Schedule 2.1	Initial Term Loan Commitments
Schedule 4.5	Litigation
Schedule 4.7	ERISA
Schedule 4.8	Margin Stock
Schedule 4.9	Real Estate
Schedule 4.12	Environmental
Schedule 4.15	Labor Relations
Schedule 4.17	Brokers’ and Transaction Fees
Schedule 4.18	Ventures, Subsidiaries and Affiliates; Outstanding Stock
Schedule 4.19	Jurisdiction of Organization; Chief Executive Office
Schedule 4.20	Deposit Accounts and Other Accounts
Schedule 4.23	Insurance
Schedule 6.1	Liens
Schedule 6.4	Investments
Schedule 6.5	Indebtedness
Schedule 10.02	Notice Information

EXHIBITS

Exhibit 1.1(a)	Form of Assignment
Exhibit 1.1(b)	Form of Notice of Borrowing
Exhibit 1.1(c)	Form of Note
Exhibit 2.6	Form of Notice of Conversion/Continuation
Exhibit 5.2(b)	Form of Compliance Certificate

v

CREDIT AGREEMENT
This CREDIT AGREEMENT (including all exhibits and schedules hereto, as the same may be amended, modified and/or restated from time to time, this “Agreement”) is entered into as of July 2, 2021, by and among Rimini Street, Inc., a Delaware corporation (the “Borrower”) and the other Persons party hereto that are designated as a “Credit Party”, Capital One, National Association, a national banking association (in its individual capacity, “Capital One”) as Agent for the several financial institutions from time to time party to this Agreement (collectively, the “Lenders” and individually each a “Lender”) and for itself as a Lender.
W I T N E S S E T H:
WHEREAS, the Borrower has requested, and the Lenders have agreed to make available to the Borrower, a term loan upon and subject to the terms and conditions set forth in this Agreement for the other uses of proceeds described in Section 5.10;
WHEREAS, the Credit Parties desire to secure all of their Obligations under the Loan Documents by granting to Agent, for the benefit of the Secured Parties, a security interest in and lien upon substantially all of their Property; and
NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
1.1    Defined Terms. The following terms have the following meanings:
“Acceptable Discount Price” as defined in Section 2.7(d)(ii).
“Accounting Changes” as defined in Section 1.3.
“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of fifty percent (50%) of the Stock of any Person or otherwise causing any Person to become a Subsidiary of the Borrower, or (c) a merger or consolidation or any other combination with another Person.
“Acquisition Consideration” as defined in the definition of Permitted Acquisition.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affected Lender” as defined in Section 10.20.
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly Controls, is Controlled by, or is under common Control with, such Person; provided, however, that no Secured Party shall be an Affiliate of any Credit Party or of any Subsidiary of any Credit Party solely by reason of the provisions of the Loan Documents.

“Agent” means Capital One, National Association, in its capacity as administrative agent for the Lenders hereunder, and any successor administrative agent.
“Aggregate Excess Funding Amount” as defined in Section 2.11(e)(iv).
“Aggregate Term Loan Commitment” means the combined Term Loan Commitments of the Lenders, which shall initially be in the amount of $90,000,000, as such amount may be adjusted as permitted by this Agreement.
“Agreement” as defined in the preamble hereto.
“Anti-Corruption Laws” as defined in Section 4.22(c).
“Anti-Money Laundering Laws” as defined in Section 4.22(b).
“Applicable Discount Price” as defined in Section 2.7(d)(ii).
“Applicable Margin” means:
(a)    for the period commencing on the Closing Date through the last day of the calendar month (the “First Grid Calculation Date”) during which (x) financial statements for December 31, 2021 and (y) a Compliance Certificate calculating the Consolidated Total Leverage Ratio have been delivered in accordance with the terms hereof: (i) if a Base Rate Loan, one and one-quarter percent (1.25%) per annum and (ii) if a LIBOR Rate Loan, two and one-quarter percent (2.25%) per annum;
(b)    thereafter, the Applicable Margin shall equal the applicable LIBOR Margin or Base Rate Margin in effect from time to time determined as set forth below based upon the applicable Consolidated Total Leverage Ratio then in effect pursuant to the appropriate column under the table below:

Term Loans
Consolidated Total Leverage Ratio	LIBOR Margin	Base Rate Margin
Greater than 3.00:1.00	2.50%	1.50%
Equal to 2.50:1.00 but not more than 3.00:1.00	2.25%	1.25%
Equal to 2.00:1.00 but not more than 2.50:1.00	2.00%	1.00%
Less than 2.00:1.00	1.75%	0.75%

The Applicable Margin shall be adjusted from time to time on the Business Day immediately following the First Grid Calculation Date and thereafter upon delivery to Agent of the financial statements for each Fiscal Quarter required to be delivered pursuant to Section 5.1 hereof accompanied by a Compliance Certificate with a written calculation of the Consolidated Total Leverage Ratio. If such calculation indicates that the Applicable Margin shall increase or decrease, then on the first day of the calendar month following the date of delivery of such financial statements and a Compliance Certificate with such written calculation, the Applicable Margin shall be adjusted in accordance therewith; provided, however, that if an Event of Default shall have occurred, then, at Agent’s election, as of the first Business Day after an Event of Default shall have occurred and be continuing and shall continue to so apply to but excluding the date on which such Event of Default is cured or waived (and thereafter the Applicable Margin otherwise determined in accordance with this definition shall apply), the Applicable Margin shall equal the highest Applicable Margin specified in the pricing table set forth above. Notwithstanding anything herein to the contrary, Incremental Term Loans shall have the Applicable Margin set forth in the applicable Incremental Joinder Agreement.
In the event that any financial statement or Compliance Certificate delivered pursuant to Sections 5.1 or 5.2 is inaccurate, and such inaccuracy, if corrected, would have led to the imposition of a higher Applicable Margin for any period than the Applicable Margin applied for that period, then (i) the Borrower shall promptly, but in any event within 4 Business Days, deliver to Agent a corrected financial statement and a corrected Compliance Certificate for that period (the “Corrected Financials Date”), (ii) the Applicable Margin shall be determined based on the corrected Compliance Certificate for that period, and (iii) the Borrower shall promptly, but in any event within 4 Business Days, pay to Agent (for the account of the Lenders that hold the Commitments and Loans at the time such payment is received, regardless of whether those Lenders held the Commitments and Loans during the relevant period) the accrued additional interest owing as a result of such increased Applicable Margin for that period; provided, for the avoidance of doubt, such deficiency shall be due and payable as at such Corrected Financials Date and no Default or Event of Default under Section 8.1(a) shall be deemed to have occurred with respect to such deficiency prior to such date. This paragraph shall not limit the rights of Agent or the Lenders with respect to Section 2.3(c) and Article VIII hereof, and shall survive the termination of this Agreement until the payment in full in cash of the aggregate outstanding principal balance of the Loans.
“Approved Fund” means, with respect to any Lender, any Person (other than a natural Person) that (a) (i) is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business or (ii) temporarily warehouses loans for any Lender or any Person described in clause (i) above and (b) is advised or managed by (i) such Lender, (ii) any Affiliate of such Lender or (iii) any Person (other than an individual) or any Affiliate of any Person (other than an individual) that administers or manages such Lender.
“Assignment” means an assignment agreement entered into by a Lender, as assignor, and any Person, as assignee, substantially in the form of Exhibit 1.1(a) or any other form approved by Agent.
“Attorney Costs” means and includes all reasonable and documented fees and disbursements of (a) one external counsel, (b) to the extent necessary, one local counsel in each relevant jurisdiction, (c) regulatory counsel if required and (d) solely in the event of a conflict of interest, one additional counsel (and, if necessary, one local counsel in each relevant jurisdiction and one regulatory counsel) to each group (which may be a single Person) of similarly situated affected Persons.
“Available Amount” means, at any date of determination (the applicable “Available Amount Reference Date”), an amount equal to, without duplication:
(x) the sum of:
(i)    the cumulative amount of Net Issuance Proceeds of issuances of Stock (other than Disqualified Stock and other than Specified Equity Contributions) received by the Borrower after the Closing Date and prior to the Available Amount Reference Date, which Net Issuance Proceeds are not required to be used to prepay the Obligations and are not otherwise used for any other purpose other than the making of Investments or payment of Restricted Payments or the payment of Restricted Debt Payments contemplated in clause (y) below; plus

(ii)    (A) the aggregate amount of Net Proceeds received by the Borrower in cash or Cash Equivalents after the Closing Date from the Disposition of any Investment to the extent not required to be used to prepay the Obligations, plus (B) returns, profits, distributions and similar amounts received in cash or Cash Equivalents after the Closing Date to the extent not included or includable in Consolidated EBITDA, in each instance in (A) and (B) on or in respect of Investments to the extent such Investment was originally funded with and in reliance on the Available Amount (but, in the aggregate for clauses (A) and (B), not in excess of the original amount of the Available Amount used to fund such Investment); plus
(iii)    the aggregate amount of Declined Proceeds retained by the Borrower (and not applied to repay or prepay any other Indebtedness) during the period from the Business Day immediately following the Closing Date through and including the Available Amount Reference Date;
minus:
(y) the sum of:
(i)    the aggregate amount of Investments made pursuant to Section 6.4(l) and, to the extent funded with the Available Amount in accordance with the definition of Permitted Acquisitions, Section 6.4(k) after the Closing Date and on or prior to the Available Amount Reference Date; plus
(ii)    the aggregate amount of Restricted Payments made pursuant to Section 6.8(e) after the Closing Date and on or prior to the Available Amount Reference Date; plus
(iii)    the aggregate amount of Restricted Debt Payments made pursuant to Section 6.12(f) after the Closing Date and on or prior to the Available Amount Reference Date.
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark or payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 11.6(d).
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bankruptcy Code” means the Federal Bankruptcy Reform Act of 1978.

“Base Rate” means, for any day, a floating interest rate per annum equal to the highest of (a) the rate of interest from time to time announced by the Agent at its principal office as its prime commercial lending rate (it being understood that such prime commercial rate is a reference rate and does not necessarily represent the lowest or best rate being charged by the Agent to any customer and such rate is set by the Agent based upon various factors including the Agent’s costs and desired return, general economic conditions and other factors), (b) the sum of one half of one percent (0.50%) per annum and the federal funds rate (which shall not be less than 0% per annum), and (c) the sum of (x) SOFR calculated for each such day (giving effect to the Floor), plus (y) the excess of the Applicable Margin for SOFR Loans over the Applicable Margin for Base Rate Loans, in each instance, as of such day. Any change in the Base Rate due to a change in any of the foregoing shall be effective on the effective date of such change in the Agent’s prime commercial lending rate, the Federal Funds Rate or SOFR. Loans whose interest rate is determined by reference to the Base Rate shall be referred to as “Base Rate Loans.”
“Base Rate Loan” means a Loan that bears interest based on the Base Rate.
“Base Rate Margin” as defined in the definition of Applicable Margin.
“Benchmark” means, initially, LIBOR; provided that if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred with respect to LIBOR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 11.6(a).
“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Agent for the applicable Benchmark Replacement Date:
(1)    the sum of: (x) Daily Compounded SOFR and (y) the related Benchmark Replacement Adjustment;
(2)    the sum of: (x) the alternate benchmark rate that has been selected by the Agent and the Borrower as the replacement for the ten-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for U.S. dollar-denominated syndicated credit facilities at such time and (y) the related Benchmark Replacement Adjustment;
provided that, in the case of clause (1), such Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Agent in its reasonable discretion, and if the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for purposes of this Agreement and the other Loan Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement:
(1)    for purposes of clause (1) of the definition of “Benchmark Replacement”, the first alternative set forth in the order below that can be determined by the Agent:

(a)    the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for the applicable Corresponding Tenor;
(b)    the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Benchmark for the applicable Corresponding Tenor; and
(2)    for purposes of clause (2) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities;
provided that, in the case of clause (1) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Agent in its reasonable discretion.
“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Agent in a manner substantially consistent with market practice (or, if the Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Benchmark Replacement Date” means the earlier to occur of the following events with respect to the then-current Benchmark:
(1)    in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);

(2)     in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein; or
(3)    in the case of an Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Required Lenders.
For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:
(1)     a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(2)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(3)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 11.6 and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 11.6.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“Bona Fide Debt Fund” means any bona fide debt fund, investment vehicle, regulated banking entity or non-regulated lending entity that is primarily engaged in making, purchasing, holding or otherwise investing in commercial loans or bonds and/or similar extensions of credit in the ordinary course of business.
“Borrower” as defined in the preamble hereto.
“Borrower Materials” as defined in Section 10.10(a)(i).
“Borrowing” means a borrowing hereunder consisting of Loans made to or for the benefit of the Borrower on the same day by the Lenders pursuant to Article II.
“Business Day” means any day that is not a Saturday, Sunday or a day on which banks are required or authorized to close in New York City and, when determined in connection with notices and determinations in respect of LIBOR or any LIBOR Rate Loan or any funding, conversion, continuation, Interest Period or payment of any LIBOR Rate Loan, that is also a day on which dealings in Dollar deposits are carried on in the London interbank market.
“Capital Adequacy Regulation” means any guideline, request or directive of any central bank or other Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy or liquidity of any Lender or of any corporation controlling a Lender.
“Capital Lease” means, with respect to any Person, all leases that have been or are required to be in accordance with GAAP as in effect on the Closing Date, recorded as capitalized leases; provided, that for all purposes hereunder the amount of obligations under any Capital Lease shall be the amount thereof accounted for as a liability in accordance with GAAP as in effect on the Closing Date.
“Capital Lease Obligations” means, at the time any determination thereof is to be made, the amount of the liability in respect of a Capital Lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP as in effect on the Closing Date.
“Capital One” as defined in the preamble hereto.

“Cash Equivalents” (a) Dollars, (b) in the case of any Foreign Subsidiary, such local currencies held by it from time to time in the ordinary course of business, consistent with past practice, and not for speculation, (c) any readily-marketable securities (i) issued by, or directly, unconditionally and fully guaranteed or insured by the United States federal government or (ii) issued by any agency of the United States federal government the obligations of which are fully backed by the full faith and credit of the United States federal government, (d) any readily-marketable direct obligations issued by any other agency of the United States federal government, any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case having a rating of at least “A-1” from S&P or at least “P-1” from Moody’s, (e) any commercial paper rated at least “A-2” by S&P or “P-2” by Moody’s and issued by any Person organized under the laws of any state of the United States, (f) any Dollar-denominated time deposit, insured certificate of deposit, overnight bank deposit or bankers’ acceptance issued or accepted by (i) any Lender or (ii) any commercial bank that is (A) organized under the laws of the United States, any state thereof or the District of Columbia, (B) “adequately capitalized” (as defined in the regulations of its primary federal banking regulators) and (C) has Tier 1 capital (as defined in such regulations) in excess of $250,000,000 or (g) shares of any United States money market fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clause (a), (b), (c), (d), (e) or (f) above with maturities as set forth in the proviso below, (ii) has net assets in excess of $500,000,000 and (iii) has obtained from either S&P or Moody’s the highest rating obtainable for money market funds in the United States; provided, however, that the maturities of all obligations specified in any of clauses (a), (b), (c) or (d), (e) or (f) above shall not exceed 365 days. In the case of Investments by any Foreign Subsidiary or Investments made in a country outside the United States of America, Cash Equivalents shall also include (i) investments of the type and maturity described in clauses (a) through (f) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (ii) other short-term investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in clauses (a) through (f) and in this paragraph. Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clause (a) above, provided that, except as otherwise permitted by clause (b) above or the immediately preceding paragraph, such amounts in excess of the Dollar equivalent (as reasonably determined by the Borrower in good faith) of $1,000,000 in the aggregate are converted into Dollars as promptly as practicable and in any event within ten (10) Business Days following the receipt of such amounts.
“Cash Management Agreement” means any agreement to provide one or more of the following types of services or facilities: (a) Automated Clearing House (ACH) transactions, (b) cash management services, including controlled disbursement services, treasury, depository, overdraft, credit or debit card, stored value card, electronic funds transfer services, and (c) foreign exchange facilities or other cash management arrangements in the ordinary course of business. For the avoidance of doubt, Cash Management Agreements do not include Rate Contracts.
“Change of Control” means any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) (other than any Permitted Holder) is or shall at any time become the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of the greater of (I) 35% or more on a fully diluted basis of the voting interests in Borrower’s Stock and (II) the percentage (measured on a fully diluted basis) of the voting interests in Borrower’s Stock then owned immediately prior to such transaction, (b) the sale, lease or transfer (other than by way of merger or consolidation), in one or a series of transactions, of all or substantially all of the assets of the Borrower and its Subsidiaries, taken as a whole, to any Person other than the Borrower or a Subsidiary of the Borrower, or (c) the adoption of a plan of liquidation or dissolution of the Borrower.

“Class” (a) when used with respect to Lenders, refers to whether such Lenders have a Loan or Commitment with respect to a particular “class” (as described in clauses (b) or (c) of this definition) of Loans or Commitments, (b) when used with respect to Commitments, refers to whether such Commitments Term Loan Commitments, Incremental Term Loan Commitments, Extended Term Loan Commitments and (c) when used with respect to Loans or a Borrowing, refers to whether such Loans, or the Loans comprising such Borrowing, are Term Loans, Incremental Term Loans, or Extended Term Loans in each case, under this Agreement as originally in effect or amended pursuant to Section 2.1(e)(iv), or 10.1), of which such Loans, Borrowing or Commitments shall be a part. Term Loan Commitments, Incremental Term Loan Commitments and Extended Term Loan Commitments (and in each case, the Loans made pursuant to such Commitments) that have different terms and conditions shall be construed to be in different Classes. Notwithstanding the foregoing, Commitments (and in each case, the Loans made pursuant to such Commitments), including any Incremental Term Loan Commitments intended to be fungible with any existing Term Loan Commitments) that have identical terms and conditions shall be construed to be in the same Class.
“Closing Date” as defined in Section 3.1, or July 2, 2021.
“Code” means the United States Internal Revenue Code of 1986.
“Collateral” means all Property and interests in Property and proceeds thereof now owned or hereafter acquired by any Credit Party, and any other Person who has granted a Lien to Agent, in or upon which a Lien is granted, purported to be granted, or now or hereafter exists in favor of any Lender or Agent for the benefit of Agent, Lenders and other Secured Parties, under any Loan Document.
“Collateral Documents” means, collectively, the Guaranty and Security Agreement, the Mortgages, each Control Agreement and all other security agreements, guaranties and other similar agreements, and all amendments, restatements, modifications or supplements thereof or thereto, by or between any one or more of any Credit Party, any of their respective Subsidiaries or any other Person pledging or granting a lien on Collateral or guarantying the payment and performance of the Obligations, and any Lender or Agent for the benefit of Agent, the Lenders and other Secured Parties now or hereafter delivered to the Lenders or Agent pursuant to or in connection with the transactions contemplated hereby, and all financing statements (or comparable documents now or hereafter filed in accordance with the UCC or comparable law) against any such Person as debtor in favor of any Lender or Agent for the benefit of Agent, the Lenders and the other Secured Parties, as secured party, as any of the foregoing may be amended, restated and/or modified from time to time.
“Commission” means the Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act or, if at any time after the execution of this Agreement such Commission is not existing and performing the duties now assigned to it under the Exchange Act, the body performing such duties at such time.
“Commitment” means, for each Lender, the sum of its Term Loan Commitment.
“Commitment Percentage” means, as to any Lender, the percentage equivalent of such Lender’s Term Loan Commitment divided by the Aggregate Term Loan Commitment, as applicable; provided that after the Term Loans have been funded, Commitment Percentages shall be determined for the Term Loans by reference to the outstanding principal balances thereof as of any date of determination rather than the Commitments therefor; provided, further, that following acceleration of the Loans, such term means, as to any Lender, the percentage equivalent of the principal amount of the Loans held by such Lender, divided by the aggregate principal amount of the Loans held by all Lenders.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).
“Competitor” means any Person that is an operating company directly and substantially engaged in substantially similar business operations as the Borrower or any of its Subsidiaries.
“Compliance Certificate” as defined in Section 5.2(b).
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profit Taxes.
“Consolidated Capital Expenditures” means, for any period, all expenditures for the period of measurement that should be capitalized under GAAP, excluding (to the extent otherwise included) any such expenditures financed with (1) Net Proceeds from Dispositions, (2) cash proceeds from Stock issuances or capital contributions, (3) Net Proceeds from any Event of Loss to the extent such proceeds are actually applied to replace, repair or reconstruct the damaged Property or Property affected by the condemnation or taking in connection with such Event of Loss, (4) cash proceeds of indemnity payments or third party reimbursements received by the Borrower or any of its Subsidiaries, and (5) the trade-in amount of existing equipment solely to the extent that the gross amount of the purchase price of equipment acquired substantially contemporaneously therewith is reduced by such trade-in amount; Consolidated Capital Expenditures shall also exclude that portion of the purchase price of a Target in a Permitted Acquisition or other Acquisition permitted hereunder that constitutes a capital expenditure under GAAP.
“Consolidated Cash Flow” means, for any period, (1) Consolidated EBITDA, minus (2) Consolidated Unfinanced Cash Capital Expenditures.
“Consolidated Current Assets” means, with respect to any Person at any date, all assets (other than cash, Cash Equivalents and deferred tax assets) of such Person and its Subsidiaries at such date that would, in conformity with GAAP, be classified as current assets on a consolidated balance sheet of such Person at such date.
“Consolidated Current Liabilities” means, with respect to any Person at any date, all liabilities of such Person and its Subsidiaries at such date that would, in conformity with GAAP, be classified as current liabilities on a consolidated balance sheet of such Person and its Subsidiaries at such date; provided, however, that “Consolidated Current Liabilities” shall exclude, to the extent otherwise included therein, (a) revolving loans, (b) the current portion of any Indebtedness (including but not limited to, for purposes of clarification, the Term Loans) then outstanding, (c) deferred tax liabilities and (d) unearned revenue.
“Consolidated Depreciation and Amortization Expense” means, with respect to any Person for any period, the total amount of depreciation and amortization expense of such Person, including impairment losses, depreciation and amortization (including (x) accelerated depreciation and amortization from the write-off or write-down of tangible or intangible assets and (y) amortization of (A) intangible assets, deferred financing fees, debt issuance costs, commissions, fees and expenses, bridge, commitment and other financing fees, discounts and yield and (B) unrecognized prior service costs and actuarial losses related to pensions and other post-employment benefits of the Borrower and its Subsidiaries) or costs for such period on a consolidated basis and otherwise determined in accordance with GAAP.
“Consolidated EBITDA” means, for any period, net income (or loss) for the applicable period of measurement of the Borrower and its Subsidiaries (together with the other Persons whose income or loss is taken into account in as provided below in determining Consolidated EBITDA) on a consolidated basis determined in accordance with GAAP, without duplication of any item described under clause (a) or (b)

below (and the term “duplication” shall include any cash reimbursement for any loss or expense or other item for which an add-back is provided below), in each case to the extent taken into account in the calculation of net income (or loss) for such period:
(a)    Less:
(1)    the income (or plus the loss) of any Person which is not a Subsidiary of the Borrower or any of its Subsidiaries, except to the extent of the amount of dividends or other distributions actually paid to the Borrower or any of its Subsidiaries in cash or Cash Equivalents by such Person and the payment of dividends or similar distributions by that Person was not at the time subject to the consent of a third party or prohibited by operation of the terms of its charter or of any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Person,
(2)    the income (or plus the loss) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries or that Person’s assets are acquired by the Borrower or any of its Subsidiaries,
(3)    the proceeds of any insurance (other than business interruption insurance),
(4)    gains (or plus losses) from the sale, exchange, transfer or other disposition of Property not in the ordinary course of business of the Borrower and its Subsidiaries, and related tax effects in accordance with GAAP,
(5)    income tax refunds received, in excess of income tax liabilities,
(6)    income (or plus the loss) from the early extinguishment of Indebtedness, net of related tax effects,
(b)    Plus:
(1)    Consolidated Depreciation and Amortization Expense for such period,
(2)    (i) total interest expense determined in accordance with GAAP, (ii) bank and other fees, costs and charges for such period owed with respect to letters of credit, bankers acceptances and surety bonds or other like obligations, in each case under this clause (ii), in connection with financing activities (whether amortized or immediately expensed), in each cause under clauses (i) and (ii) to the extent the same were deducted in computing net income, (iii) non-cash interest payments, (iv) the interest component of Capital Leases, (v) the interest component of any pension or other post-employment benefit expense and (vi) to the extent not reflected in such total interest expense, any losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains on such hedging obligations
(3)    all Taxes on or measured by income (excluding income tax refunds), profits or capital gains, including, without limitation, federal, state, franchise and similar taxes and foreign withholding taxes paid or accrued during such period, including penalties and interest related to such taxes or arising from any tax examinations,
(4)    all charges attributable to, and payments of, legal settlements, fines, judgments or orders (excluding, in all cases, legal fees and expenses in connection therewith),
(5)    all non-cash losses and non-cash expenses (or minus non-cash income or gain), including non-cash adjustments resulting from the application of purchase accounting, non-cash compensation expense and other non-cash expenses arising from grants of stock appreciation rights, stock options or restricted stock, restricted stock units, non-cash impairment of good will and other long term intangible assets, unrealized non-cash losses (or minus unrealized non-cash gains) under Rate Contracts, unrealized non-cash losses (or minus unrealized non-cash gains) in such period due solely to fluctuations in currency values, but excluding any non-cash loss or expense (i) that is an accrual of a reserve for a cash expenditure or payment to be made, or anticipated to be made, in a future period or (ii) relating to a write-down, write off or reserve with respect to accounts receivable or Inventory,
(6)    fees and expenses incurred in connection with the negotiation, execution and delivery on the Closing Date of the Loan Documents, consummation of the Funding Date Redemption (including, the aggregate amount of any liquidation preference, dividend, premium, make-whole or penalty payments actually paid in cash by the Borrower and its Subsidiaries during such period that are required to be made in connection with any prepayment or satisfaction and discharge of Indebtedness), non-cash expenses (or minus any non-cash income or gain) incurred in connection with the classification of certain warrants of the Borrower as warrant liabilities, together with costs associated with, or in anticipation of, or preparation for, compliance with the rules and regulations promulgated in connection therewith and costs related to compliance with the provisions of the Securities Act and the Exchange Act and/or any Permitted Acquisition or other Permitted Investment consummated after the Closing Date, in each case, including, without limitation, legal, accounting and other professional fees and expenses incurred in connection therewith,
(7)    costs associated with, or in anticipation of, or preparation for, compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith and costs relating to compliance with the provisions of the Securities Act and the Exchange Act or any other comparable body of laws, rules or regulations, as applicable to companies with equity securities held by the public, the rules of national securities exchange companies with listed equity, directors’ compensation, fees and expense reimbursement, costs relating to investor relations, shareholder meetings and reports to shareholders, directors’ and officers’ insurance and other executive costs, legal and other professional fees, and listing fees, in each case to the extent arising solely by virtue of the listing of the Borrower’s equity securities on a national securities exchange,
(8)    fees and expenses incurred in connection with any amendments or waivers to this Agreement and the other Loan Documents,
(9)    fees and expenses incurred in connection with any (i) consummated (x) the Funding Date Redemption, the execution and delivery of the this Agreement and the other Loan Documents, Permitted Acquisition or other Acquisition or Investment not in the ordinary course of business, (y) Disposition not in the ordinary course of business, or (z) issuance, repayment or refinancing of Indebtedness, issuance of Stock (including in connection with any registration of securities or exchange offer), refinancing transaction or amendment or modification of any debt instrument, and/or (ii) Event of Loss,
(10)    extraordinary, non-recurring or unusual charges, expenses or losses (including legal expenses in connection therewith) and including severance costs, transition costs,  retention, recruiting and relocation costs not otherwise added back to Consolidated EBITDA,
(11)    restructuring charges and integration expenses not otherwise added back to Consolidated EBITDA (collectively, “Restructuring Charges”) in an aggregate amount, together with all Cost Savings added back to net income during any measurement period, not to exceed fifteen percent (15%) of Consolidated EBITDA (calculated before the add-back or adjustment) in the aggregate for any four consecutive Fiscal Quarter period; provided that a Responsible Officer of the Borrower provided a reasonably detailed statement or schedule of such Restructuring Charges,

(12)    the amount of pro forma adjustments, pro forma “run rate” cost savings, operating expense reductions and synergies (collectively, “Cost Savings”), in each case, with respect to mergers and other permitted business combinations, acquisitions, divestitures and other similar transactions consummated by the Borrower and, in each case, projected by the Borrower in good faith to result from actions taken prior to the last day of such measurement period (or are expected to be taken within twenty four (24) months of the end of such measurement period), which cost savings shall be calculated on a pro forma basis as though such cost savings had been realized on the first day of such period, net of the amount of actual benefits realized from such actions; provided that (i) a Responsible Officer of the Borrower shall have provided a reasonably detailed statement or schedule of such Cost Savings and shall have certified to Agent that (x) such cost savings are reasonably identifiable and factually supportable and (y) such actions have been taken and are ongoing (or are expected to be taken within twenty four (24) months of the end of such measurement period), and (ii) the aggregate amount of all Restructuring Charges and Cost Savings added back to net income during any measurement period shall not exceed fifteen percent (15%) of Consolidated EBITDA (calculated before the add-back or adjustment for any such item) in the aggregate for any four consecutive Fiscal Quarter period;
(13)    reimbursements of any expenses and charges subject to contractual indemnification or other reimbursement provisions in connection with any Investment, Permitted Acquisition or Disposition permitted under the Loan Documents, that (i) are actually reimbursed or otherwise paid or (ii) reasonably expected to be reimbursed so long as the Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the applicable carrier or indemnitor and only to the extent that such amount is (A) not denied by the applicable carrier or indemnitor and (B) in fact reimbursed within 365 days of the date of the incurrence of such charges or expenses (with a deduction for any amount so included to the extent not so reimbursed within such 365 days),
(14)    proceeds of business interruption insurance received in cash to the extent not taken into account in the calculation of net income (or loss),
(15)    to the extent covered by insurance proceeds (other than business interruption insurance) that have been received (or both (x) are reasonably expected in good faith to be received within 270 days of the date of the relevant insurance event and (y) the applicable insurance company has acknowledged its obligation to pay such insurance proceeds with such 270-day period), any loss arising from any casualty on condemnation events (with a deduction for any amount so included to the extent not so paid within such 270 days),
(16)    any costs and expenses incurred by the Borrower or its Subsidiaries pursuant to any grants of stock appreciation rights, stock options, restricted stock, restricted stock units, phantom equity, stock options or other similar rights pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or stockholders agreement, to the extent such costs or expenses are funded with Net Issuance Proceeds contributed to the capital of Borrower or Net Issuance Proceeds of an issuance of Stock of Borrower,
(17)    non-cash losses (or less non-cash gains) from foreign exchange with respect to intercompany loans and advances among the Borrower and its Foreign Subsidiaries,
(18)    non-cash expenses resulting from any employee benefit or management compensation plan or the grant of stock appreciation or similar rights, stock options, restricted stock, restricted stock units or other rights or equity incentive programs to employees of the Borrower or any Subsidiary of the Borrower pursuant to a written plan or agreement or the treatment of such options under variable plan accounting.
“Consolidated Fixed Charge Coverage Ratio” means, for any period, the ratio of:

(1)    Consolidated Cash Flow for such period, less, (i) for the Borrower and its Subsidiaries all Taxes on or measured by income (excluding income tax refunds) paid or payable in cash with respect to such period, less, (ii) federal, state, local and foreign income Taxes and Tax distributions actually paid in cash during such period to
(2)    Consolidated Fixed Charges for such period.
“Consolidated Fixed Charges” means for the Borrower and its Subsidiaries, for such period, an amount equal to the sum of:
(1)    Consolidated Interest Expense for such period, plus
(2)    Scheduled principal payments of Indebtedness during such period reduced by prepayments of the Term Loans as permitted by the Loan Documents, plus
(3)    Contingent Acquisition Consideration payable in cash during such period, plus
(4)    Restricted Payments described in Section 6.8(b) paid in cash during such period.
Prior to completion of the fourth full fiscal quarter following the Closing Date, calculations of the Consolidated Fixed Charges shall be annualized such that (i) for the first full fiscal quarter following the Closing Date, the Consolidated Fixed Charges shall be calculated based solely on the results of such fiscal quarter, (ii) for the second full fiscal quarter following the Closing Date, the Consolidated Fixed Charges shall be calculated based solely on the results of the first two full fiscal quarters ended following the Closing Date, (ii) for the third full fiscal quarter following the Closing Date, the Consolidated Fixed Charges shall be calculated based solely on the results of the first three full fiscal quarters ended following the Closing Date.
“Consolidated Funded Indebtedness” means, as of any date of measurement, all Indebtedness of Borrower and its Subsidiaries as of the date of measurement (other than Indebtedness of the type described in clauses (e), (h), (i), (j) (other than, with respect to clause (j), guaranties of Indebtedness of others of the type not described in clauses (e), (g), (h), (i), (k), (l) and (m) of the definition of Indebtedness), (k), (l) and (m) of the definition of Indebtedness.
“Consolidated Interest Expense” means for the Borrower and its Subsidiaries for any period, gross interest expense (including that attributable to Capital Lease Obligations) for such period paid or required to be paid in cash (including all commissions, discounts, fees and other charges in connection with letters of credit and similar instruments and net amounts paid or payable and/or received or receivable under permitted Rate Contracts in respect of interest rates) for Borrower and its Subsidiaries on a consolidated basis.
“Consolidated Total Assets” means the consolidated total assets of the Borrower and its Subsidiaries determined in accordance with GAAP as of the date of the financial statements most recently delivered pursuant to Section 5.1 hereunder.
“Consolidated Total Indebtedness” means, at any date, for the Borrower and its Subsidiaries, the sum of (i) all Consolidated Funded Indebtedness as of date of measurement, plus (ii) Contingent Acquisition Consideration (valued in accordance with GAAP).
“Consolidated Total Leverage Ratio” means, as of any date of determination, the ratio of (x) Consolidated Total Net Indebtedness as of such date of determination to (y) Consolidated EBITDA for the twelve month period most recently ended on or immediately prior to such date of determination for which financial statements have been delivered under Section 5.1.
“Consolidated Total Net Indebtedness” means, at any date, Consolidated Total Indebtedness net of unrestricted domestic cash and Cash Equivalents of the Borrower and its Subsidiaries of up to $20,000,000, with respect to which (from and after the date by which the Borrower must deliver executed Control Agreements in accordance with Section 5.11) Agent has a first priority perfected Lien perfected by Control Agreements.
“Consolidated Unfinanced Cash Capital Expenditures” means, for any period, Consolidated Capital Expenditures, less any such expenditures financed with (1) Capital Leases or (2) other Indebtedness of the Borrower and its Subsidiaries; provided that Indebtedness, for this purpose, shall not include drawings under any revolving credit facility.
“Consolidated Working Capital” means, for any Person at any date, its Consolidated Current Assets at such date minus its Consolidated Current Liabilities at such date; provided that, to the extent the Borrower or any of its Subsidiaries consummates an Acquisition during such period, beginning of period working capital shall be recalculated on a pro forma basis to include working capital acquired in such Acquisition.
“Contingent Acquisition Consideration” means any earnout obligation or similar deferred or contingent obligation of the Borrower or any of its Subsidiaries incurred or created in connection with a Permitted Acquisition or other Investment that would be required to be classified as debt on the balance sheet of the Borrower and its Subsidiaries in accordance with GAAP.
“Contractual Obligations” means, as to any Person, any provision of any security (whether in the nature of Stock, or otherwise) issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement (other than a Loan Document, but including IP Licenses) to which such Person is a party or by which it or any of its Property is bound or to which any of its Property is subject.
“Control” means the possession of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
“Control Agreement” means, with respect to any deposit account, securities account, commodity account, securities entitlement or commodity contract, an agreement, in form and substance reasonably satisfactory to Agent, among Agent, the financial institution or other Person at which such account is maintained or with which such entitlement or contract is carried, and the Credit Party maintaining such account or owning such entitlement or contract, effective to grant “control” (within the meaning of Articles 8 and 9 under the applicable UCC) over such account to Agent (and, if applicable, such holder or representative).
“Control Investment Affiliate” means, as to any Person, any other Person that (a) directly or indirectly, is in Control of, is Controlled by, or is under common Control with, such Person and (b) is organized by such Person primarily for the purpose of making equity investments in one or more companies.
“Conversion Date” means any date on which the Borrower converts a Base Rate Loan to a LIBOR Rate Loan or a LIBOR Rate Loan to a Base Rate Loan.
“Copyrights” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to copyrights and all mask work, database and design rights,

whether or not registered or published, all registrations and recordations thereof and all applications in connection therewith.
“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.
“Cost Savings” as defined in the definition of Consolidated EBITDA.
“Credit Parties” means the Borrower and each other Person that (i) executes a guaranty of the Obligations and (ii) grants a Lien on all or substantially all of its assets to secure payment of the Obligations.
“Cure Amount” as defined in Section 7.4.
“Cure Quarter” as defined in Section 7.4.
“Daily Compound SOFR” means, for any day (a “SOFR Interest Day”), an interest rate per annum equal to the greater of (a) SOFR for the day that is 5 business days prior to (i) if such SOFR Interest Day is a business day, such SOFR Interest Day or (ii) if such SOFR Interest Day is not a business day, the business day immediately preceding such SOFR Interest Day and (b) the Floor. Any change in Daily Compounded SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower.
“Declined Proceeds” as defined in Section 2.8(f).
“Default” means any event or circumstance that, with the passing of time or the giving of notice or both, would (if not cured or otherwise remedied during such time) become an Event of Default.
“Defaulting Lender” means any Lender that:
(a)    has failed to (i) fund any payments required to be made by it under the Loan Documents within two (2) Business Days after any such payment is due (excluding expense and similar reimbursements that are subject to good faith disputes) unless such Lender notifies Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied or (ii) pay to Agent or any Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due,
(b)    has given written notice (and Agent has not received a revocation in writing), to the Borrower, Agent, or any Lender or has otherwise publicly announced (and Agent has not received notice of a public retraction) that such Lender believes it will fail to fund payments or purchases of participations required to be funded by it under the Loan Documents or one or more other syndicated credit facilities (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), or
(c)    has, or any Person that directly or indirectly controls such Lender has, (i) become subject to a voluntary or involuntary case under the Bankruptcy Code or any similar bankruptcy laws, (ii) had a custodian, conservator, receiver or similar official appointed for it or any substantial part of such Person’s assets, (iii) made a general assignment for the benefit of creditors, been liquidated, or otherwise been adjudicated as, or determined by any Governmental Authority having regulatory authority over such Person or its assets to be, insolvent or bankrupt, or (iv) become the subject of a Bail-In Action, and for this clause (c), Agent has determined that such Lender is reasonably likely to fail to fund any payments required to be made by it under the Loan Documents. For purposes of this definition, control of a Person shall have the same meaning as in the second sentence of the definition of Affiliate.
“Discount Price Range” as defined in Section 2.7(d)(ii).
“Discounted Buyback” as defined in Section 2.7(d)(i).
“Discounted Buyback Amount” as defined in Section 2.7(d)(ii).
“Discounted Buyback Notice” as defined in Section 2.7(d)(ii).
“Disposition” means (a) the sale, lease, conveyance or other disposition of Property and (b) the sale or transfer by the Borrower or any Subsidiary of the Borrower of any Stock issued by any Subsidiary of the Borrower.
“Disqualified Institutions” means any Person that is (a) designated by the Borrower, by written notice delivered to Agent on or prior to June 1, 2021, as a (i) disqualified institution or (ii) Competitor or (b) clearly identifiable, solely on the basis of such Person’s name, as an Affiliate of any Person referred to in clause (a)(i) or (a)(ii) above; provided, however, Disqualified Institutions shall (A) exclude any Person that the Borrower has designated as no longer being a Disqualified Institution by written notice delivered to Agent from time to time, (B) exclude any Bona Fide Debt Fund, unless such Bona Fide Debt Fund is identified under clause (a)(i) above and (C) subject to the exclusions in clauses (A) and (B) above, include any person that is added as a Competitor pursuant to a written supplement to the list of Competitors that are Disqualified Institutions delivered by the Borrower to the Administrative Agent. Such supplement shall become effective two (2) Business Days after the date that such written supplement is delivered to Agent, but which shall not apply retroactively to disqualify any Persons that have previously acquired an assignment or participation interest in the Loans and/or Commitments as permitted herein.
“Disqualified Stock” means any Stock which, by its terms (or by the terms of any security or other Stock into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition, (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is one hundred-eighty (180) days following the Latest Maturity Date (excluding any provisions requiring redemption upon a “change of control” or similar event; provided that such “change of control” or similar event results in the occurrence of the Facility Termination Date), (b) is convertible into or exchangeable for (i) debt securities or (ii) any Stock referred to in (a) above, in each case, at any time on or prior to the date that is one hundred-eighty (180) days following the Latest Maturity Date at the time such Stock was issued, or (c) is entitled to receive scheduled dividends or distributions in cash prior to the date that is one hundred-eighty (180) days following the Latest Maturity Date.
“Division” shall mean, in reference to any Person which is an entity, the division of such Person into two (2) or more separate Persons with the dividing Person either continuing or terminating its existence as part of the division including as contemplated under Section 18-217 of the Delaware Limited Liability Act for limited liability companies formed under Delaware law or any analogous action taken pursuant to any applicable Law with respect to any corporation, limited liability company, partnership or other entity. The word “Divide”, when capitalized shall have correlative meaning.
“Dollars”, “dollars” and “$” each mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary incorporated, organized or otherwise formed under the laws of the United States, any state thereof or the District of Columbia.
“DQ List” as defined in Section 10.9(i)(ii).
“Early Opt-in Election” means, if the then-current Benchmark is LIBOR, the occurrence of:
(1)     a notification by the Agent to (or the request by the Borrower to the Agent to notify) each of the other parties hereto that at least five currently outstanding U.S. dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and
(2)     the joint election by the Agent and the Borrower to trigger a fallback from LIBOR and the provision by the Agent of written notice of such election to the Lenders.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Electronic Transmission” means each document, instruction, authorization, file, information and any other communication transmitted, posted or otherwise made or communicated by e-mail or E-Fax, or otherwise to or from an E-System.
“Employee Benefit Plan” means any employee benefit plan as defined in Section 3(3) of ERISA (whether or not subject to ERISA) that is maintained, contributed to, or required to be contributed by any Credit Party or any ERISA Affiliate or to which any Credit Party or ERISA Affiliate otherwise has any Liability, excluding any Multiemployer Plan or Non-U.S. Plan.
“Environmental Assessment” means an environmental site assessment that meets the United States Environmental Protection Agency’s All Appropriate Inquiries Rule as codified in the Code of Federal Regulations (“C.F.R.”) at 40 C.F.R. Part 312.
“Environmental Laws” means all Requirements of Law and Permits imposing liability or standards of conduct for or relating to the regulation and protection of human health (with respect to the exposure to Hazardous Materials), safety (with respect to exposure to Hazardous Materials), the environment and natural resources, and including public notification requirements relating to Hazardous Materials and environmental transfer of ownership, notification or approval statutes.

“Environmental Liabilities” means all Liabilities (including costs of removal and remedial actions, natural resource damages and costs and expenses of investigation and feasibility studies, including the cost of environmental consultants and Attorney Costs) that may be imposed on, incurred by or asserted against any Credit Party or any Subsidiary of any Credit Party as a result of, or related to, any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law or otherwise, arising under any Environmental Law resulting from the ownership, lease, sublease or other operation or occupation of property by any Credit Party or any Subsidiary of any Credit Party, whether on, prior or after the date hereof.
“Equity Cure” as defined in Section 7.4.
“ERISA” means the United States Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means, any Person under common control or treated as a single employer with any Credit Party, within the meaning of Section 414(b) or (c) of the Code, and solely with respect to Section 412 of the Code (and other provisions of the Code significantly related thereto (e.g., Sections 430 through 436 of the Code)), under Section 414(m) or (o) of the Code.
“ERISA Event” means any of the following: (a) a “reportable event” defined in Section 4043(c) of ERISA (other than an event for which the 30-day notice requirement has been duly waived under the applicable regulations) with respect to a Title IV Plan; (b) the withdrawal of the Borrower or any ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (c) the complete or partial withdrawal of any Credit Party or ERISA Affiliate from any Multiemployer Plan; (d) with respect to any Multiemployer Plan, the filing of a notice of insolvency or termination, or treatment of a plan amendment as termination, under Section 4041A of ERISA; (e) the filing of a notice of intent to terminate a Title IV Plan, or treatment of a plan amendment as termination, under Section 4041 of ERISA; (f) the institution of proceedings to terminate a Title IV Plan by the PBGC; (g) the failure by any Credit Party or ERISA affiliate to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to a Title IV Plan or to make a required contribution to a Multiemployer Plan when due; (h) the imposition of a Lien under Section 412 or 430(k) of the Code or Section 303 or 4068 of ERISA on any property (or rights to property, whether real or personal) of any Credit Party or ERISA Affiliate; (i) a Title IV plan is in “at risk” status within the meaning of Code Section 430(i); (j) a Multiemployer Plan is in “endangered status” or “critical status” within the meaning of Section 432(b) of the Code; and (k) any other event or condition that constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or for the imposition of any liability upon any Credit Party or ERISA Affiliate under Title IV of ERISA other than for contributions to Title IV Plans and Multiemployer Plans in the ordinary course and PBGC premiums due but not delinquent.
“Erroneous Payment” as defined in Section 2.11(d)(iii)(A).
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Eurocurrency liabilities” as defined in Section 11.7.
“Event of Default” as defined in Section 8.1.
“Event of Loss” means, with respect to any Property, any of the following: (a) any loss, destruction or damage of such Property; or (b) any condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such Property, or confiscation of such Property or the requisition of the use of such Property.
“Exchange Act” means the Securities Exchange Act of 1934.
“Excluded Accounts” as defined in Section 5.11.
“Excluded Domestic Holdco” means a Domestic Subsidiary substantially all of the assets of which consist of (i) Stock of one or more Excluded Foreign Subsidiaries that has not guaranteed or pledged any of its assets to secure, or with respect to which there shall not have been pledged two-thirds or more of the voting Stock to secure, any Indebtedness (other than the Loans) of a Credit Party or any other Subsidiary of Borrower which is a United States person within the meaning of Section 7701(a)(30) of the Code or (ii) Stock of one or more Excluded Domestic Holdcos.
“Excluded Domestic Subsidiary” means any Domestic Subsidiary that is a direct or indirect Subsidiary of (a) an Excluded Foreign Subsidiary or (b) an Excluded Domestic Holdco.
“Excluded Foreign Subsidiary” means a Foreign Subsidiary which is (a) a controlled foreign corporation (within the meaning of Section 957 of the Code any shares of which are treated as owned directly or indirectly by a United States Shareholder (within the meaning of Section 951(b) of the Code) as measured for purposes of Section 958(a) of the Code) that has not guaranteed or pledged any of its assets to secure, or with respect to which there shall not have been pledged two-thirds or more of the voting Stock to secure, any Indebtedness of a Credit Party or any other Subsidiary of Borrower which is a United States person within the meaning of Section 7701(a)(30) of the Code, or (b) a Foreign Subsidiary owned directly or indirectly by a Foreign Subsidiary described in clause (a).
“Excluded Rate Contract Obligation” means, with respect to any Guarantor, any guarantee of any Swap Obligations under a Secured Rate Contract if, and only to the extent that and for so long as, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation under a Secured Rate Contract (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time the guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation under a Secured Rate Contract. If a Swap Obligation under a Secured Rate Contract arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation under a Secured Rate Contract that is attributable to swaps for which such guarantee or security interest is or becomes illegal.
“Excluded Subsidiary” means each (a) Excluded Domestic Subsidiary, (b) Excluded Foreign Subsidiary, (c) Subsidiary for which any guarantee of the Obligations (i) is legally prohibited by any Requirement of Law or requires any consent, approval, license or authorization from any Governmental Authority, unless such consent, approval, license or authorization has been received or (ii) is contractually prohibited on the Closing Date or on the date of the Acquisition or formation of such Subsidiary by any Credit Party or Subsidiary of any Credit Party, so long as such prohibition is not created in contemplation of such Acquisition or formation, (d) not-for-profit Subsidiary, (e) solely in the case of any Swap Obligations, Subsidiary that is not an "eligible contract participant" as defined in the Commodity Exchange Act, (f) Subsidiary where the cost of granting a guarantee of the Obligations outweighs the benefit to the Secured Parties, as determined in the reasonable discretion of the Agent and Borrower and (g) Immaterial Subsidiary.

“Excluded Tax” means with respect to any Secured Party: (a) Taxes measured by net income (including branch profit Taxes) and franchise Taxes imposed in lieu of net income Taxes, in each case (i) imposed on any Secured Party as a result of being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes; (b) withholding Taxes to the extent that the obligation to withhold amounts existed on the date that such Person became a Secured Party under this Agreement in the capacity under which such Person makes a claim under Section 11.1 or designates a new Lending Office, except in each case to the extent such Person is a direct or indirect assignee (other than pursuant to Section 10.20) of any other Secured Party that was entitled, at the time the assignment to such Person became effective, to receive additional amounts under Section 11.1 or such Person was entitled to received additional amounts under Section 11.1 immediately before it changed its lending office; (c) Taxes that are directly attributable to the failure by any Secured Party to deliver the documentation required to be delivered pursuant to Section 11.1(g); and (d) any United States federal withholding Taxes imposed under FATCA.
“Extended Term Loan” as defined in Section 10.1(f)(iii).
“Extended Term Loan Commitment” as defined in Section 10.1(f)(iii).
“Extending Term Lender” as defined in Section 10.1(f)(iii).
“Extension” as defined in Section 10.1(f).
“Extension Offer” as defined in Section 10.1(f).
“E-Fax” means any system used to receive or transmit faxes electronically.
“E-Signature” means the process of attaching to or logically associating with an Electronic Transmission an electronic symbol, encryption, digital signature or process (including the name or an abbreviation of the name of the party transmitting the Electronic Transmission) with the intent to sign, authenticate or accept such Electronic Transmission.
“E-System” means any electronic system approved by Agent, including Syndtrak®, Intralinks® and ClearPar® and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by Agent, any of its Related Persons or any other Person, providing for access to data protected by passcodes or other security system.
“Facility Termination Date” means the date on which (a) all Loans, and all other Obligations (excluding Secured Rate Contract Obligations and Secured Cash Management Obligations unless Agent has theretofore been notified in writing by the holder thereof that such Secured Rate Contract Obligations or Secured Cash Management Obligations are then due and payable) have been paid and satisfied in full in cash, and (b) there shall have been deposited cash collateral with respect to all contingent Obligations in amounts and on terms and conditions and with parties satisfactory to Agent and each Indemnitee that is, or may be, owed such Obligations (excluding contingent Obligations as to which no claim has been asserted, Secured Rate Contract Obligations and Secured Cash Management Obligations).
“FATCA” means Sections 1471, 1472, 1473 and 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), current or future United States Treasury Regulations promulgated thereunder and published guidance with respect thereto, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation or rules adopted pursuant to any intergovernmental agreement as defined in Treasury Regulation Section 1.1471-1(b)(67), treaty or convention among Governmental Authorities and implementing such sections of the Code.
“FCPA” as defined in Section 4.22(c).
“Federal Flood Insurance” means federally backed Flood Insurance available under the National Flood Insurance Program to owners of real property improvements located in Special Flood Hazard Areas in a community participating in the National Flood Insurance Program.
“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as determined by Agent in a commercially reasonable manner, but in no event less than 0.0% per annum.
“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.
“Federal Reserve Board” means the Board of Governors of the Federal Reserve System, or any entity succeeding to any of its principal functions.
“Fee Letter” as defined in Section 2.9(a).
“FEMA” means the Federal Emergency Management Agency, a component of the U.S. Department of Homeland Security that administers the National Flood Insurance Program.
“FIRREA” means the Financial Institutions Reform, Recovery and Enforcement Act of 1989.
“First Grid Calculation Date” as defined in the definition of Applicable Margin.
“Fiscal Quarter” means any of the quarterly accounting periods of the Borrower and its Subsidiaries ending on March 31, June 30, September 30 and December 31 of each year.
“Fiscal Year” means any of the annual accounting periods of the Borrower and its Subsidiaries ending on December 31 of each year.
“Fixed Incremental Amount” as defined in Section 2.1(e)(i).
“Flood Insurance” means, for any Real Estate (including any personal property Collateral located on such Real Estate) located in a Special Flood Hazard Area, Federal Flood Insurance or private insurance reasonably satisfactory to Agent, in either case, that (a) meets the requirements of FEMA and any other applicable federal agencies, (b) includes a deductible not to exceed $50,000 and (c) has a coverage amount equal to the lesser of (i) the insurable value of the buildings and any personal property Collateral located on the Real Estate as reasonably determined by Agent or (ii) the maximum policy limits set under the National Flood Insurance Program.
“Flood Insurance Requirements” means, with respect to any Mortgages, Agent shall have received: (i) evidence as to whether the applicable Real Estate is located in a Special Flood Hazard Area pursuant to a standard flood hazard determination form ordered and received by Agent, and (ii) if such Real Estate is located in a Special Flood Hazard Area, (A) evidence as to whether the community in which such Real Estate is located is participating in the National Flood Insurance Program, (B) the

applicable Credit Party’s written acknowledgment of receipt of written notification from Agent as to the fact that such Real Estate is located in a Special Flood Hazard Area and as to whether the community in which such Real Estate is located is participating in the National Flood Insurance Program and (C) copies of the applicable Credit Party’s application for a flood insurance policy plus proof of premium payment, a declaration page confirming that flood insurance has been issued, or such other evidence of flood insurance satisfactory to Agent and naming Agent as sole loss payee on behalf of the Secured Parties.
“Floor” means 0.0% per annum.
“Foreign Subsidiary” means, with respect to any Person, a Subsidiary of such Person, which Subsidiary is not a Domestic Subsidiary.
“Funding Date” as defined in Section 3.2.
“Funding Date Redemption” as defined Section 5.10.
“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time, set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants, in the statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions and comparable stature and authority within the accounting profession) that are applicable to the circumstances as of the date of determination. Subject to Section 1.3, all references to “GAAP” shall be to GAAP applied consistently with the principles used in the preparation of the financial statements described in Section 5.1(a).
“Governmental Authority” means any nation, sovereign or government, any state or other political subdivision thereof, any agency, authority or instrumentality thereof and any entity or authority thereof exercising executive, legislative, taxing, judicial, regulatory or administrative functions of or pertaining to government, including any central bank, stock exchange, regulatory body, arbitrator, public sector entity, supra-national entity (including the European Union and the European Central Bank) and any self-regulatory organization (including the National Association of Insurance Commissioners).
“Guarantor” means any Person that has guaranteed any Obligations.
“Guaranty and Security Agreement” means that certain Guaranty and Security Agreement, dated as of even date herewith, in form and substance reasonably acceptable to Agent and the Borrower, made by the Credit Parties in favor of Agent, for the benefit of the Secured Parties.
“Hazardous Material” means any substance, material or waste that is classified, regulated or otherwise characterized under any Environmental Law as hazardous, toxic, a contaminant or a pollutant or by other words of similar meaning or regulatory effect, including petroleum or any fraction thereof, asbestos, per- and polyfluoroalkyl substances, polychlorinated biphenyls, and radioactive substances.
“Immaterial Subsidiary” means, any Subsidiary of the Borrower that does not have assets in excess of 2.5% of Consolidated Total Assets or revenues in excess of 2.5% of revenues of the Borrower for the most recently ended Fiscal Quarter (provided that the assets of all Immaterial Subsidiaries shall not exceed 5% of Consolidated Total Assets in the aggregate and the annual revenues of all Immaterial Subsidiaries for the most recently ended fiscal quarter shall not exceed 5% of the annual consolidated revenues of the Borrower), in each case as determined as of the most recent Fiscal Quarter of the Borrower for which financial statements have been delivered (or are required to have been delivered.
“Incremental Effective Date” as defined in Section 2.1(e)(i).

“Incremental Facility” as defined in Section 2.1(e)(i).
“Incremental Facility Request” as defined in Section 2.1(e)(i).
“Incremental Joinder Agreement” as defined in Section 2.1(e)(iv).
“Incremental Term Loan” as defined in Section 2.1(e)(i).
“Incremental Term Loan Commitment” as defined in Section 2.1(e)(i).
“Indebtedness” of any Person means, without duplication: (a) all indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of Property or services, including Contingent Acquisition Consideration (other than trade payables entered into in the ordinary course of business); (c) the face amount of all letters of credit issued for the account of such Person (or for which such Person is liable) and without duplication, all drafts drawn thereunder and all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments issued by such Person (or for which such Person is liable); (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of Property, assets or businesses; (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to Property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such Property); (f) all Capital Lease Obligations; (g) the principal balance outstanding under any synthetic lease, off-balance sheet loan or similar off balance sheet financing product; (h) all obligations of such Person, whether or not contingent, in respect of Disqualified Stock, valued at, in the case of redeemable preferred Stock, the greater of the voluntary liquidation preference and the involuntary liquidation preference of such Stock plus accrued and unpaid dividends; (i) all indebtedness referred to in clauses (a) through (h) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in Property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness; (j) all direct or indirect liability, contingent or otherwise, of that Person with respect to any other Indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto; (k) all direct or indirect liability, contingent or otherwise, of that Person under any Rate Contracts; (l) all direct or indirect liability, contingent or otherwise, of that Person to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement; or (m) all direct or indirect liability, contingent or otherwise, of that Person for the obligations of another Person through any agreement to purchase, repurchase or otherwise acquire such obligation or any Property constituting security therefor, to provide funds for the payment or discharge of such obligation or to maintain the solvency, financial condition or any balance sheet item or level of income of another Person. The amount of any Indebtedness under the foregoing clauses (j) through (m) shall be equal to the amount of the obligation so guarantied or otherwise supported or, if not a fixed and determined amount, the maximum amount so guarantied or supported. For all purposes hereof, the Indebtedness of any Person shall exclude (a) intercompany loans and advances having a term not exceeding 364 days (inclusive of any roll over or extensions of terms) and made in the ordinary course of business, (b) trade accounts and accrued expenses payable in the ordinary course of business, (c) any earn-out obligation, contingent post-closing purchase price adjustments or indemnification payments in connection with any Permitted Acquisition or permitted Investments or any permitted Disposition that would not appear on a balance sheet classified as debt in accordance with GAAP, and (d) accruals for payroll and other liabilities accrued in the ordinary course of business.

“Indemnified Matter” as defined in Section 10.6.
“Indemnified Tax” means (a) any Tax other than an Excluded Tax imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.
“Indemnitee” as defined in Section 10.6.
“Insolvency Proceeding” means (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in each case in (a) and (b) above, undertaken under U.S. federal, state or foreign law, including the Bankruptcy Code.
“Intellectual Property” means all rights, title and interests in or relating to (a) intellectual property and industrial property arising under any Requirement of Law, including all Copyrights, Patents, Software, Trademarks, Internet Domain Names, Trade Secrets, (b) all IP Ancillary Rights relating thereto and (c) IP Licenses.
“Interest Payment Date” means, (a) with respect to any LIBOR Rate Loan (other than a LIBOR Rate Loan having an Interest Period longer than three (3) months) the last Business Day of each Interest Period applicable to such Loan, (b) with respect to any LIBOR Rate Loan having an Interest Period of three (3) months), the last Business Day of each three (3) month interval and, without duplication, the last Business Day of such Interest Period, and (c) with respect to Base Rate Loans the last Business Day of each calendar quarter.
“Interest Period” means, with respect to any LIBOR Rate Loan, the period commencing on the Business Day such Loan is disbursed or continued or on the Conversion Date on which a Base Rate Loan is converted to the LIBOR Rate Loan and ending on the date one, three or six (or, if available to all applicable Lenders, twelve) months thereafter, as selected by the Borrower in its Notice of Borrowing or Notice of Conversion/Continuation; provided that:
(a)    if any Interest Period pertaining to a LIBOR Rate Loan would otherwise end on a day which is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;
(b)    any Interest Period pertaining to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;
(c)    no Interest Period for a Term Loan or any portion thereof shall extend beyond the last scheduled payment date therefor; and
(d)    no Interest Period applicable to a Term Loan or portion thereof shall extend beyond any date upon which is due any scheduled principal payment in respect of such Term Loan unless the aggregate principal amount of such Term Loan represented by Base Rate Loans or by LIBOR Rate Loans having Interest Periods that will expire on or before such date is equal to or in excess of the amount of such principal payment.

“Internet Domain Name” means all right, title and interest (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to internet domain names.
“Inventory” means all “inventory” (as such term is defined in the UCC) of the Borrower and its Subsidiaries.
“Investment” as defined in Section 6.4.
“IP Ancillary Rights” means, with respect to any Intellectual Property (of the type described in clauses (a) and (c) of the definition of Intellectual Property), as applicable, all foreign counterparts to, and all divisionals, reversions, continuations, continuations-in-part, reissues, reexaminations, renewals and extensions of, such Intellectual Property and all income, royalties, proceeds and Liabilities at any time due or payable or asserted under or with respect to any of the foregoing or otherwise with respect to such Intellectual Property, including all rights to sue or recover at law or in equity for any past, present or future infringement, misappropriation, dilution, violation or other impairment thereof, and, in each case, all rights to obtain any other IP Ancillary Right.
“IP License” means all Contractual Obligations (and all related IP Ancillary Rights), whether written or oral, granting any right, title and interest in or relating to any Intellectual Property of the type described in clause (a) of the definition of Intellectual Property.
“IRS” means the Internal Revenue Service of the United States and any successor thereto.
“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.
“Knowledge” means the actual knowledge of a Responsible Officer of the Borrower.
“Latest Maturity Date” means, at any date of determination, the latest maturity or expiration date applicable to any Loan or Commitment hereunder at such time, including the latest maturity or expiration date of any Term Loan, any Incremental Term Loan Commitment and any Extended Term Loan Commitment, in each case as extended in accordance with this Agreement from time to time.
“Lead Arranger” means Capital One, National Association.
“Lender” as defined in the preamble hereto.
“Lending Office” means, with respect to any Lender, the office or offices of such Lender specified as its “Lending Office” beneath its name on the applicable signature page hereto, or such other office or offices of such Lender as it may from time to time notify the Borrower and Agent.
“Liabilities” means all claims, actions, suits, judgments, damages, losses, liability, obligations, responsibilities, fines, penalties, sanctions, costs, fees, Taxes, commissions, charges, disbursements and expenses (including those incurred upon any appeal or in connection with the preparation for and/or response to any subpoena or request for document production relating thereto), in each case of any kind or nature (including interest accrued thereon or as a result thereto and fees, charges and disbursements of financial, legal and other advisors and consultants), whether joint or several, whether or not indirect, contingent, consequential, actual, punitive, treble or otherwise.

“LIBOR” means, for each Interest Period, the higher of (a) 0.00% per annum, and (b) the offered rate per annum (but not less than 0.00%) for deposits of Dollars for the applicable Interest Period that appears on Reuters Screen LIBOR01 Page (or the applicable successor page) as of 11:00 A.M. (London, England time) two (2) Business Days prior to the first day in such Interest Period. If no such offered rate exists, such rate will be the rate of interest per annum, as determined by Agent at which deposits of Dollars in immediately available funds are offered at 11:00 A.M. (London, England time) two (2) Business Days prior to the first day in such Interest Period by major financial institutions reasonably satisfactory to Agent in the London interbank market for such Interest Period for the applicable principal amount on such date of determination.
“LIBOR Margin” as defined in the definition of Applicable Margin.
“LIBOR Rate Loan” means a Loan that bears interest based on LIBOR.
“Lien” means any mortgage, deed of trust, pledge, hypothecation, collateral assignment, charge, deposit arrangement, encumbrance, easement, lien (statutory or otherwise), security interest or other security arrangement and any other preference, priority or preferential arrangement of any kind or nature whatsoever, including any conditional sale contract or other title retention agreement, the interest of a lessor under a Capital Lease and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing.
“Limited Condition Acquisition” means any acquisition by the Borrower or one or more of their Subsidiaries permitted pursuant to the Loan Documents whose consummation is not conditioned on the availability of, or on obtaining, third party financing.
“Limited Condition Acquisition Agreement” as defined in Section 1.5.
“Loan” means any loan made or deemed made by any Lender hereunder.
“Loan Documents” means this Agreement, the Notes, the Fee Letter, the Collateral Documents, and all documents delivered to Agent and/or any Lender in connection with any of the foregoing (excluding any Secured Rate Contract or any Secured Cash Management Agreement).
“LTM EBITDA” means, as of any date of determination, Consolidated EBITDA of the Borrower and its Subsidiaries for the most recent period of four consecutive Fiscal Quarters ended on or prior to such date in respect of which financial statements have been delivered.
“Margin Stock” means “margin stock” as such term is defined in Regulation T, U or X of the Federal Reserve Board.
“Material Adverse Effect” means a material adverse effect on (i) the business, financial condition or results of operations of the Credit Parties and their Subsidiaries, taken as a whole, (ii) the ability of any Credit Party or any Subsidiary of any Credit Party to perform its payment obligations under the Loan Documents or (iii) the rights and remedies, taken as a whole, of Agent or the Lenders under the Loan Documents.
“Material Environmental Liabilities” means Environmental Liabilities the nonpayment of which would reasonably be expected to result in a Material Adverse Effect.
“Material Indebtedness” means any Indebtedness (other than the Obligations but including Secured Rate Contract Obligations and Secured Cash Management Obligations) of any Credit Party or any of its Subsidiaries having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of $10,000,000 or more.
“Maximum Lawful Rate” as defined in Section 2.3(d).
“MNPI” as defined in Section 10.10(a).
“Moody’s” means Moody’s Investors Service, Inc.
“Mortgage” means any deed of trust, leasehold deed of trust, mortgage, leasehold mortgage, deed to secure debt, leasehold deed to secure debt or other document creating a Lien on Real Estate or any interest in Real Estate made by any Credit Party in favor of, or for the benefit of, Agent (or a nominee or sub-agent therefor) for the benefit of the Secured Parties (or any one or more of them), in form and substance reasonably satisfactory to Agent and the Borrower.
“Multiemployer Plan” means any multiemployer plan, as defined in Section 3(37) or 4001(a)(3) of ERISA, to which any Credit Party or ERISA Affiliate makes or is obligated to make contributions, during the preceding five years, has made or been obligated to make contributions, or otherwise has any Liability, contingent or otherwise.
“National Flood Insurance Program” means the program created by the U.S. Congress pursuant to the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973, as revised by the National Flood Insurance Reform Act of 1994, that, among other things, mandates the purchase of flood insurance to cover real property improvements and contents located in Special Flood Hazard Areas in participating communities and may provide protection to property owners through a federal insurance program.
“Net Issuance Proceeds” means, in respect of any issuance of equity or incurrence of Indebtedness, cash proceeds (including cash proceeds as and when received in respect of non-cash proceeds received or receivable in connection with such issuance), net of underwriting discounts and reasonable out-of-pocket costs and expenses paid or incurred in connection therewith in favor of any Person not an Affiliate of the Borrower.
“Net Proceeds” means proceeds in cash, checks or other cash equivalent financial instruments (including Cash Equivalents) as and when received by the Person making a Disposition, as well as insurance proceeds and condemnation and similar awards received on account of an Event of Loss, net of: (a) in the event of a Disposition (i) the direct costs relating to such Disposition excluding amounts payable to the Borrower or any Affiliate of the Borrower, (ii) sales, use or other transaction Taxes paid or payable as a result thereof, (iii) amounts required to be applied to pay principal, interest and prepayment premiums and penalties on Indebtedness (other than the Obligations) secured by a Lien on the asset which is the subject of such Disposition and prior to the Lien securing the Obligations and (iv) any escrow or reserve for any indemnification payments (fixed or contingent) attributable to seller’s indemnities and representations and warranties to purchaser in respect of the applicable Disposition undertaken by the Borrower or any of its Subsidiaries or other liabilities in connection with such Disposition (provided that upon release of any such escrow or reserve, the amount released shall be considered Net Proceeds) and (b) in the event of an Event of Loss, (i) all money actually applied to repair or reconstruct the damaged Property or Property affected by the condemnation or taking, (ii) all of the costs and expenses reasonably incurred in connection with the collection of such proceeds, award or other payments, and (iii) any amounts retained by or paid to parties having superior rights to such proceeds, awards or other payments.

“Non-U.S. Lender Party” means each of Agent, each Lender, each SPV and each participant, in each case that is not a United States person as defined in Section 7701(a)(30) of the Code.”
“Non-U.S. Plan” means any plan, fund (including, without limitation, any superannuation fund) or other similar program established, contributed to (regardless of whether through direct contributions or through employee withholding) or maintained outside the United States by a Credit Party or any Subsidiary of a Credit Party primarily for the benefit of employees of Credit Party or any Subsidiaries of Credit Party residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement, or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.
“Notice of Borrowing” means a notice given by the Borrower to Agent pursuant to Section 2.5, in substantially the form of Exhibit 1.1(b) hereto.
“Notice of Conversion/Continuation” as defined in Section 2.6(a).
“Obligations” means all Loans, and other Indebtedness, advances, debts, liabilities, obligations, covenants and duties owing by any Credit Party to any Lender, Agent, any Secured Swap Provider, any Secured Cash Management Bank or any Person required to be indemnified, that arises under any Loan Document, Secured Rate Contract or Secured Cash Management Agreement, or letter of credit reimbursement or similar agreement, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, guaranty, indemnification or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired (whether or not accruing after the filing of any case under the Bankruptcy Code and whether or not a claim for post-filing or post-petition interest, fees and charges is allowed or allowable in any such proceeding); provided, that Obligations of any Guarantor shall not include any Excluded Rate Contract Obligations solely of such Guarantor.
“OFAC” as defined in Section 4.22(a).
“Organization Documents” means, (a) for any corporation, the certificate or articles of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation, and any shareholder rights agreement, (b) for any partnership, the partnership agreement and, if applicable, certificate of limited partnership, (c) for any limited liability company, the operating agreement and articles or certificate of formation or (d) for any other entity, any other document setting forth the manner of election or duties of the officers, directors, managers or other similar persons, or the designation, amount or relative rights, limitations and preference of the Stock of such entity.
“Other Connection Taxes” means, with respect to any Secured Party, Taxes imposed as a result of a present or former connection between such Secured Party and the jurisdiction imposing such Tax, other than any such connection arising solely from the Secured Party having executed, delivered, become a party to, performed its obligations or received a payment under, received or perfected as a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document or sold or assigned an interest in any Loan or Loan Document.
“Other Taxes” as defined in Section 11.1(c).
“Participant Register” as defined in Section 10.9(f).
“Participating Lender” as defined in Section 10.20.

“Patents” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to letters patent and applications therefor.
“Payment Notice” as defined in Section 2.11(d)(iii)(B).

“Payment Recipient” as defined in Section 2.11(d)(iii)(A).
“PBGC” means the United States Pension Benefit Guaranty Corporation or any successor thereto.
“Permits” means, with respect to any Person, any material permit, approval, authorization, license, registration, certificate, concession, grant, franchise, variance or permission from, and any other Contractual Obligations with, any Governmental Authority, applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.
“Permitted Acquisition” means any Acquisition by a Credit Party or a Subsidiary of a Credit Party of all of the Stock of a Target or all or substantially all of the assets of a Target, in each case, to the extent that each of the following conditions shall have been satisfied:
(a)    the Borrower shall have delivered to Agent at least two (2) Business Days prior to the consummation thereof (or such shorter period as Agent may accept):
(i)    with respect to an Acquisition in which the Acquisition Consideration (as defined in clause (d) below) is greater than $20,000,000, (A) notice of such Acquisition setting forth in reasonable detail the terms and conditions of such Acquisition, (B) pro forma financial statements of Borrower and its Subsidiaries after giving effect to the consummation of such Acquisition and the incurrence or assumption of any Indebtedness in connection therewith, (C) audited financial statements or a review (which may be in the form of a quality of earnings report) by a nationally-recognized accounting firm and (D) executed counterparts of the respective acquisition agreement and copies of all other material agreements, documents, consents and approvals pursuant to which such Acquisition is to be consummated; and
(ii)    a certificate of a Responsible Officer of the Borrower demonstrating, on a pro forma basis after giving effect to the consummation of such Acquisition calculated as of the last day of the most recent Fiscal Quarter preceding the date on which the Acquisition is consummated for which financial statements have been delivered that, the Borrower shall be in compliance with the Financial Performance Covenants as of the last day of the most recently ended Fiscal Quarter for which financial statements have been delivered (or were required to have been delivered) under Section 5.1 (provided that in the case of any Limited Condition Acquisition, the Financial Performance Covenants shall be tested on the date on which the Limited Condition Acquisition Agreement therefor is executed and delivered by the parties thereto).
(b)    such Acquisition shall not be hostile;
(c)    no Event of Default shall exist at the time of the consummation of such Acquisition; provided, solely with respect to a Limited Condition Acquisition, at the election of the Borrower in its sole discretion, such condition shall be satisfied so long as (x) at the time of execution of the applicable Limited Condition Acquisition, no Event of Default shall exist and (y) no Event of Default under Section 8.1(a), Section 8.1(f) or Section 8.1(g), shall exist on the date of consummation of such Limited Condition Acquisition; and

(d)    the total consideration paid or payable (including all transaction costs, Indebtedness incurred, assumed and/or reflected on a consolidated balance sheet of the Credit Parties and their Subsidiaries after giving effect to such Acquisition and the maximum amount of all deferred payments, including Contingent Acquisition Obligations) (such amounts, collectively, the “Acquisition Consideration”) for all Acquisitions of the Stock of a Target not organized under the laws of any State, or of a Target substantially all of the Property of which is not located in States, in the United States or the District of Columbia or of Property which is not located within the United States consummated or of Targets that will not otherwise be, or assets that will not otherwise be owned by, Credit Parties during the term of this Agreement shall not exceed $7,000,000 in the aggregate for all such Acquisitions; provided each of the foregoing limits may be increased by the Available Amount used to finance all or a portion of such Acquisition.
“Permitted Holders” means the collective reference to Adams Street Partners, GP Investments, Ltd. and any of their Control Investment Affiliates.
“Permitted Liens” as defined in Section 6.1.
“Permitted Refinancing” means Indebtedness constituting a refinancing or extension of Indebtedness permitted under Section 6.5(b) and 6.5(c) that:
(a)    has an aggregate outstanding principal amount not greater than the aggregate principal amount of the Indebtedness being refinanced or extended, except by an amount equal to the unpaid accrued interest and premium thereon, defeasance costs and other reasonable amounts paid and fees and expenses incurred in connection therewith;
(b)    has a Weighted Average Life to Maturity (measured as of the date of such refinancing or extension) and maturity no shorter than that of the Indebtedness being refinanced or extended;
(c)    is not entered into as part of a sale leaseback transaction;
(d)    is not secured by a Lien on any assets other than the collateral securing the Indebtedness being refinanced or extended;
(e)    the obligors of which are the same as the obligors of the Indebtedness being refinanced or extended;
(f)    is payment and/or lien subordinated to the Obligations at least to the same extent and in the same manner as the Indebtedness being refinanced or extended; and
(g)    is otherwise on terms no less favorable to the Credit Parties and their Subsidiaries, taken as a whole, than those of the Indebtedness being refinanced or extended.
“Person” means any individual, partnership, corporation (including a business trust and a public benefit corporation), joint stock company, estate, association, firm, enterprise, trust, limited liability company, unincorporated association, joint venture and any other entity or Governmental Authority.
“Private Side Information” as defined in Section 10.10(a)(iii).
“Property” means any interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor as any such exemption may be amended from time to time.
“Public Lender” as defined in Section 10.10(a)(i).
“Qualified ECP Guarantor” means, in respect of any Swap Obligation under a Secured Rate Contract, each Credit Party that has total assets exceeding $10,000,000 at the time the relevant guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation under a Secured Rate Contract or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
“Qualifying Term Loans” as defined in Section 2.7(d)(iii).
“Rate Contracts” means swap agreements (as such term is defined in Section 101 of the Bankruptcy Code) designed to provide protection against fluctuations in interest or currency exchange rates and commodity prices and any other agreements or arrangements designed to provide such protection.
“Real Estate” means any real property owned, leased, subleased or otherwise operated or occupied by any Credit Party or any Subsidiary of any Credit Party.
“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is LIBOR, 11:00 a.m. (London time) on the day that is two London banking days preceding the date of such setting, and (2) if such Benchmark is not LIBOR, the time determined by the Agent in its reasonable discretion.
“Register” as defined in Section 2.4(b).
“Rejection Notice” as defined in Section 2.8(f).
“Related Persons” means, with respect to any Person, each Affiliate of such Person and each director, officer, employee, agent, trustee, representative, attorney, accountant and each insurance, environmental, legal, financial and other advisor (including those retained in connection with the satisfaction or attempted satisfaction of any condition set forth in Article III) and other consultants and agents of or to such Person or any of its Affiliates.
“Releases” means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material into or through the environment.
“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York, or any successor thereto.
“Replacement Lender” as defined in Section 10.20.
“Required Lenders” means at any time Lenders then holding more than fifty percent (50%) of the aggregate unpaid principal balance of the Term Loans then outstanding. Such portion of the sum of the aggregate unpaid principal amount of the Term Loans then outstanding held or deemed held by a Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders at any time; provided that at any time there is more than one (1) unaffiliated Lender, “Required Lenders” shall include at least two (2) unaffiliated Lenders.
“Requirement of Law” means, with respect to any Person, the common law and any federal, state, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives or requirements of, any Governmental Authority that are applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Responsible Officer” means the chief executive officer, the chief legal officer or the chief financial officer of the Borrower or any other officer having substantially the same authority and responsibility; or, with respect to compliance with financial covenants or delivery of financial information, the chief financial officer or the treasurer of the Borrower or any other officer having substantially the same authority and responsibility.
“Restricted Debt Payments” as defined in Section 6.12.
“Restricted Payments” as defined in Section 6.8.
“Sale” as defined in Section 10.9(b).
“Sanctioned Country” as defined in Section 4.22(a).
“Sanctions” as defined in Section 4.22(a).
“SDN List” as defined in Section 4.22(a).
“S&P” means Standard & Poor’s Rating Services.
“Secured Cash Management Agreement” means any Cash Management Agreement between any Credit Party and a Secured Cash Management Bank, in effect on the Closing Date or entered into thereafter, to the extent that (x) Capital One, National Association or any of its Affiliates is the Secured Cash Management Bank or (y) the Borrower and such Secured Cash Management Bank have notified Agent in writing of the intent to include the obligations of such Credit Party arising under such Cash Management Agreement as Secured Cash Management Obligations, and such Secured Cash Management Bank shall have acknowledged and agreed to the terms contained herein applicable to Secured Cash Management Obligations, including the provisions of Sections 2.10, 9.13 and 10.24.
“Secured Cash Management Bank” means a Lender or an Affiliate of a Lender (or a Person who was a Lender or an Affiliate of a Lender at the time of execution and delivery of a Cash Management Agreement) who has entered into a Cash Management Agreement with a Credit Party.
“Secured Cash Management Obligation” means, as to any Person, all obligations, whether absolute or contingent and however and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), of a Credit Party arising under any Secured Cash Management Agreement.

“Secured Party” means Agent, each Lender each other Indemnitee and each other holder of any Obligation of a Credit Party (including each Secured Swap Provider and each Secured Cash Management Bank).
“Secured Rate Contract” means any Rate Contract between a Credit Party and a Secured Swap Provider, in effect on the Closing Date or entered into thereafter, to the extent that (x) Capital One, National Association or any of its Affiliates is the Secured Swap Provider or (y) the Borrower and such Secured Swap Provider have notified Agent in writing of the intent to include the obligations of such Credit Party arising under such Rate Contract as Secured Rate Contract Obligations, and such Secured Swap Provider shall have acknowledged and agreed to the terms contained herein applicable to Secured Rate Contract Obligations, including the provisions of Sections 2.10, 9.13 and 10.24.
“Secured Rate Contract Obligations” means as to any Person, all obligations, whether absolute or contingent and however and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), of a Credit Party arising under any Secured Rate Contract.
“Secured Swap Provider” means a Lender or an Affiliate of a Lender (or a Person who was a Lender or an Affiliate of a Lender at the time of execution and delivery of a Rate Contract) who has entered into a Rate Contract with a Credit Party.
“Settlement Date” as defined in Section 2.11(b).
“SOFR” means, for any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR administrator on the SOFR administrator’s website on the immediately succeeding business day. Loans whose interest rate is determined by reference to SOFR shall be referred to as “SOFR Loans”.
“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.
“Software” means (a) all computer programs, including source code and object code versions, (b) all data, databases and compilations of data, whether machine readable or otherwise, and (c) all documentation, training materials and configurations related to any of the foregoing.
“Solvent” means, with respect to any Person as of any date of determination, that, as of such date, (a) the value of the assets of such Person (both at fair value and present fair saleable value) is greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person, (b) such Person is able to pay all liabilities of such Person as such liabilities mature and (c) such Person does not have unreasonably small capital for the business or transactions in which it is engaged. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“Special Flood Hazard Area” means an area that FEMA has designated as an area subject to special flood hazards, the current standard for which is at least a one percent (1%) chance of a flood equal to or exceeding the base flood elevation (a 100-year flood) in any given year, as per the applicable flood maps.
“Specified Equity Contributions” as defined in Section 7.4.
“SPV” means any special purpose funding vehicle identified as such in a writing by any Lender to Agent.
“Stock” means (a) all shares of capital stock (whether denominated as common stock or preferred stock), equity interests, beneficial, partnership or membership interests, joint venture interests, participations or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person (other than an individual), whether voting or non-voting; and (b) all securities convertible into or exchangeable for any other Stock and all warrants, options or other rights to purchase, subscribe for or otherwise acquire any other Stock, whether or not presently convertible, exchangeable or exercisable.
“Subordinated Indebtedness” means Indebtedness of any Credit Party or any Subsidiary of any Credit Party which is subordinated to the Obligations as to right and time of payment and as to other rights and remedies thereunder and having such subordination and other terms as are, in each case, reasonably satisfactory to Agent.
“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture, limited liability company, association or other entity, the management of which is, directly or indirectly, controlled by, or of which an aggregate of more than fifty percent (50%) of the voting Stock is, at the time, owned or controlled directly or indirectly by, such Person or one or more Subsidiaries of such Person.
“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.
“Target” means any other Person or business unit or asset group of any other Person acquired or proposed to be acquired in an Acquisition.
“Tax Affiliate” means, (a) the Borrower and its Subsidiaries. (b) each other Credit Party and (c) any Affiliate of the Borrower with which the Borrower files or is eligible to file consolidated, combined or unitary Tax returns.
“Tax Group” as defined in Section 6.8(f).
“Tax Return” as defined in Section 4.10.
“Taxes” as defined in Section 11.1(a).
“Term Lender” means each Lender who holds Term Loans.
“Term Loan” means any term loan made hereunder pursuant to Section 2.1(a) (including initial Term Loans), including, unless the context shall otherwise requires, any Incremental Term Loan, any Extended Term Loan.
“Term Loan Commitment” means, with respect to each Lender, such Lender’s Term Loan Commitment, as amended to reflect Assignments and as such amount may be reduced or increased pursuant to this Agreement. Unless the context shall otherwise require, the term “Term Loan

Commitments” shall include any Incremental Term Loan Commitment of such Lender as set forth in any amendment under Section 2.1(e), and any commitment to extend Term Loans of such Lender under Section 10.1(f).
“Term Note” means a promissory note of the Borrower payable to a Lender, in substantially the form of Exhibit 1.1(c) hereto, evidencing the Indebtedness of the Borrower to such Lender resulting from the Term Loan made to the Borrower by such Lender or its predecessor(s).
“Title IV Plan” means a pension plan subject to Title IV of ERISA, other than a Multiemployer Plan, that is maintained, contributed to or required to be contributed to by any Credit Party or ERISA Affiliate or to which any Credit Party or ERISA Affiliate otherwise has any Liability, contingent or otherwise.
“Trade Date” as defined in Section 10.9(i).
“Trade Secrets” means all right, title and interest (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to trade secrets.
“Trademark” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers and, in each case, all goodwill associated therewith, all registrations and recordations thereof and all applications in connection therewith.
“UCC” means the Uniform Commercial Code of any applicable jurisdiction and, if the applicable jurisdiction shall not have any Uniform Commercial Code, the Uniform Commercial Code as in effect from time to time in the State of New York.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“Unfunded Benefit Liabilities” of any Title IV Plan means the excess of a Title IV Plan’s benefit liabilities under Section 4001(a)(16) of ERISA over the current value of such Title IV Plan’s assets, determined in accordance with the assumptions used for funding the Title IV Plan pursuant to Section 412 of the Code for the applicable plan year.
“United States” and “U.S.” each means the United States of America.
“U.S. Lender Party” means each of Agent, each Lender, each SPV and each participant, in each case that is a United States person as defined in Section 7701(a)(30) of the Code.
“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, P.L. 107-56.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (b) the then outstanding principal amount of such Indebtedness; provided that for purposes of determining the Weighted Average Life to Maturity of any Indebtedness that is being modified, refinanced, refunded, renewed, replaced or extended, the effects of any prepayments made on such Indebtedness prior to the date of the applicable extension shall be disregarded.
“Wholly-Owned Subsidiary” of a Person means any Subsidiary of such Person, all of the Stock of which (other than directors’ qualifying shares required by law) are owned by such Person, either directly or through one or more Wholly-Owned Subsidiaries of such Person.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
1.2    Other Interpretive Provisions.
(a)    Defined Terms. Unless otherwise specified herein or therein, all terms defined in this Agreement or in any other Loan Document shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto. The meanings of defined terms shall be equally applicable to the singular and plural forms of the defined terms. Terms (including uncapitalized terms) not otherwise defined herein and that are defined in the UCC shall have the meanings therein described.
(b)    The Agreement. The words “hereof”, “herein”, “hereunder” and words of similar import when used in this Agreement or any other Loan Document shall refer to this Agreement or such other Loan Document as a whole and not to any particular provision of this Agreement or such other Loan Document; and subsection, section, schedule and exhibit references are to this Agreement or such other Loan Documents unless otherwise specified.
(c)    Certain Common Terms. The term “documents” includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced. The term “including” is not limiting and means “including without limitation.”
(d)    Performance; Time. Whenever any performance obligation hereunder or under any other Loan Document (other than a payment obligation) shall be stated to be due or required to be satisfied on a day other than a Business Day, such performance shall be made or satisfied on the next succeeding Business Day. For the avoidance of doubt, the initial payments of interest and fees relating to the Obligations under the Loan Documents (other than amounts due on the Closing Date) shall be due and payable on the last day of the first month or quarter, as applicable, following the entry of the Obligations onto the operations systems of Agent, but in no event later than the last day of the second month or quarter, as applicable, following the Closing Date. In the computation of periods of time from a specified date to a later specified date, the word “from”

means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including.” All references to the time of day shall be a reference to New York time. If any provision of this Agreement or any other Loan Document refers to any action taken or to be taken by any Person, or which such Person is prohibited from taking, such provision shall be interpreted to encompass any and all means, direct or indirect, of taking, or not taking, such action.
(e)    Contracts. Unless otherwise expressly provided herein or in any other Loan Document, references to agreements and other contractual instruments, including this Agreement and the other Loan Documents, shall be deemed to include all subsequent amendments, thereto, restatements and substitutions thereof and other modifications and supplements thereto which are in effect from time to time, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document.
(f)    Laws. References to any statute or regulation may be made by using either the common or public name thereof or a specific cite reference and, except as otherwise provided with respect to FATCA, are to be construed as including all statutory and regulatory provisions related thereto or consolidating, amending, replacing, supplementing or interpreting the statute or regulation.
(g)    Divisions. For all purposes under the Loan Documents, in connection with any Division: (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.
1.3    Accounting Terms and Principles.
(a)    All accounting determinations required to be made pursuant hereto shall, unless expressly otherwise provided herein, be made in accordance with GAAP. No change in the accounting principles used in the preparation of any financial statement hereafter adopted by Borrower shall be given effect for purposes of measuring compliance with any provision of Article VI or VII, calculating the Applicable Margin or otherwise determining any relevant ratios and baskets which govern whether any action is permitted hereunder unless the Borrower, Agent and the Required Lenders agree to modify such provisions to reflect such changes in GAAP and, unless such provisions are modified, all financial statements, Compliance Certificates and similar documents provided hereunder shall be provided together with a reconciliation between the calculations and amounts set forth therein before and after giving effect to such change in GAAP. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (i) any election under Accounting Standards Codification 825-10 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other Liabilities of any Credit Party or any Subsidiary of any Credit Party at “fair value”, (ii) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof and (iii) the effects of Accounting Standards Codification 842 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) on capital lease and debt obligations. A breach of a financial covenant contained in Article VII shall be deemed to have occurred as of the last day of any specified measurement period, regardless of when the financial statements reflecting such breach are delivered to Agent.
(b)    For purposes of determining pro forma compliance with any financial covenant as of any date prior to the first date on which such financial covenant is to be tested hereunder, the level of any such financial covenant shall be deemed to be the covenant level for such first test date.
(c)    If the availability of Indebtedness under this Agreement, or other incurrence of Indebtedness in compliance with this Agreement, is subject to a maximum leverage ratio, then, solely for the purposes of determining such availability or compliance, the cash proceeds of such Indebtedness, shall not be included in the calculation, if applicable, of cash or cash equivalents included in the determination of such leverage ratio.
(d)    If any “Accounting Changes” (as defined below) occur and such changes result in a change in the calculation of the financial covenants, standards or terms used in this Agreement or any other Loan Document, then Borrower and Lenders agree to enter into good faith negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating the Loan Parties’ and their Subsidiaries’ financial condition shall be consistent in all material respects after such Accounting Changes as if such Accounting Changes had not been made; provided, however, that the agreement of Required Lenders to any required amendments of such provisions shall be sufficient to bind all Lenders. “Accounting Changes” means (a) changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or successor thereto or any agency with similar functions). If Borrower and Required Lenders agree upon amendments pursuant to the foregoing, then after appropriate amendments have been executed and the underlying Accounting Change with respect thereto has been implemented, any reference to GAAP contained in this Agreement or in any other Loan Document shall, only to the extent of such Accounting Change, refer to GAAP, consistently applied after giving effect to the implementation of such Accounting Change. If Agent, Borrower and Required Lenders cannot agree upon amendments pursuant to the foregoing, then until such agreement is reached, all financial statements delivered and all calculations of financial covenants and other standards and terms in accordance with this Agreement and the other Loan Documents shall be prepared, delivered and made without regard to the underlying Accounting Change. Without limiting the foregoing, in the event of an accounting change requiring all leases to be capitalized, only those leases that would constitute Capital Leases in conformity with GAAP on the date hereof shall be considered Capital Leases, and all calculations and deliverables under this Agreement or any other Loan Document shall be made or delivered, as applicable, in accordance therewith.
1.4    Payments. Agent may set up standards and procedures to determine or redetermine the equivalent in Dollars of any amount expressed in any currency other than Dollars and otherwise may, but shall not be obligated to, rely on any determination made by any Credit Party. Any such determination or redetermination by Agent shall be conclusive and binding for all purposes, absent manifest error. No determination or redetermination by any Secured Party or any Credit Party and no other currency conversion shall change or release any obligation of any Credit Party or of any Secured Party (other than Agent and its Related Persons) under any Loan Document, each of which agrees to pay separately for any shortfall remaining after any conversion and payment of the amount as converted. Agent may round up or down, and may set up appropriate mechanisms to round up or down, any amount hereunder to nearest higher or lower amounts and may determine reasonable de minimis payment thresholds.

1.5    Limited Condition Acquisitions.
(a)    In the case of (i) the incurrence of any Indebtedness (other than Indebtedness under any Incremental Facility, which shall remain subject to the terms and conditions thereof with respect to the impact, if any, of any Limited Condition Acquisition) or Liens or the making of any Investments (other than a Permitted Acquisition which shall remain subject to the terms and conditions thereof with respect to the impact, if any, of any Limited Condition Acquisition) or consolidations, mergers or other fundamental changes pursuant to Section 6.3, in each case, in connection with a Limited Condition Acquisition or (ii) determining compliance with representations and warranties or the occurrence of any Default or Event of Default (other than a Default or Event of Default under Section 8.1(a), Section 8.1(f) or Section 8.1(g)), in each case, in connection with a Limited Condition Acquisition (other than for purposes of the borrowing of Indebtedness under any Incremental Facility, which shall remain subject to the terms and conditions thereof with respect to the impact, if any, of any Limited Condition Acquisition), at the Borrower’s option, the relevant ratios and baskets and whether any such action is permitted hereunder shall be determined as of the date a definitive acquisition agreement for such Limited Condition Acquisition (a “Limited Condition Acquisition Agreement”) is entered into, and calculated as if such Limited Condition Acquisition (and any other pending Limited Condition Acquisition) and other pro forma events in connection therewith (and in connection with any other pending Limited Condition Acquisition), including the incurrence of Indebtedness, were consummated on such date; provided that if the Borrower has made such an election, then in connection with the calculation of any ratio or basket with respect to the incurrence of any other Indebtedness (other than Indebtedness under any Incremental Facility, which shall remain subject to the terms and conditions thereof with respect to the impact, if any, of any Limited Condition Acquisition) or Liens, or the making of any other Investments, Restricted Payments, Restricted Debt Payments, Dispositions, the making of any Investments or consolidations, mergers or other fundamental changes pursuant to Section 6.3 on or following such date and prior to the earlier of the date on which such Limited Condition Acquisition is consummated or the Limited Condition Acquisition Agreement for such Limited Condition Acquisition is terminated, any such ratio or basket shall be calculated on a pro forma basis assuming such Limited Condition Acquisition (and any other pending Limited Condition Acquisition) and other pro forma events in connection therewith (and in connection with any other pending Limited Condition Acquisition), including any incurrence of Indebtedness, have been consummated.
(b)    Notwithstanding anything set forth herein to the contrary, any determination in connection with a Limited Condition Acquisition of compliance with representations and warranties or as to the occurrence or absence of any Default or Event of Default hereunder as of the date the applicable Limited Condition Acquisition Agreement (rather than the date of consummation of the applicable Limited Condition Acquisition), shall not be deemed to constitute a waiver of or consent to any breach of representations and warranties hereunder or any Default or Event of Default hereunder that may exist at the time of consummation of such Limited Condition Acquisition.
ARTICLE II
THE CREDITS
2.1    Amounts and Terms of Commitments.
(a)    The Term Loan. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Credit Parties contained herein, each

Lender with a Term Loan Commitment severally and not jointly agrees to lend to the Borrower on the Funding Date, the amount set forth on Schedule 2.1(a) opposite such Lender’s name under the heading “Term Loan Commitment” (such amount being referred to herein as such Lender’s “Term Loan Commitment”). Amounts borrowed under this Section 2.1(a) are referred to as the initial “Term Loan.” Amounts borrowed as a Term Loan which are repaid or prepaid may not be reborrowed.
(b)    [Reserved].
(c)    [Reserved].
(d)    [Reserved].
(e)    Incremental Facilities.
(i)    Requests. The Borrower may, by written notice of the Borrower to Agent (each, an “Incremental Facility Request”), request increases in the Term Loans (each, an “Incremental Term Loan Commitment” and the term loans thereunder, an “Incremental Term Loan”; each Incremental Term Loan Commitment and are each sometimes referred to herein individually as an “Incremental Facility” and collectively as the “Incremental Facilities”) in Dollars in an aggregate amount not to exceed the sum of:
(A)    $35,000,000; plus
(B)    an amount equal to the aggregate amount of voluntary prepayments of any Term Loan (including any Incremental Term Loan to the extent such Incremental Term Loan), in each case, to the extent not funded with the proceeds of any long-term Indebtedness (the aggregate amount referred to in clause (A) and (B), the “Fixed Incremental Amount”).
Such notice shall set forth (x) the amount of the Incremental Term Loan Commitment being requested, (y) the date (an “Incremental Effective Date”) on which such Incremental Facility is requested to become effective, and (z) whether the related Incremental Term Loan is to be a LIBOR Rate Loan or a Base Rate Loan (and, if a LIBOR Rate Loan, the Interest Period therefor).
(ii)    Conditions. No Incremental Facility shall become effective under this Section 2.1(e) unless, after giving effect to such Incremental Facility, the Loans to be made thereunder (and assuming, in the case of an Incremental Facility, that the entire amount of such Incremental Facility is funded), and the application of the proceeds therefrom:
(A)    no Default or Event of Default shall exist on the Incremental Effective Date; provided, that to the extent the proceeds of such Incremental Facility are being used to finance the a Limited Condition Acquisition, the Lenders providing such Incremental Facility may agree to fund such Incremental Facility if (i) as of the date of signing the Limited Condition Acquisition Agreement no Default or Event of Default shall have occurred and be continuing and (ii) as of the date of funding of such Incremental Facility no Default or Event of Default under Section 8.1(a), Section 8.1(f) or Section 8.1(g) shall have occurred and is continuing at such time of funding;

(B)    no commitment of any Lender shall be increased without the consent of such Lender, and any Person providing an Incremental Term Loan Commitment that is not a Lender shall satisfy the requirements under Section 10.9(b) of a permitted assignee of the Term Loans;
(C)    proceeds of such Incremental Term Loan will be used for working capital and other general corporate purposes of Borrower and its Subsidiaries (including for Consolidated Capital Expenditures, Permitted Acquisitions, other permitted Investments, Restricted Payments, repayments of Subordinated Indebtedness and any other use not prohibited by the Loan Documents);
(D)    [Reserved]; and
(E)    Agent shall have received a certificate of a Responsible Officer of the Borrower certifying as to the foregoing.
(iii)    Terms. Any Incremental Term Loans shall be on the same terms (as amended from time to time) (including, but not limited to, interest rate margins, any interest rate floors, original issue discount and upfront fees (based on the lesser of a four-year average life to maturity or the remaining life to maturity), but excluding reasonable and customary arrangement, structuring and underwriting fees with respect to such Incremental Term Loans) as, and pursuant to documentation applicable to, the initial Term Loans.
(iv)    Required Amendments. Each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Facility, this Agreement shall be amended to the extent (but only to the extent) necessary to reflect the existence of such Incremental Facility and the Loans evidenced thereby, and any joinder agreement or amendment (each an “Incremental Joinder Agreement”) may without the consent of the other Lenders effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of Agent and the Borrower, to effect the provisions of this Section 2.1(e) (including any amendments that are not adverse to the interests of any Lender that are made to effectuate changes necessary to enable any Incremental Term Loans that are intended to be of the same Class as the initial Term Loans made on the Funding Date to be of the same Class as such initial Term Loans, which shall include any amendments to Section 2.8(a) that do not reduce the ratable amortization received by each Lender thereunder). For the avoidance of doubt, this Section 2.1(e) shall supersede any provisions in Section 10.1. From and after each Incremental Effective Date, the Loans and Commitments established pursuant to this Section 2.1(e) shall constitute Loans and Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from the guarantees and security interests created by the applicable Collateral Documents. The Credit Parties shall take any actions reasonably required by Agent to ensure and/or demonstrate that the Liens and security interests granted by the applicable Collateral Documents continue to be perfected under the UCC or otherwise after giving effect to the establishment of any such new Loans and Commitments, including compliance with Section 5.13(c). Each of the parties hereto hereby agrees that Agent may, in consultation with the Borrower, take any and all action as may be reasonably necessary to ensure that all Incremental Term Loans which are not separate Classes, when originally made, are included in each

Borrowing of outstanding Term Loans on a pro rata basis. This may be accomplished by requiring each outstanding Borrowing of Term Loans that are LIBOR Rate Loans to be converted into a Borrowing of Term Loans that are Base Rate Loans on the date of each such Incremental Term Loan, or by allocating a portion of each such Incremental Term Loan to each outstanding Borrowing of Term Loans that are LIBOR Rate Loans on a pro rata basis. Any conversion of LIBOR Rate Loans to Base Rate Loans required by the preceding sentence shall be subject to Section 11.4. If any Incremental Term Loan is to be allocated to an existing Interest Period for a Borrowing of LIBOR Rate Loans, then the interest rate thereon for such Interest Period shall be as set forth in the applicable Incremental Joinder Agreement. In addition, the scheduled amortization payments under Section 2.8(a) required to be made after the making of any Incremental Term Loans which are not separate Classes shall be ratably increased by the aggregate principal amount of such Incremental Term Loans for all Lenders on a pro rata basis to the extent necessary to avoid any reduction in the amortization payments to which the Term Lenders were entitled before such recalculation. Each of the parties hereto hereby agrees that Agent may, in consultation with the Borrower, take any and all action and make other amendments to this Agreement as may be reasonably necessary to ensure that all Incremental Term Loans which are not separate Classes are fungible with any then outstanding Term Loans.
2.2    Evidence of Loans; Term Notes. The Term Loans made by any Lender are evidenced by this Agreement and, if requested by such Lender, a Term Note payable to such Lender in an amount equal to the unpaid balance of the Term Loans held by such Lender.
2.3    Interest.
(a)    Subject to Sections 2.3(c) and 2.3(d), each Loan shall bear interest on the outstanding principal amount thereof from the date when made, and all interest which is not paid when due shall bear interest, at a rate per annum equal to LIBOR or the Base Rate, as the case may be, plus the Applicable Margin. Each determination of an interest rate by Agent shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. All computations of fees and interest (other than interest accruing on Base Rate Loans) payable under this Agreement shall be made on the basis of a 360-day year and actual days elapsed. All computations of interest accruing on Base Rate Loans payable under this Agreement shall be made on the basis of a 365-day year (366 days in the case of a leap year) and actual days elapsed. Interest and fees shall accrue during each period during which interest or such fees are computed from the first day thereof to the last day thereof.
(b)    Interest on each Loan shall be paid in arrears on each Interest Payment Date. Interest shall also be paid on the date of any payment or prepayment of Term Loans in full.
(c)    While any Event of Default under Section 8.1(a), 8.1(f) or 8.1(g) exists, the Borrower shall pay interest on (i) the past due principal amount of all Loans outstanding in the case of an Event of Default under Section 8.1(a) and (ii) on the principal amount of all Loans outstanding (whether or not past due) and past due interest thereon, if any, in the case of an Event of Default under Section 8.1(f) or (g), from the date of occurrence of such Event of Default, at a rate per annum which is determined by adding two percent (2.0%) per annum to the Applicable Margin then in effect for such Loans (and, as to past due interest, the Applicable Margin applicable to the principal on which such interest accrued) (plus the LIBOR or Base Rate, as the case may be). All such interest shall be payable in cash on demand of Agent or the Required Lenders.

(d)    Anything herein to the contrary notwithstanding, the obligations of the Borrower hereunder shall be subject to the limitation that payments of interest shall not be required, for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by the respective Lender would be contrary to the provisions of any law applicable to such Lender limiting the highest rate of interest which may be lawfully contracted for, charged or received by such Lender, and in such event the Borrower shall pay such Lender interest at the highest rate permitted by applicable law (“Maximum Lawful Rate”); provided, however, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, the Borrower shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by Agent, on behalf of Lenders, is equal to the total interest that would have been received had the interest payable hereunder been (but for the operation of this paragraph) the interest rate payable since the Closing Date as otherwise provided in this Agreement.
2.4    Loan Accounts; Register.
(a)    Agent, on behalf of the Lenders, shall record on its books and records the amount of each Loan made, the interest rate applicable, all payments of principal and interest thereon and the principal balance thereof from time to time outstanding. Agent shall deliver to the Borrower on a monthly basis a loan statement setting forth such record for the immediately preceding calendar month. Such record shall, absent manifest error, be conclusive evidence of the amount of the Loans made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so, or any failure to deliver such loan statement shall not, however, limit or otherwise affect the obligation of the Borrower hereunder (and under any Term Note) to pay any amount owing with respect to the Loans or provide the basis for any claim against Agent.
(b)    Agent, acting as a non-fiduciary agent of the Borrower solely for tax purposes and solely with respect to the actions described in this Section 2.4(b), shall establish and maintain at its address referred to in Section 10.2 (or at such other address as Agent may notify the Borrower) (A) a record of ownership (the “Register”) in which Agent agrees to register by book entry the interests (including any rights to receive payment hereunder) of Agent and each Lender in the Term Loans, each of their obligations under this Agreement to participate in each Loan, and any assignment of any such interest, obligation or right and (B) accounts in the Register in accordance with its usual practice in which it shall record (1) the names and addresses of the Lenders (and each change thereto pursuant to Sections 10.9 and 10.20), (2) the Commitments of each Lender, (3) the amount of each Loan and each funding of any participation described in clause (A) above, and for LIBOR Rate Loans, the Interest Period applicable thereto, (4) the amount of any principal or interest due and payable or paid and (5) any other payment received by Agent from the Borrower or other Credit Party and its application to the Obligations under the Loan Documents.
(c)    Notwithstanding anything to the contrary contained in this Agreement, the Loans (including any Term Notes evidencing such Loans) are registered obligations, the right, title and interest of the Lenders and their assignees in and to such Loans shall be transferable only upon notation of such transfer in the Register and no assignment thereof shall be effective until recorded therein. This Section 2.4 and Section 10.9 shall be construed so that the Loans are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code.
(d)    The Credit Parties, Agent and the Lenders shall treat each Person whose name is recorded in the Register as a Lender for all purposes of this Agreement. Information contained in the Register with respect to any Lender shall be available for access by the Borrower, Agent or such Lender during normal business hours and from time to time upon at least one Business Day’s prior notice. No Lender shall, in such capacity, have access to or be otherwise permitted to review any information in the Register other than information with respect to such Lender unless otherwise agreed by the Agent.
2.5    Procedure for Borrowing.
(a)    Each Borrowing of a Term Loan or Incremental Term Loan shall be made upon the Borrower’s irrevocable (subject to Section 11.5) written notice delivered to Agent substantially in the form of a Notice of Borrowing or in a writing in any other form acceptable to Agent, which notice must be received by Agent prior to 2:00 p.m. (i) on the date which is three (3) Business Days prior to the requested Borrowing date in the case of each LIBOR Rate Loan and (ii) on the date which is one (1) Business Day prior to the requested Borrowing date of each Base Rate Loan. Such Notice of Borrowing shall specify:
(i)    the amount of the Borrowing (which shall be in an aggregate minimum principal amount of $100,000);
(ii)    the requested Borrowing date, which shall be a Business Day;
(iii)    whether the Borrowing is to be comprised of LIBOR Rate Loans or Base Rate Loans; and
(iv)    if the Borrowing is to be LIBOR Rate Loans, the Interest Period applicable to such Loans.
(b)    Unless Agent is otherwise directed in writing by the Borrower, the proceeds of each requested Borrowing after the Funding Date will be made available to the Borrower by Agent by wire transfer of such amount to the Borrower pursuant to the wire transfer instructions specified in the Notice of Borrowing.
2.6    Conversion and Continuation Elections.
(a)    The Borrower shall have the option to (i) convert at any time all or any part of outstanding Loans from Base Rate Loans to LIBOR Rate Loans, (ii) convert any LIBOR Rate Loan to a Base Rate Loan, subject to Section 11.4 if such conversion is made prior to the expiration of the Interest Period applicable thereto, or (iii) continue all or any portion of any Loan as a LIBOR Rate Loan upon the expiration of the applicable Interest Period. Any such election must be made by the Borrower by 2:00 p.m. on the third Business Day prior to (1) the date of any proposed Loan which is to bear interest at LIBOR, (2) the end of each Interest Period with respect to any LIBOR Rate Loans to be continued as such, or (3) the date on which the Borrower wishes to convert any Base Rate Loan to a LIBOR Rate Loan for an Interest Period designated by the Borrower in such election. If no election is received with respect to a LIBOR Rate Loan by 2:00 p.m. on the third Business Day prior to the end of the Interest Period with respect thereto, that LIBOR Rate Loan shall be converted to a Base Rate Loan at the end of its Interest Period. The Borrower must make such election by notice to Agent in writing, including by Electronic Transmission. In the case of any conversion or continuation, such election must be made pursuant to a written notice (a “Notice of Conversion/Continuation”) substantially in the form of Exhibit 2.6 or in a writing in any other form acceptable to Agent. No Loan shall be made, converted into or continued as a LIBOR Rate Loan if (x) an Event of Default has occurred and is continuing and Agent or Required Lenders have determined not to make or continue any Loan as a LIBOR Rate Loan as a result thereof or (y) Agent is or Required Lenders are stayed by the Bankruptcy Code from making such determination.

(b)    Upon receipt of a Notice of Conversion/Continuation, Agent will promptly notify each Lender thereof. In addition, Agent will, with reasonable promptness, notify the Borrower and the Lenders of each determination of LIBOR; provided that any failure to do so shall not relieve the Borrower of any liability hereunder or provide the basis for any claim against Agent. All conversions and continuations shall be made pro rata according to the respective outstanding principal amounts of the Loans held by each Lender with respect to which the notice was given.
(c)    Notwithstanding any other provision contained in this Agreement, after giving effect to any Borrowing, or to any continuation or conversion of any Loans, there shall not be more than seven (7) different Interest Periods in effect; provided that after the establishment of any new Class of Loans pursuant to an Extension or an Incremental Facility, such number of Interest Periods shall increase by two (2) Interest Periods for each such new Class of Loans so established.
2.7    Optional Prepayments
(a)    Optional Prepayments Generally. The Borrower may at any time upon at least two (2) Business Days’ (or such shorter period as is acceptable to Agent) prior written notice by the Borrower to Agent, prepay the Loans in whole or in part in an amount greater than or equal to $100,000, in each instance, without penalty or premium except as provided in Section 11.4. Optional partial prepayments of Term Loans shall, subject to Section 2.10(a), be applied to scheduled installments thereof, if any, as specified by the Borrower in such notice of prepayment; provided that the same order of application shall apply to each Class of Term Loan and, in the absence of such direction, in the manner set forth in Section 2.8(f). The foregoing provisions shall not apply with respect to any Discounted Buyback governed by Section 2.7(d).
(b)    [Reserved].
(c)    Notices. Notice of prepayment or commitment reduction pursuant to clause (a) above shall not thereafter be revocable by the Borrower (unless such notice expressly conditions such prepayment upon consummation of a transaction which is contemplated to result in prepayment of the Loans, in which event such notice may be revocable or conditioned upon such consummation) and Agent will promptly notify each Lender thereof and of such Lender’s Commitment Percentage of such prepayment or reduction. The payment amount specified in a notice of prepayment or reduction shall be due and payable on the date specified therein. Together with each prepayment under this Section 2.7, the Borrower shall pay any amounts required pursuant to Section 11.4.
(d)    Discounted Buybacks.
(i)    Generally. So long as no Default or Event of Default has occurred and is continuing on both the date a Discounted Buyback Notice (as defined below) is delivered to Agent and Lenders and the date a Discounted Buyback (as defined below) is made (both before and after giving effect thereto), Borrower shall be permitted to make voluntary prepayments of the Term Loans from internally generated funds (each, a “Discounted Buyback”) during the term of this Agreement pursuant to the provisions of this Section 2.7(d).
(ii)    Procedures. In connection with any Discounted Buyback, the Borrower will notify Agent and Lenders holding the Term Loans in writing (the “Discounted Buyback Notice”) that Borrower desires to prepay the Term Loans on a specified Business Day (the “Discounted Buyback Amount”) at a discount to par (which shall be expressed as a range of percentages of par of the principal amount of the Term Loans)

specified by the Borrower with respect to each Discounted Buyback, the “Discount Price Range”); provided that such notice shall be received by Agent and Lenders no earlier than 10 Business Days nor more than 60 days prior to the proposed date of such Discounted Buyback. In connection with a Discounted Buyback, the Borrower will allow each Lender holding the Term Loans to specify a discount to par (which shall be expressed as a price equal to a percentage of par of the principal amount of the Term Loans held by such Lender, the “Acceptable Discount Price”) for a principal amount (subject to rounding requirements specified by Agent) of the Term Loans held by such Lender at which such Lender is willing to permit such voluntary prepayment. Based on the Acceptable Discount Prices and principal amounts of the Term Loans specified by Lenders, if any, Agent, in consultation with the Borrower, will determine the applicable discount price (the “Applicable Discount Price”) for the applicable Discounted Buyback, which will be the lower of (i) the lowest Acceptable Discount Price at which the Borrower can complete the Discounted Buyback for the Discounted Buyback Amount and (ii) if the Lenders’ response is such that the Discounted Buyback could not be completed for the full Discounted Buyback Amount, the highest Acceptable Discount Price specified by the Lenders that is within the Discount Price Range specified by the Borrower. For the avoidance of doubt, (x) all Discounted Buybacks shall be offered to all Lenders holding Term Loans on a pro rata basis and (y) no Lender shall be obligated to participate in a Discounted Buyback.
(iii)    Prepayments; Application. Borrower shall prepay the Term Loans (or the respective portion thereof) offered by Lenders at the Acceptable Discount Prices specified by each such Lender that are equal to or less than the Applicable Discount Price (“Qualifying Term Loans”) at the Applicable Discount Price; provided that if the aggregate proceeds required to prepay Qualifying Term Loans (disregarding any interest payable under this Section 2.7(d)) would exceed the Discounted Buyback Amount for such Discounted Buyback, the Borrower shall prepay such Qualifying Term Loans at the Applicable Discount Price ratably based on the respective principal amounts of such Qualifying Term Loans (subject to rounding requirements specified by Agent). The portion of the Term Loans prepaid by the Borrower pursuant to this Section 2.7(d) shall be accompanied by payment of accrued and unpaid interest on the par principal amount so prepaid to, but not including, the date of prepayment. The par principal amount of the Term Loans prepaid pursuant to this Section 2.7(d) shall be applied to reduce the remaining installments of the respective Term Loans owing to the Lenders so prepaid pro rata against all such scheduled installments based upon the respective amounts thereof (without affecting the amount of the installment payments owing to the Lenders not prepaid pursuant to this Section 2.7(d)). The par principal amount of the Term Loans prepaid pursuant to this Section 2.7(d) shall be deemed immediately cancelled upon payment of the applicable Discounted Buyback.
(iv)    Lender Consent. The Lenders hereby consent to the transactions described in this Section 2.7(d) and waive the requirements of any provision of this Agreement or any other Loan Document that might otherwise result in a Default or Event of Default as a result of a Discounted Buyback.
(v)    Miscellaneous. Each Discounted Buyback shall be consummated pursuant to procedures (including as to timing, rounding and minimum amounts (including with respect to amounts prepaid), type and Interest Periods of accepted Term Loans, conditions for terminating a Discounted Buyback or rescinding an acceptance of prepayment, forms of other notices (including notices of offer and acceptance) by the Borrower and Lenders and determination of Applicable Discount Price) established by Agent acting in its reasonable discretion in consultation with the Borrower. The making of a Discounted Buyback shall be deemed to be a representation and warranty by the Borrower that all conditions precedent to such Discounted Buyback set forth in this Section 2.7(d) were satisfied in all respects.
2.8    Mandatory Prepayments of Loans and Commitment Reductions
(a)    Scheduled Term Loan Payments. (i) The principal amount of the Term Loans funded on the Funding Date shall be paid in installments on the last Business Day of each month in the respective amounts shown below:

Date of Payment	Percentage of Term Loans Funded on the Funding Date to be Paid
Each of September, 2021, December, 2021, March, 2022 and June, 2022	1.25%
Each of September, 2022, December, 2022, March, 2023 and June, 2023	1.25%
Each of September, 2023, December, 2023, March, 2024 and June, 2024	1.875%
Each of September, 2024, December, 2024, March, 2025 and June, 2025	1.875%
Each of September, 2025, December, 2025, March, 2026 and June, 2026	2.50%
The final scheduled installment of each such Term Loan shall, in any event, be in an amount equal to the entire remaining principal balance of such Term Loan.
(ii)    Scheduled installments for any Incremental Term Loan, Extended Term Loan shall be as specified in the applicable amendment, Extension or joinder agreement.
(b)    [Reserved].
(c)    Asset Dispositions; Events of Loss. If a Credit Party or any Subsidiary of a Credit Party shall at any time or from time to time:
(i)    make a Disposition (other than sales or other dispositions expressly permitted under Sections 6.2(a), 6.2(c) through 6.2(l)); or
(ii)    suffer an Event of Loss;
and the aggregate amount of the Net Proceeds received by the Credit Parties and their Subsidiaries in connection with such Disposition or Event of Loss and all other such Dispositions and Events of Loss occurring during the Fiscal Year exceeds $5,000,000, then (A) the Borrower shall promptly, but in any event within three (3) Business Days, notify Agent of such proposed Disposition or Event of Loss (including the amount of the estimated Net Proceeds to be received by a Credit Party and/or such Subsidiary in respect thereof) and (B) promptly upon receipt by a Credit Party and/or such Subsidiary of the Net Proceeds of such Disposition or Event of Loss, the Borrower shall deliver, or cause to be delivered, such excess Net Proceeds to Agent for distribution to the Lenders as a prepayment of the Loans, which prepayment shall be applied in accordance with Section 2.8(f) hereof. Notwithstanding the foregoing and provided no Event of Default has occurred and is continuing, such prepayment shall not be required to the extent a Credit Party or such Subsidiary reinvests the Net Proceeds of such Disposition or Event of Loss in (x) productive assets (other than Inventory (except to the extent Inventory was subject to such an Event of Loss)) of a kind then used or usable in the business of the Borrower or such Subsidiary or (y) Permitted Acquisitions, in each case, within three hundred sixty five (365) days after the date of such Disposition or Event of Loss, or enters into a binding commitment thereof within such three hundred sixty five (365) day period and subsequently makes such reinvestment within an additional one hundred eighty (180) days thereafter; provided that the Borrower notifies Agent of the Borrower’s or such Subsidiary’s intent to reinvest and of the completion of such reinvestment at the time such proceeds are received and when such reinvestment occurs, respectively.
(d)    Incurrence of Debt. Immediately upon, but in any event no later than one (1) Business Day after, receipt by any Credit Party or any Subsidiary of any Credit Party of the Net Issuance Proceeds of the incurrence of Indebtedness (other than Net Issuance Proceeds from the incurrence of Indebtedness permitted hereunder), the Borrower shall deliver, or cause to be delivered, to Agent an amount equal to such Net Issuance Proceeds for application to the Loans in accordance with Section 2.8(f).
(e)    [Reserved].
(f)    Application of Prepayments. Subject to Section 2.10 and except as may otherwise be set forth in any Extension Offer with respect to any Extended Term Loan, any prepayments pursuant to Section 2.8(c) or 2.8(d) shall be applied to prepay the next eight installments of each Class of Term Loan, if any, in direct order of maturity and then to prepay all remaining installments thereof (including the final payment due at maturity) pro rata against all such scheduled installments based upon the respective amounts thereof. Notwithstanding the foregoing, each Lender may reject all or a portion of its pro rata share of any mandatory prepayment (such declined amounts, the “Declined Proceeds”) of any Class of Term Loans required to be made pursuant to clauses (c) and (d) of this Section 2.8 by providing written notice (each, a “Rejection Notice”) to Agent and the Borrower no later than 5:00 p.m. one (1) Business Day after the date of such Lender Representative’s receipt of notice from Agent regarding such prepayment. Each Rejection Notice from a Lender shall specify the principal amount of the mandatory prepayment of Term Loans to be rejected by such Lender. If a Lender fails to deliver a Rejection Notice to Agent within the time frame specified above or such Rejection Notice fails to specify the principal amount of the Term Loans to be rejected, any such failure will be deemed an acceptance of the total amount of such mandatory prepayment of such Term Loans. Any Declined Proceeds may be retained by the Borrower. To the extent permitted by the foregoing, amounts prepaid shall be applied first to any Base Rate Loans then outstanding and then to outstanding LIBOR Rate Loans with the shortest Interest Periods remaining. Together with each prepayment under this Section 2.8, the Borrower shall pay any amounts required pursuant to Section 11.4 hereof.
(g)    No Implied Consent. Provisions contained in this Section 2.8 for the application of proceeds of certain transactions shall not be deemed to constitute consent of the Lenders to transactions that are not otherwise permitted by the terms hereof or the other Loan Documents.
(h)    [Reserved].

2.9    Fees.
(a)    Fees. The Borrower shall pay to Agent, for Agent’s own account or as otherwise provided therein, fees in the amounts and at the times set forth in a letter agreement between the Borrower and Agent, dated June 1, 2021 (as amended, modified and/or supplemented from time to time in accordance with its terms, the “Fee Letter”).
(b)    All fees payable pursuant to this Section 2.9 shall be applied in accordance with Section 2.10(a).
2.10    Payments by the Borrower
(a)    All payments (including prepayments) to be made by each Credit Party on account of principal, interest, fees and other amounts required hereunder shall be made without setoff, recoupment, counterclaim or deduction of any kind, shall, except as otherwise expressly provided herein, be made to Agent and for the ratable account of the Persons holding the applicable Obligations at the address for payment specified in the signature page hereof in relation to Agent (or such other address, including wire instructions, as Agent may from time to time specify in accordance with Section 10.2), including payments utilizing the ACH system, and shall be made in Dollars and by wire transfer or ACH transfer in immediately available funds (which shall be the exclusive means of payment hereunder), no later than 1:00 p.m. on the date due. Any payment which is received by Agent later than 1:00 p.m. may in Agent’s discretion be deemed to have been received on the immediately succeeding Business Day and any applicable interest or fee shall continue to accrue. The Borrower and each other Credit Party hereby irrevocably waives the right to direct the application during the continuance of an Event of Default of any and all payments in respect of any Obligation and any proceeds of Collateral.
(b)    Subject to the provisions set forth in the definition of “Interest Period” herein, if any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be excluded in the computation, and if applicable, payment, of interest or fees, as the case may be, on such next succeeding Business Day; provided that such extension of time shall be included in the next succeeding computation and payment of interest and fees; provided further that if the scheduled payment date is the maturity date of any Loan such extension of time shall include such interest and fees, which shall be payable on such next succeeding Business Day.
(c)    Notwithstanding any contrary provision set forth herein or in any other Loan Document, (i) during the continuance of an Event of Default, Agent may, and shall upon the direction of Required Lenders apply any and all payments received by Agent in respect of any Obligation in accordance with clauses first through sixth below; and (ii) all payments made by Credit Parties to Agent after any or all of the Obligations under the Loan Documents have been accelerated (so long as such acceleration has not been rescinded) or have otherwise matured, including proceeds of Collateral, shall be applied as follows:
first, to payment of costs, expenses and indemnities, including Attorney Costs, of Agent payable or reimbursable by the Credit Parties under the Loan Documents;
second, to payment of Attorney Costs of Lenders payable or reimbursable by the Credit Parties under this Agreement;

third, to payment of all accrued unpaid interest on the Obligations and fees owed to Agent and Lenders (whether or not accruing after the filing of any case under the Bankruptcy Code with respect to any Obligations and whether or not a claim for such post-filing or post-petition interest, fees, and charges is allowed or allowable in any such proceeding);
fourth, to payment of principal of the Obligations then due and payable, the Secured Rate Contract Obligations then due and payable and the Secured Cash Management Obligations then due and payable;
fifth, to payment of any other amounts owing constituting Obligations; and
sixth, any remainder shall be for the account of and paid to whoever may be lawfully entitled thereto.
In carrying out the foregoing, (i) amounts received shall be applied to each category in the numerical order provided until exhausted prior to the application to the immediately succeeding category, (ii) each of the Lenders or other Persons entitled to payment shall receive an amount equal to its pro rata share of amounts available to be applied pursuant to clauses third, fourth and fifth above and (iii) no payments by a Guarantor and no proceeds of Collateral of a Guarantor shall be applied to Obligations, the guaranty of which by such Guarantor would constitute an Excluded Rate Contract Obligation. Notwithstanding the foregoing, Secured Rate Contract Obligations and Secured Cash Management Obligations with parties that are not Affiliates of Agent shall be excluded from the application described above unless at least three Business Days prior to any distribution, Agent has received written notice from the applicable Secured Swap Provider or Secured Cash Management Bank of the amount of Secured Rate Contract Obligations or Secured Cash Management Obligations then due and payable, together with such supporting documentation as Agent may request.
2.11    Payments by the Lenders to Agent; Settlement
(a)    Agent may, on behalf of Lenders, disburse funds to the Borrower for Loans requested. Each Lender shall reimburse Agent on demand for all funds disbursed on its behalf by Agent, or if Agent so requests, each Lender will remit to Agent its Commitment Percentage of any Loan before Agent disburses same to the Borrower. If Agent elects to require that each Lender make funds available to Agent prior to disbursement by Agent to the Borrower, Agent shall advise each Lender by telephone or fax of the amount of such Lender’s Commitment Percentage of the Loan requested by the Borrower no later than the Business Day prior to the scheduled Borrowing date applicable thereto, and each such Lender shall pay Agent such Lender’s Commitment Percentage of such requested Loan, in same day funds, by wire transfer to Agent’s account, as designated in writing by the Agent to Borrower from time to time, no later than 1:00 p.m. on such scheduled Borrowing date. Nothing in this Section 2.11(a) or elsewhere in this Agreement or the other Loan Documents, including the remaining provisions of Section 2.11, shall be deemed to require Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that Agent any Lender or the Borrower may have against any Lender as a result of any default by such Lender hereunder.
(b)    At least once each calendar week or more frequently at Agent’s election (each, a “Settlement Date”), Agent shall advise each Lender by telephone or fax of the amount of such Lender’s Commitment Percentage of principal, interest and Fees paid for the benefit of Lenders with respect to each applicable Loan. Agent shall pay to each Lender such Lender’s Commitment

Percentage of principal, interest and fees paid by the Borrower since the previous Settlement Date for the benefit of such Lender on the Loans held by it; provided, however, that in the case of any payment of principal received by Agent from Borrower in respect of any Term Loan prior to 1:00 p.m. on any Business Day, Agent shall pay to each applicable Lender such Lender’s Commitment Percentage of such payment on such Business Day, and, in the case of any payment of principal received by Agent from the Borrower in respect of any Term Loan later than 1:00 p.m. on any Business Day, Agent shall pay to each applicable Lender such Lender’s Commitment Percentage of such payment on the next Business Day. Except as provided in the preceding proviso with respect to Term Loan payments, such payments shall be made by wire transfer to such Lender) not later than 2:00 p.m. on the next Business Day following each Settlement Date.
(c)    [Reserved].
(d)    Return of Payments.
(i)    If Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent from the Borrowers and such related payment is not received by Agent, then Agent will be entitled to recover such amount from such Lender on demand without setoff, counterclaim, defense, or deduction of any kind.
(ii)    If Agent determines at any time that any amount received by Agent under this Agreement or any other Loan Document must be returned to any Credit Party or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Loan Document, Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to any Borrower or such other Person, without setoff, counterclaim or deduction of any kind, and Agent will be entitled to set-off against future distributions to such Lender any such amounts (with interest) that are not repaid on demand.
(iii)    (A) If the Agent notifies a Lender or other Secured Party, or any Person who has received funds on behalf of a Lender or other Secured Party (any such Lender or other Secured Party or other recipient, a “Payment Recipient”), that the Agent has determined in its sole discretion that any funds received by such Payment Recipient from the Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, other Secured Party or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Agent and held in trust for the benefit of the Agent, and such Lender or other Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two (2) Business Days thereafter, return to the Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Agent to any Payment Recipient under this Section 2.11(d)(iii) shall be conclusive, absent manifest error.
(B)    Without limiting immediately preceding Section 2.11(d)(iii)(A), each Payment Recipient hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment (a “Payment Notice”), (y) that was not preceded or accompanied by a Payment Notice, or (z) that such Payment Recipient otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case, then (1) in the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Agent to the contrary) or (2) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment.
(C)    Each Lender, Issuing Bank and Secured Party hereby authorizes the Agent to set off, net and apply any and all amounts at any time owing to such Lender, Issuing Bank or Secured Party under any Loan Document, or otherwise payable or distributable by the Agent to such Lender, Issuing Bank or Secured Party from any source, against any amount due to the Agent under Section 2.11(d)(iii)(A) above or under the indemnification provisions of this Agreement.
(D)    The Borrowers and each other Credit Party hereby agree that (x) in the event an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Agent shall be contractually subrogated (irrespective of whether the Agent may be equitably subrogated) to all the rights of such Lender or other Secured Party under the Loan Documents with respect to such amount, (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Credit Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Agent from the Borrower or any other Credit Party for the purpose of making such Erroneous Payment, and (z) to the extent that an Erroneous Payment was in any way or at any time credited as a payment or satisfaction of any of the Obligations, the Obligations or part thereof that were so credited, and all rights of the applicable Lender or other Secured Party or Agent, as the case may be, shall be reinstated and continue in full force and effect as if such payment or satisfaction had never been received; provided, however, the amount of such Erroneous Payment that is comprised of funds received by the Agent from the Borrower or any other Credit Party for the purpose of making such Erroneous Payment shall be credited as a payment or satisfaction of the Obligations and the Obligations or part thereof that were so credited shall not be reinstated.

(E)    To the extent permitted by Applicable Law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.
(F)    Each party’s obligations, agreements and waivers under this Section 2.11(d)(iii) shall survive the resignation or replacement of the Agent or any transfer of rights or obligations by, or the replacement of, a Lender or other Secured Party, the termination of any Commitment or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.
(e)    Defaulting Lenders.
(i)    Responsibility. The failure of any Defaulting Lender to fund any purchase of any participation to be made or funded by it, or to make any payment required by it under any Loan Document on the date specified therefor shall not relieve any other Lender of its obligations to make such loan, fund the purchase of any such participation, or make any other such required payment on such date, and neither Agent nor, other than as expressly set forth herein, any other Lender shall be responsible for the failure of any Defaulting Lender to make a loan, fund the purchase of a participation or make any other required payment under any Loan Document.
(ii)    [Reserved].
(iii)    Voting Rights. Notwithstanding anything set forth herein to the contrary, including Section 10.1, a Defaulting Lender (other than a Defaulting Lender who holds no unfunded Commitment) shall not have any voting or consent rights under or with respect to any Loan Document or constitute a “Lender” (or be, or have its Loans and Commitments, included in the determination of “Required Lenders” or “Lenders directly affected” pursuant to Section 10.1) for any voting or consent rights under or with respect to any Loan Document, provided that (A) the Commitment of a Defaulting Lender may not be increased, extended or reinstated, (B) the principal of a Defaulting Lender’s Loans may not be reduced or forgiven, and (C) the interest rate applicable to Obligations under the Loan Documents owing to a Defaulting Lender may not be reduced in such a manner that by its terms affects such Defaulting Lender more adversely than other Lenders, in each case, without the consent of such Defaulting Lender. Moreover, for the purposes of determining Required Lenders, the Loans, and Commitments held by Defaulting Lenders shall be excluded from the total Loans and Commitments outstanding.
(iv)    Borrower Payments to a Defaulting Lender. Agent shall be authorized to use all payments received by Agent for the benefit of any Defaulting Lender pursuant to this Agreement to pay in full the Aggregate Excess Funding Amount to the appropriate Secured Parties. Upon any such unfunded obligations owing by a Defaulting Lender becoming due and payable, Agent shall be authorized to use such cash collateral to make such payment on behalf of such Defaulting Lender. Any amounts owing by a Defaulting Lender to Agent which are not paid when due shall accrue interest at the interest rate applicable during such period to Term Loans that are Base Rate Loans. In the event that

Agent is holding cash collateral of a Defaulting Lender that cures pursuant to clause (v) below or ceases to be a Defaulting Lender pursuant to the definition of Defaulting Lender, Agent shall return the unused portion of such cash collateral to such Lender. The “Aggregate Excess Funding Amount” of a Defaulting Lender shall be the aggregate amount of all unpaid obligations owing by such Lender to Agent and Lenders under the Loan Documents.
(v)    Cure. A Lender may cure its status as a Defaulting Lender under clause (a) of the definition of Defaulting Lender if such Lender fully pays to Agent, on behalf of the applicable Secured Parties, the Aggregate Excess Funding Amount, plus all interest due thereon. Any such cure shall not relieve any Lender from liability for breaching its contractual obligations hereunder and shall not constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
(f)    Procedures. Agent is hereby authorized by each Credit Party and each other Secured Party to establish procedures (and to amend such procedures from time to time) to facilitate administration and servicing of the Loans and other matters incidental thereto. Without limiting the generality of the foregoing, Agent is hereby authorized to establish procedures to make available or deliver, or to accept, notices, documents and similar items on, by posting to or submitting and/or completion, on E-Systems.
(g)    Cashless Settlement. Notwithstanding anything to the contrary contained in this Agreement, any Lender may exchange, continue or rollover all or a portion of its Loans or Commitments in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, Agent and such Lender.
ARTICLE III

CONDITIONS PRECEDENT
3.1    Conditions Precedent to Closing Date. This Agreement shall become effective on the date (the “Closing Date”) on which each of the following conditions have been satisfied or waived in accordance with the terms of this Agreement:
(a)    Loan Documents. The Agent's receipt of executed counterparts of this Agreement and the Guaranty and Security Agreement, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the Borrower and dated the Closing Date; and
(b)    No Default; Representations and Warranties. There shall be no Default or Event of Default under the Loan Documents. Each representation and warranty made by any Credit Party under the Loan Documents shall be true and correct in all material respects (or in all respects, in the case of any representation or warranty qualified by materiality or “Material Adverse Effect”).
3.2    Conditions Precedent to Funding Date. The obligations of each Lender to make its Loans hereunder is subject to the satisfaction or waiver of the following conditions in accordance with the terms of this Agreement (subject to Section 5.15) (the date on which such conditions are first so satisfied, the “Funding Date”):
(a)    Notes. A Note executed by the Borrower in favor of each Lender requesting a Note;

(b)    Funding Date Redemption. The Funding Date Redemption shall have been, or substantially simultaneously with the drawings of the Loans on the Funding Date, will be consummated (and in any event, prior to July 31, 2021);
(c)    Evidence of Solvency. The Agent shall have received a solvency certificate from a Responsible Officer;
(d)    Organization Documents. The Agent shall have received (in each case, in form and substance reasonably satisfactory to the Agent):
(i)     copies of the Organization Documents of the Credit Parties certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation or organization, where applicable, and certified by a Responsible Officer of the Credit Parties to be true and correct as of the Funding Date;
(ii)    such certificates of resolutions or other action, incumbency certificates of Responsible Officers of the Borrower as the Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Credit Party is a party; and
(iii)    such certificates of good standing (to the extent such concept exists in any applicable jurisdiction) from the applicable secretary of state of the state (or equivalent authority) of organization of each Credit Party.
(e)    Personal Property Collateral. The Agent shall have received (in each case in form and substance reasonably satisfactory to the Agent):
(i)    UCC financing statements for each appropriate jurisdiction as is necessary, in the Agent’s reasonable discretion, to perfect the Agent’s security interest in the Collateral; and
(ii)    receipt of each Collateral Document required to be executed on the Closing Date, duly executed by each Credit Party thereto and then proper financing statements (Form UCC-1 or the equivalent) for filing under the UCC or other appropriate filing offices of each jurisdiction as may be necessary to perfect the security interests purported to be created by the foregoing Guaranty and Security Agreement.
(f)    Material Adverse Effect. Since December 31, 2020, there have been no events, circumstances, developments or other changes in facts that would, in the aggregate, have a Material Adverse Effect;
(g)    Opinion of Counsel. The Agent shall have received a customary legal opinion of Baker McKenzie LLP, counsel to the Credit Parties, dated as of the Funding Date in form and substance reasonably satisfactory to the Agent;
(h)    Fees and Expenses. The Agent and Lenders shall have received payment for all fees and expenses, including Attorney’s Costs, required to be paid on the Funding Date pursuant to any Loan Document or other applicable Contractual Obligation;

(i)    KYC Information. At least five days prior to the Funding Date, (x) all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, shall have been delivered to the Agent and (y) to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall deliver a Beneficial Ownership Certification in relation to the Borrower;
(j)    No Default; Representations and Warranties. After giving effect to the transactions to be consummated on the Funding Date, including for the avoidance of doubt, the Funding Date Redemption, (x) there shall be no Default or Event of Default under the Loan Documents and (y)each representation and warranty made by any Credit Party under the Loan Documents shall be true and correct in all material respects (or in all respects, in the case of any representation or warranty qualified by materiality or “Material Adverse Effect);
(k)    Officer’s Certificate. The Agent shall have received a certificate of a Responsible Officer of the Borrower certifying as to confirmation of the matters in Section 3.2(f) and (j); and
(l)    Borrowing Notice. The Agent shall have received a duly completed and executed Notice of Borrowing in accordance with Section 2.5.
For the purpose of determining satisfaction with the conditions specified in this Section 3.2, each Lender that has signed and delivered this Agreement shall be deemed to have accepted, and to be satisfied with, each document or other matter required under this Section 3.2 unless Agent shall have received written notice from such Lender prior to the Closing Date specifying its objection thereto.
3.3    Conditions Precedent to All Borrowings. Except as otherwise expressly provided herein, no Lender shall be obligated to fund any Loan, if, as of the date thereof:
(a)    any representation or warranty by any Credit Party contained herein or in any other Loan Document is untrue or incorrect in any material respect (without duplication of any materiality qualifier contained therein) as of such date, except to the extent that such representation or warranty expressly relates to an earlier date (in which event such representations and warranties were untrue or incorrect in any material respect (without duplication of any materiality qualifier contained therein) as of such earlier date), and with respect to Incremental Term Loans, the Persons providing such Incremental Term Loan have determined not to make such Incremental Term Loan as a result of the fact that such representation or warranty is untrue or incorrect unless, with respect to an Incremental Term Loan the proceeds of which are used to finance substantially contemporaneously a Limited Condition Acquisition, such representations and warranties were true and correct at the time the Limited Condition Acquisition Agreement was executed and effective;
(b)    with respect to Incremental Term Loans, the conditions set forth in Section 2.1(e)(ii)(A) shall not be or have been satisfied; or
(c)    the Agent shall not have received a duly completed Notice of Borrowing in accordance with Section 2.5.
The request by the Borrower and acceptance by the Borrower of the proceeds of any Loan shall be deemed to constitute, as of the date thereof, (i) a representation and warranty by the Borrower that (x) except with respect to Incremental Term Loans if and as applicable as provided in Section 3.3(a) above, each representation and warranty by any Credit Party contained herein or in any other Loan

Document is true and correct in all material respects (without duplication of any materiality qualifier contained therein) as of such date, except to the extent that such representation or warranty expressly relates to an earlier date (in which event such representations and warranties were true and correct in all material respects (without duplication of any materiality qualifier contained therein) as of such earlier date) and (y) the conditions in this Section 3.3 (without regard to any determination or agreement made or to be made by Agent or providers of any Incremental Term Loan under Section 3.3(a)) have been satisfied and (ii) a reaffirmation by each Credit Party of the granting and continuance of Agent’s Liens, on behalf of itself and the Secured Parties, pursuant to the Collateral Documents.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES
The Credit Parties, jointly and severally, represent and warrant to Agent and each Lender that the following are, on and as of each date on which such representation and warranty is made, true, correct and complete:
4.1    Corporate Existence and Power. Each Credit Party and each of their respective Subsidiaries: (a) is a corporation, limited liability company or limited partnership, as applicable, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, organization or formation, as applicable; (b) has the power and authority and all governmental licenses, authorizations, Permits, consents and approvals to (i) own its assets and carry on its business and (ii) execute, deliver, and perform its obligations under the Loan Documents to which it is a party; (c) is duly qualified as a foreign corporation, limited liability company or limited partnership, as applicable, and licensed and in good standing, under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification or license; and (d) is in compliance with all Requirements of Law; except, in each case referred to in clause (b)(i), (c) or clause (d), to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect.
4.2    Corporate Authorization; No Contravention. The execution, delivery and performance by the Credit Parties of this Agreement and by each Credit Party of any other Loan Document to which such Person is party, have been duly authorized by all necessary action, and do not and will not (a) contravene the terms of any of that Person’s Organization Documents; (b) conflict with or result in any material breach or contravention of, or result in the creation of any Lien (other than Liens in favor of Agent created under the Loan Documents) under, any document evidencing any material Contractual Obligation to which such Person is a party or any order, injunction, writ or decree of any Governmental Authority to which such Person or its Property is subject, or (c) violate any material Requirement of Law in any material respect.
4.3    Governmental Authorization. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Credit Party of this Agreement or any other Loan Document except (a) for recordings and filings in connection with the Liens granted to Agent under the Collateral Documents, (b) those obtained or made on or prior to the Closing Date and (c) filings with the Commission after the date of this Agreement to disclose the entry into, and terms of, this Agreement and the Loan Documents.
4.4    Binding Effect. This Agreement and each other Loan Document to which any Credit Party is a party constitute the legal, valid and binding obligations of each such Person which is a party thereto, enforceable against such Person in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

4.5    Litigation. Except as set forth on Schedule 4.5, there are no actions, suits, proceedings, claims or disputes pending, or to the Knowledge of the Borrower, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Subsidiaries that (a)_would reasonably be expected to result in monetary judgment(s) or relief, individually or in the aggregate, in excess of $7,000,000 (as determined by the Borrower in good faith) or (b) would reasonably be expected to have a Material Adverse Effect. No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Loan Document, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided. As of the Funding Date, no Credit Party or any Subsidiary of any Credit Party is the subject of an audit, or to the Knowledge of the Borrower, any material review or investigation by any Governmental Authority (excluding the IRS and other taxing authorities) concerning the violation or possible violation of any Requirement of Law (as determined by the Borrower in good faith).
4.6    No Default. No Default or Event of Default exists or would result from the incurring of any Obligations by any Credit Party or the grant or perfection of Agent’s Liens on the Collateral or the consummation of the Funding Date Redemption. No Credit Party and no Subsidiary of any Credit Party is in default under or with respect to any Contractual Obligation in any respect which would reasonably be expected to have a Material Adverse Effect.
4.7    ERISA Compliance.
(a)    (i) Except as could not reasonably be expected, in the aggregate, to have a Material Adverse Effect, each Employee Benefit Plan, and each trust thereunder, intended to qualify for tax exempt status under Section 401 or 501 of the Code or other Requirements of Law so qualifies, (ii) each Employee Benefit Plan is in compliance with applicable provisions of ERISA, the Code and other Requirements of Law, except where a failure to be in compliance could not, in the aggregate, reasonably be expected to have a Material Adverse Effect, (iii) there are no existing or pending (or to the knowledge of any Credit Party or any Subsidiary of a Credit Party, threatened) claims (other than routine claims for benefits in the normal course), sanctions, actions, lawsuits or other proceedings or investigation involving any Employee Benefit Plan to which any Credit Party or any Subsidiary of a Credit Party incurs or otherwise has or could have an obligation or any Liability, that could, in the aggregate, reasonably be expected to have a Material Adverse Effect, (iv) no ERISA Event has occurred or is reasonably expected to occur that, in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect or result in the imposition of a Lien on any asset of any Credit Party or any Subsidiary of a Credit Party, (v) as of the most recent valuation date for any Title IV Plan, any amount of Unfunded Benefit Liabilities, would not reasonably be expected to have a Material Adverse Effect, and (vi) as of the most recent valuation date for each Multiemployer Plan for which the actuarial report is available, the potential liability of the Borrower and its ERISA Affiliates for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, based on information available pursuant to Section 101(1) of ERISA, could not reasonably be expected to have a Material Adverse Effect. On the Closing Date, no ERISA Event has occurred in connection with which material obligations or material Liabilities of any Credit Party or a Subsidiary of any Credit Party remain outstanding.
(b)    Each Non-U.S. Plan has been maintained in compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities, except to the extent that any such failure to comply could not reasonably be expected, in the aggregate, to have a Material Adverse Effect. All contributions required to be made with respect to a Non-U.S. Plan have been timely made, except to the extent where failure to make such contributions could not reasonably be expected, in the aggregate, to have a Material Adverse Effect or result in a Lien on the assets of any Credit Party or Subsidiary of any Credit Party. Neither any Credit Party nor any of their Subsidiaries has incurred any obligation in connection with the termination of, or withdrawal from, any Non-U.S. Plan, except where such obligation could not reasonably be expected, in the aggregate, to have a Material Adverse Effect or result in a Lien on the assets of any Credit Party or Subsidiary of any Credit Party. Except as could not reasonably be expected, in the aggregate, to have a Material Adverse Effect, the present value of the accrued benefit liabilities (whether or not vested) under each Non-U.S. Plan, determined as of the end of the Credit Party’s most recently ended fiscal year on the basis of reasonable actuarial assumptions, did not exceed the current value of the assets of such Non-U.S. Plan allocable to such benefit liabilities.
4.8    Use of Proceeds; Margin Regulations. The proceeds of the Loans are intended to be and shall be used solely for the purposes set forth in and permitted by Section 5.10. No Credit Party and no Subsidiary of any Credit Party is engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock. As of the Funding Date, except as set forth on Schedule 4.8, no Credit Party and no Subsidiary of any Credit Party owns any Margin Stock.
4.9    Ownership of Property; Liens. As of the Closing Date, the Real Estate listed in Schedule 4.9 constitutes all of the Real Estate of each Credit Party and each of their respective Subsidiaries. Each of the Credit Parties and each of their respective Subsidiaries has good record title or valid leasehold interests in all Real Estate and personal property and valid leasehold interests in all leased personal property, in each instance, necessary or used in the ordinary conduct of their respective businesses. None of the Property of any Credit Party or any Subsidiary of any Credit Party is subject to any Liens other than Permitted Liens.
4.10    Taxes. All material federal, state, local and foreign income and franchise and other material Tax returns, reports and statements (collectively, the “Tax Returns”) required to be filed by any Tax Affiliate have been filed with the appropriate Governmental Authorities, all such Tax Returns are true and correct in all material respects, and all Taxes reflected therein or otherwise due and payable have been paid prior to the date on which any Liability may be added thereto for non-payment thereof except for those contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are maintained on the books of the appropriate Tax Affiliate in accordance with GAAP. As of the Closing Date, no Tax Return is under audit or examination by any Governmental Authority and no notice of any audit or examination or any assertion of any claim for Taxes has been given or made in writing by any Governmental Authority that has not been fully resolved. Complete and accurate amounts have been withheld by each Tax Affiliate from their respective employees for all periods in full and complete compliance with the Tax, social security and unemployment withholding provisions of applicable Requirements of Law and such withholdings have been timely paid to the respective Governmental Authorities.
4.11    Financial Condition.
(a)    Each of (i) the audited consolidated balance sheet of the Borrower and its Subsidiaries dated December 31, 2020, and the related audited consolidated statements of income or operations, shareholders’ equity and cash flows for the Fiscal Year ended on that date and (ii) the unaudited interim consolidated balance sheet of the Borrower and its Subsidiaries dated March 31, 2021 and the related unaudited consolidated statements of income, shareholders’ equity and cash flows for the three fiscal months then ended:
(x)    except as set forth on Schedule 4.11(a), were prepared in accordance with GAAP consistently applied throughout the respective periods covered thereby, except as otherwise expressly noted therein, subject to, in the case of the unaudited interim financial statements, normal year-end adjustments and the lack of footnote disclosures; and
(y)    present fairly in all material respects the consolidated financial condition of the Borrower and its Subsidiaries as of the dates thereof and results of operations for the periods covered thereby.
(b)    [Reserved].
(c)    Since December 31, 2020, there has been no Material Adverse Effect or any event or circumstance which would reasonably be expected to result in a Material Adverse Effect.
(d)    All financial performance projections delivered to Agent, including the financial performance projections delivered on or prior to the Closing Date, represent the Borrower’s good faith estimate of future financial performance and are based on assumptions believed by the Borrower to be fair and reasonable in light of current market conditions, it being acknowledged and agreed by Agent and Lenders that projections as to future events are not to be viewed as facts and that the actual results during the period or periods covered by such projections may differ from the projected results and such differences may be material.
4.12    Environmental Matters. Except as set forth in Schedule 4.12 and except where any failures to comply would not reasonably be expected to result in a Material Adverse Effect, each Credit Party and each Subsidiary of each Credit Party (a) are currently, and for the five year period immediately prior to the Closing Date have been, in compliance with all applicable Environmental Laws, including obtaining and maintaining all Permits required by any applicable Environmental Law, (b) is not party to, and no Real Estate currently (or to the Knowledge of the Borrower previously) owned, leased, subleased, operated or otherwise occupied by or for any such Person is subject to or the subject of, any Contractual Obligation or any pending or, to the Knowledge of the Borrower, threatened, order, action, investigation, suit, proceeding, audit, Lien, claim, demand, dispute or notice of violation or of potential liability or similar notice relating in any manner to any Environmental Law, (c) has not caused or suffered to occur a Release of Hazardous Materials at, to or from any Real Estate and (d) does not currently (or to the Knowledge of the Borrower, previously) own, lease, sublease, operate or otherwise occupy Real Estate that is contaminated by any Hazardous Materials.
4.13    Regulated Entities. None of any Credit Party, any Person controlling any Credit Party, or any Subsidiary of any Credit Party, is (a) an “investment company” within the meaning of the Investment Company Act of 1940 or (b) subject to regulation under the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other federal or state statute, rule or regulation limiting its ability to incur Indebtedness, pledge its assets or perform its obligations under the Loan Documents.
4.14    Solvency. Both before and after giving effect to (a) the Loans made on or prior to the date this representation and warranty is made or remade, (b) the disbursement of the proceeds of such Loans to or as directed by the Borrower, (c) the consummation of the Funding Date Redemption and (d) the payment and accrual of all transaction costs in connection with the foregoing, the Credit Parties taken as a whole are Solvent.
4.15    Labor Relations. There are no strikes, work stoppages, slowdowns or lockouts existing, pending (or, to the Knowledge of the Borrower, threatened) against or involving any Credit Party or any Subsidiary of any Credit Party, except for those that would not, in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 4.15, as of the Closing Date, (a) there is no collective bargaining or similar agreement with any union, labor organization, works council or similar representative covering any employee of any Credit Party or any Subsidiary of any Credit Party, (b) no petition for certification or election of any such representative is existing or pending with respect to any employee of any Credit Party or any Subsidiary of any Credit Party and (c) to the Credit Parties' knowledge, no such representative has sought certification or recognition with respect to any employee of any Credit Party or any Subsidiary of any Credit Party.
4.16    Intellectual Property. Each Credit Party and each Subsidiary of each Credit Party owns, or is licensed or has the right to use, all Intellectual Property necessary to conduct its business as currently conducted except for such Intellectual Property the failure of which to own or license would not reasonably be expected to have a Material Adverse Effect. To the knowledge of each Credit Party, (a) the conduct and operations of the businesses of each Credit Party and each Subsidiary of each Credit Party does not infringe, misappropriate, dilute or violate any Intellectual Property owned by any other Person and (b) no other Person has contested in writing any right, title or interest of any Credit Party or any Subsidiary of any Credit Party in, or relating to, any Intellectual Property, other than, in each case, as would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
4.17    Brokers’ Fees; Transaction Fees. Except as disclosed on Schedule 4.17 and except for fees payable to Agent and Lenders, none of the Credit Parties or any of their respective Subsidiaries has any obligation to any Person in respect of any finder’s, broker’s or investment banker’s fee in connection with the transactions contemplated hereby.
4.18    Ventures, Subsidiaries and Affiliates; Outstanding Stock. Except as set forth in Schedule 4.18, as of the Closing Date, no Credit Party and no Subsidiary of any Credit Party (a) has any Subsidiaries, or (b) is engaged in any joint venture or partnership with any other Person. All issued and outstanding Stock of the Borrower and each of its Subsidiaries are duly authorized and validly issued, fully paid, non-assessable, and free and clear of all Liens other than, with respect to the Stock of the Borrower and Subsidiaries of the Borrower, those in favor of Agent, for the benefit of the Secured Parties. Set forth in Schedule 4.18 is a true and complete organizational chart of the Borrower and each of its Subsidiaries, which the Credit Parties shall update upon notice to Agent promptly following the completion of any Permitted Acquisition or other Investment and promptly following the incorporation, organization or formation of any Subsidiary.
4.19    Jurisdiction of Organization; Chief Executive Office. Schedule 4.19 lists each Credit Party’s jurisdiction of organization, legal name and organizational identification number, if any, and the location of such Credit Party’s chief executive office or sole place of business, in each case as of the date hereof, and such Schedule 4.19 also lists all jurisdictions of organization and legal names of such Credit Party for the five years preceding the Closing Date.
4.20    Deposit Accounts and Other Accounts. Schedule 4.20 lists all banks and other financial institutions securities intermediary or commodity intermediary at which any Credit Party maintains deposit, securities, commodities or similar accounts as of the Closing Date, and such Schedule correctly identifies the name, address and any other relevant contact information reasonably requested by Agent with respect to each depository or intermediary, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.
4.21    Full Disclosure; Beneficial Ownership. (a) None of the statements contained in each exhibit, report, statement or certificate furnished by or on behalf of any Credit Party or any of their Subsidiaries in connection with the Loan Documents and the Transactions (including the offering and disclosure materials, if any, delivered by or on behalf of any Credit Party to Agent or the Lenders prior to the Closing Date, but excluding any financial performance projections), when taken as a whole, contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not materially misleading as of the time when made or delivered.

(b) As of the Closing Date, the information included in the Beneficial Ownership Certification is true and correct in all material respects.
4.22    Foreign Assets Control Regulations; Anti-Money Laundering; Anti-Corruption Practices.
(a)    Each Credit Party and each Subsidiary of each Credit Party is in compliance in all material respects with all U.S. economic sanctions laws, Executive Orders and implementing regulations (“Sanctions”) as administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) and the U.S. State Department. No Credit Party and no Subsidiary of a Credit Party (i) is a Person on the list of the Specially Designated Nationals and Blocked Persons (the “SDN List”), (ii) is a person who is otherwise the target of U.S. economic sanctions laws such that a U.S. person cannot deal or otherwise engage in business transactions with such person, (iii) is a Person organized or resident in a country or territory subject to comprehensive Sanctions (a “Sanctioned Country”), or (iv) is owned or controlled by (including by virtue of such Person being a director or owning voting shares or interests), or acts, directly or indirectly, for or on behalf of, any Person on the SDN List or a government of a Sanctioned Country such that the entry into, or performance under, this Agreement or any other Loan Document would be prohibited by U.S. law.
(b)    Each Credit Party and each Subsidiary of each Credit Party is in compliance with all laws related to terrorism or money laundering (“Anti-Money Laundering Laws”) including: (i) all applicable requirements of the Currency and Foreign Transactions Reporting Act of 1970 (31 U.S.C. 5311 et. seq., (the Bank Secrecy Act)), as amended by Title III of the USA Patriot Act, (ii) the Trading with the Enemy Act, (iii) Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (66 Fed. Reg. 49079), any other enabling legislation, executive order or regulations issued pursuant or relating thereto and (iv) other applicable federal or state laws relating to “know your customer” or anti-money laundering rules and regulations. No action, suit or proceeding by or before any court or Governmental Authority with respect to compliance with such Anti-Money Laundering Laws is pending or threatened to the knowledge of each Credit Party and each Subsidiary of each Credit Party.
(c)    Each Credit Party and each Subsidiary of each Credit Party is in compliance in all material respects with all applicable anti-corruption laws, including the U.S. Foreign Corrupt Practices Act of 1977 (“FCPA”) and the U.K. Bribery Act 2010 (“Anti-Corruption Laws”). None of the Credit Party or any Subsidiary, nor to the knowledge of the Credit Party, any director, officer, agent, employee, or other person acting on behalf of the Credit Party or any Subsidiary, has taken any action, directly or indirectly, that would result in a violation of applicable Anti-Corruption Laws.
(d)    The Credit Party and each Subsidiary has instituted and will continue to maintain policies and procedures designed to ensure compliance by the Credit Parties, their Subsidiaries and their respective directors, officers, employees and agents with Sanctions, Anti-Money Laundering Laws and Anti-Corruption Laws.
4.23    Insurance. Schedule 4.23 sets forth a description of all material insurance maintained by or on behalf of the Borrower and its Subsidiaries as of the Closing Date. The Borrower and its Subsidiaries (after giving effect to all self-insurance) have insurance in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar business of the same size and character as the Borrower or such Subsidiary (as applicable) and, to the extent relevant, owning similar properties in localities where such Person operates.

4.24    Senior Indebtedness; Subordination. The Obligations hereunder and under the other Loan Documents are within the definition of “First Lien Debt”, “Senior Debt” (or any comparable terms) and “Designated Senior Debt” (or any comparable terms), to the extent applicable, under and as defined in the subordination provisions in the documents governing Subordinated Indebtedness and Indebtedness secured by a Lien junior to the Lien securing the Obligations hereunder, if any.
ARTICLE V

AFFIRMATIVE COVENANTS
Each Credit Party covenants and agrees that until the Facility Termination Date:
5.1    Financial Statements. Each Credit Party shall maintain, and shall cause each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit the preparation of financial statements in conformity with GAAP (provided that unaudited interim financial statements shall not be required to have footnote disclosures and are subject to normal year-end adjustments). The Borrower shall deliver to Agent and each Lender by Electronic Transmission and in detail reasonably satisfactory to Agent and the Required Lenders:
(a)    as soon as available, but not later than ninety (90) days after the end of each Fiscal Year, a copy of the audited consolidated and consolidating balance sheets of the Borrower and its Subsidiaries as at the end of such Fiscal Year and the related consolidated and consolidating statements of income or operations, shareholders’ equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, and accompanied by the report of any “Big Four” or other nationallyrecognized independent certified public accounting firm reasonably acceptable to Agent which report shall (i) contain an unqualified opinion, stating that such consolidated financial statements present fairly in all material respects the financial position for the periods indicated in conformity with GAAP applied on a basis consistent with prior years and (ii) not include any explanatory paragraph expressing substantial doubt as to going concern status; and
(b)    as soon as available, but not later than forty-five (45) days after the end of each Fiscal Quarter of each year, a copy of the unaudited consolidated and consolidating balance sheets of the Borrower and its Subsidiaries, and the related consolidated and consolidating statements of income, shareholders’ equity and cash flows as of the end of such Fiscal Quarter and for the portion of the Fiscal Year then ended, all certified on behalf of the Borrower by an appropriate Responsible Officer of the Borrower as being complete and correct and fairly presenting, in all material respects, in accordance with GAAP, the financial position and the results of operations of the Borrower and its Subsidiaries, subject to normal year-end adjustments and absence of footnote disclosures.
Notwithstanding the foregoing, the obligations in Sections 5.1(a) and (b) may be satisfied with respect to financial information of the Borrower and its Subsidiaries by the Borrower delivering to the Administrative Agent (and the Administrative Agent thereafter making available to each Lender) (I) the applicable financial statements of the Borrower or (II) the Borrower’s, as applicable, Form 10-K or 10-Q, as applicable filed with the Commission; provided that, with respect to clauses (I) and (II), to the extent such information is in lieu of information required to be provided under Section 5.1(a), such materials are accompanied by a report and opinion of KPMG LLP or an independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” explanatory language or any qualification or exception as to the scope of such audit (other than as is expressly solely with respect to, or solely as a result of (i) the debt maturity of the Loans, or any other Indebtedness occurring within one year from the time such opinion is delivered and and (ii) a breach of any financial covenant set forth in Article VII hereof).
5.2    Certificates; Other Information. The Borrower shall furnish to Agent (and Agent shall thereafter make available to each Lender) by Electronic Transmission:
(a)    together with each delivery of annual and quarterly financial statements pursuant to Section 5.1, (i) a management discussion and analysis report, in reasonable detail, signed by the chief financial officer of the Borrower, describing the financial condition and results of operation of the Credit Parties and their Subsidiaries for the Fiscal Quarter and the portion of the Fiscal Year then ended (or for the Fiscal Year then ended in the case of annual financial statements), and (ii) a report setting forth in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the most recent projections for the current Fiscal Year delivered pursuant to Section 5.2(d) and discussing the reasons for any significant variations;
(b)    concurrently with the delivery of the annual financial statements pursuant to Section 5.1(a) and quarterly financial statements for the first three Fiscal Quarters of each Fiscal Year pursuant to Section 5.1(b), a fully and properly completed certificate in the form of Exhibit 5.2(b) (a “Compliance Certificate”), certified on behalf of the Borrower by a Responsible Officer of the Borrower, which Compliance Certificate shall set forth in reasonable detail any Margin Stock owned by each Credit Party and each Subsidiary of each Credit Party and a calculation of the Available Amount, in each instance, as of the last day of each Fiscal Quarter;
(c)    promptly after the same are sent, copies of all financial statements and reports (excluding such reports which are delivered solely to the board of directors (or other similar body)) which any Credit Party sends to its shareholders or other equity holders, as applicable, generally and promptly after the same are filed, copies of all financial statements and regular, periodic or special reports which such Person may make to, or file with, the Commission or any successor or similar Governmental Authority;
(d)    as soon as available and in any event no later than sixty (60) days after the last day of each Fiscal Year of the Borrower, projections of the Credit Parties (and their Subsidiaries) consolidated and consolidating financial performance for the immediately following Fiscal Year;
(e)    promptly upon receipt thereof, copies of any reports submitted by the Borrower’s certified public accountants in connection with each annual, interim or special audit or review of any type of the financial statements or internal control systems of any Credit Party made by such accountants;
(f)    from time to time, with respect to any Property subject to a Mortgage or required to be subject to a Mortgage under the Loan Documents, if Agent determines that obtaining appraisals is necessary in order for Agent or any Lender to comply with applicable laws or regulations (including any appraisals required to comply with FIRREA), and at any time if an Event of Default shall have occurred and be continuing, Agent may, or may require the Borrower to, in either case at the Borrower’s expense, obtain appraisals in form and substance and from appraisers reasonably satisfactory to Agent stating the then current fair market value of all or any portion of the personal property of any Credit Party or any Subsidiary of any Credit Party and the fair market value or such other value as determined by Agent (for example, replacement cost for purposes of Flood Insurance) of any Real Estate of any Credit Party or any Subsidiary of any Credit Party;

(g)    promptly following any request therefor, information and documentation reasonably requested by the Agent or any Lender for purposes of compliance with applicable “know your customer” requirements under the PATRIOT Act or other applicable anti-money laundering laws; and
(h)    promptly, such additional business, financial, corporate affairs, perfection certificates and other information as Agent may from time to time reasonably request.
5.3    Notices. The Borrower shall notify promptly Agent (and Agent shall thereafter notify each Lender) of each of the following promptly after the Borrower obtains Knowledge thereof):
(a)    the occurrence or existence of any Default or Event of Default;
(b)    any breach or non-performance of, or any default under, (x) any agreement or document governing Material Indebtedness or (y) any Contractual Obligation of any Credit Party or any Subsidiary of any Credit Party, or any violation of, or non-compliance with, any Requirement of Law that in the case of this clause (y) would reasonably be expected to result in a Material Adverse Effect, and in the case of clauses (x) and (y) including a description of such breach, non-performance, default, violation or non-compliance and the steps, if any, such Person has taken, is taking or proposes to take in respect thereof;
(c)    any dispute, litigation, investigation, proceeding or suspension which may exist at any time between any Credit Party or any Subsidiary of any Credit Party and any Governmental Authority which would reasonably be expected to result in a Material Adverse Effect;
(d)    the commencement of, or any material development in, any litigation or proceeding affecting any Credit Party, any Subsidiary of any Credit Party or any of their respective property, which (a)_would reasonably be expected to result in monetary judgment(s) or relief, individually or in the aggregate, in excess of $7,000,000 (as determined by the Borrower in good faith) or (b) would reasonably be expected to result in a Material Adverse Effect;
(e)    (i) upon the Borrower obtaining Knowledge (A) of the existence of any condition that could reasonably be expected to result in Environmental Liabilities or violations of any Environmental Law or (B) the commencement of, or any material change to, any action, investigation, suit, proceeding, audit, claim, demand, dispute alleging Environmental Liabilities or a violation of any Environmental Laws which in the case of clauses (A) and (B) above, in the aggregate for all such clauses, would reasonably be expected to result in Material Environmental Liabilities, (ii) the receipt by any Credit Party of notification that any Property of any Credit Party is subject to any Lien in favor of any Governmental Authority securing, in whole or in part, Environmental Liabilities, a certificate of a Responsible Officer of the Borrower specifying the nature and period of existence of any such condition or event, or specifying the notice given or action taken by such holder or Person, and what action the applicable Credit Party has taken, is taking or proposes to take with respect thereto;
(f)    (i) the occurrence of any ERISA Event, together with all notices and any other documents received by any Credit Party or ERISA Affiliate in connection with such ERISA Event; and (ii) providing any other documents the Agent may reasonably request in connection with such ERISA Event;
(g)    any Material Adverse Effect subsequent to the date of the most recent audited financial statements delivered to Agent and Lenders pursuant to this Agreement; and

(h)    any material changes in accounting policies or financial reporting practices by any Credit Party or any Subsidiary of any Credit Party except as required by GAAP.
Each notice pursuant to this Section shall be an Electronic Transmission accompanied by a statement by a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein, and stating what action the Borrower or other Person proposes to take with respect thereto. Each notice under Section 5.3(a) shall describe with particularity any and all clauses or provisions of this Agreement or other Loan Document that have been breached.
5.4    Preservation of Corporate Existence, Etc. Each Credit Party shall, and shall cause each of its Subsidiaries to:
(a)    preserve and maintain in full force and effect its organizational existence and good standing under the laws of its jurisdiction of incorporation, organization or formation, as applicable, except as permitted by Section 6.3; and
(b)    preserve and maintain its rights (charter and statutory), privileges, franchises and Permits necessary or desirable in the normal conduct of its business except as permitted by Sections 6.2 and 6.3 and except as would not reasonably be expected to have a Material Adverse Effect.
5.5    Maintenance of Property. Each Credit Party shall, except as otherwise permitted by this Agreement, maintain, and shall cause each of its Subsidiaries to maintain, and preserve all its Property which is used or useful in its business in good working order and condition, ordinary wear and tear excepted and shall make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.
5.6    Insurance. The Credit Parties shall, and shall cause each of their Subsidiaries to, maintain with financially sound and reputable insurance companies insurance with respect to their assets, properties and business, against such hazards and liabilities, of such types and in such amounts, as is customarily maintained by companies in the same or similar businesses similarly situated, including Flood Insurance. Each such policy of insurance shall (i) in the case of each liability policy, name Agent on behalf of the Secured Parties as an additional insured thereunder as its interests may appear and (ii) in the case of each casualty insurance policy contain a loss payable clause or endorsement that names Agent, on behalf of the Secured Parties, as the loss payee thereunder and, to the extent available, provide for at least thirty (30) days’ prior written notice to Agent of any modification or cancellation of such policy (or ten (10) days’ prior written notice in the case of the failure to pay any premiums thereunder). A true and complete listing of such insurance, including issuers, coverages and deductibles, shall be provided to Agent promptly following Agent’s request. Notwithstanding the requirements above, Flood Insurance shall not be required for (x) Real Estate not located in a Special Flood Hazard Area, or (y) Real Estate located in a Special Flood Hazard Area in a community that does not participate in the National Flood Insurance Program.
5.7    Payment of Tax Obligations. Each Credit Party shall, and shall cause each of its Subsidiaries to, pay, discharge and perform as the same shall become due and payable or required to be performed all Tax liabilities, assessments and governmental charges or levies upon it or its Property, unless the same are being contested in good faith by appropriate proceedings diligently prosecuted which stay the enforcement of any Lien and for which adequate reserves in accordance with GAAP are being maintained by such Person.
5.8    Compliance with Laws. Each Credit Party shall, and shall cause each of its Subsidiaries to, comply with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business, except where the failure to comply would not reasonably be expected to have, a Material Adverse Effect. Each Credit Party shall maintain in effect and enforce policies and procedures designed to ensure compliance by the Credit Parties, their Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions.
5.9    Inspection of Property and Books and Records. Each Credit Party shall, and shall cause each of its Subsidiaries to, with respect to each owned, leased, or controlled property, during normal business hours and upon reasonable advance notice (unless an Event of Default shall have occurred and be continuing, in which event no notice shall be required and Agent shall have access at any and all times during the continuance thereof): (a) provide access to such property to Agent and any of its Related Persons, as frequently as Agent determines to be appropriate; and (b) permit Agent and any of its Related Persons to conduct field examinations, appraise, inspect, and make extracts and copies (or take originals if reasonably necessary) from all of such Credit Party’s books and records, and evaluate and conduct appraisals and evaluations in any manner and through any medium that Agent considers advisable, in each instance, at the Credit Parties’ expense; provided the Credit Parties shall only be obligated to reimburse Agent for the expenses of one such appraisal, evaluation and inspection per calendar year or more frequently if an Event of Default has occurred and is continuing. Any Lender may accompany Agent or its Related Persons in connection with any inspection at such Lender’s expense.
5.10    Use of Proceeds. The Borrower shall use the proceeds of the Loans (other than Incremental Loans) solely as follows: (a) to pay on the Funding Date the redemption price for all of the outstanding shares of the Borrower’s Series A Preferred Stock (the “Funding Date Redemption”), (b) to pay costs and expenses of the Funding Date Redemption and costs and expenses required to be paid pursuant to Section 3.1, and (c) for working capital, capital expenditures and other general corporate purposes not in contravention of any Requirement of Law and not in violation of this Agreement (including to finance Permitted Acquisitions and Permitted Investments (and pay costs and expenses in connection therewith)). The Borrower shall use proceeds of Incremental Term Loans solely as provided in Section 2.1(e)(ii)(C). No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, use any Loan proceeds, directly or indirectly, to purchase or carry Margin Stock or repay or otherwise refinance Indebtedness of any Credit Party or others incurred to purchase or carry Margin Stock.
5.11    Cash Management Systems. Each Credit Party shall enter into, and cause each depository, securities intermediary or commodities intermediary to enter into, Control Agreements with respect to each deposit, securities, commodity or similar account maintained by such Person (other than (a) any payroll account so long as such payroll account is a zero balance account or is funded no earlier than the Business Day immediately prior to the date of any payroll disbursements and in an amount not exceeding the same, (b) petty cash accounts, amounts on deposit in which do not exceed $2,500,000 in the aggregate at any one time and (c) withholding tax and fiduciary accounts (such excluded accounts, “Excluded Accounts”)) as of and after the Closing Date; provided, it is agreed and understood that (A) the Credit Parties shall have until the date that is ninety (90) days following the Closing Date or the closing date of such Permitted Acquisition, as applicable (or such later date as may be agreed to by Agent in its sole discretion) to comply with the provisions of this Section 5.11 with regard to accounts (other than Excluded Accounts) of the Credit Parties existing on the Closing Date or acquired in connection with such Permitted Acquisition, as applicable and (B) during the periods described in clause (A), the absence of a Control Agreement as to cash or Cash Equivalents in the applicable accounts referred to therein shall not (in and of itself) prevent the cash or Cash Equivalents therein from being netted in the calculation of Consolidated Total Leverage Ratio.
5.12    [Reserved].

5.13    Further Assurances.
(a)    Each Credit Party shall ensure that all written information, exhibits and reports furnished to Agent or the Lenders, when taken as a whole, do not and will not contain any untrue statement of a material fact and do not and will not omit to state any material fact or any fact necessary to make the statements contained therein not materially misleading in light of the circumstances in which made, and will promptly disclose to Agent and the Lenders and correct any defect or error that may be discovered therein or in any Loan Document or in the execution, acknowledgement or recordation thereof.
(b)    Promptly upon request by Agent, the Credit Parties shall (and, subject to the limitations set forth herein and in the Collateral Documents, shall cause each of their Subsidiaries to) take such additional actions and execute such documents as Agent may reasonably require from time to time in order (i) to carry out more effectively the purposes of this Agreement or any other Loan Document, (ii) to subject to the Liens created by any of the Collateral Documents any of the Properties, rights or interests covered by any of the Collateral Documents, (iii) subject to customary “Funds Certain Provisions” with respect to perfection of Liens on assets acquired in a Limited Condition Acquisition, to perfect and maintain the validity, effectiveness and (to the extent required hereby) priority of any of the Collateral Documents and the Liens intended to be created thereby, and (iv) to better assure, grant, preserve, protect and confirm to the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document.
(c)    Without limiting the generality of the foregoing and except as otherwise approved in writing by Required Lenders, the Credit Parties shall cause each of their Domestic Subsidiaries (other than Excluded Subsidiaries) promptly after formation or acquisition thereof, to guaranty the Obligations and to cause each such Domestic Subsidiary to grant to Agent, for the benefit of the Secured Parties, a security interest in, subject to the limitations set forth herein and in the Collateral Documents, all of such Domestic Subsidiary’s Property to secure such guaranty. If at the time of delivery of any financial statements pursuant to Section 5.1 there are Subsidiaries of the Borrower which are classified as “Immaterial Subsidiaries” but which collectively (a) generate more than 5% of consolidated revenue on a pro forma basis or (b) have total assets (including Stock in other Subsidiaries and excluding investments that are eliminated in consolidation) with a book value of equal to or greater than 5% of the Consolidated Total Assets, then the Borrower shall promptly cause one or more of such Immaterial Subsidiaries that does not otherwise qualify as an Excluded Subsidiary to comply with the provisions of Section 5.13, such that, after such Subsidiaries become Guarantors hereunder (and provide all Collateral required to be provided by Guarantors), all “Immaterial Subsidiaries” that are not Guarantors shall (A) generate not more than 5% of consolidated revenue in the aggregate and (B) have total assets with a book value of not more than 5% of Consolidated Total Assets. Furthermore, the Borrower shall notify promptly Agent of the issuance by or to any Credit Party of any Stock and, except as otherwise approved in writing by Required Lenders, each Credit Party shall pledge all of the Stock of each of its Domestic Subsidiaries (other than Excluded Domestic Subsidiaries) and Foreign Subsidiaries (other than Excluded Foreign Subsidiaries) and sixty-five percent (65%) (or such greater percentage as would not reasonably be expected to result in any material adverse tax consequences to any Credit Party) of the outstanding voting Stock and one hundred percent (100%) of the outstanding non-voting Stock of each Excluded Foreign Subsidiary directly owned by a Credit Party and each Excluded Domestic Holdco directly owned by a Credit Party (and no Stock of an Excluded Foreign Subsidiary or Excluded Domestic Holdco not directly owned by a Credit Party), in each instance, to Agent, for the benefit of the Secured Parties, to secure the Obligations, promptly after formation or acquisition of such Subsidiary.

(d)    The Credit Parties shall deliver, or cause to be delivered, to Agent, appropriate resolutions, secretary certificates, certified Organization Documents and, if requested by Agent, legal opinions relating to the matters described in this Section 5.13 (which opinions shall be in form and substance reasonably acceptable to Agent and, to the extent applicable, substantially similar to the opinions delivered on the Closing Date), in each instance with respect to each Credit Party formed or acquired, and each Credit Party or Person (other than a Credit Party) whose Stock is being pledged, after the Closing Date. In connection with each pledge of Stock, the Credit Parties shall deliver, or cause to be delivered, to Agent, irrevocable proxies and stock powers and/or assignments, as applicable, duly executed in blank. In the event any Credit Party acquires fee title to any Real Estate with a fair market value in excess of $5,000,000, within thirty (30) days after (or such later date as may be agreed by Agent in its sole discretion) such acquisition, such Person shall execute and/or deliver, or cause to be executed and/or delivered, to Agent, (w) an appraisal complying with FIRREA, (x) a fully executed Mortgage, in form and substance reasonably satisfactory to Agent together with an A.L.T.A. lender’s title insurance policy issued by a title insurer reasonably satisfactory to Agent, in form and substance and in an amount reasonably satisfactory to Agent insuring that the Mortgage is a valid and enforceable first priority Lien on the respective property, free and clear of all defects, encumbrances and Liens other than Permitted Liens, and (y) then current A.L.T.A. surveys, certified to Agent by a licensed surveyor sufficient to allow the issuer of the lender’s title insurance policy to issue such policy without a survey exception. In the event any Credit Party or any Subsidiary of any Credit Party acquires any Real Estate required to be subject to a Mortgage pursuant to the foregoing sentence, at Agent’s request, the Credit Parties shall cause to be delivered to Agent, within sixty (60) days (or such later date as the Agent maybe agreed by Agent in its sole discretion) after such acquisition, Environmental Assessments prepared by a qualified firm reasonably acceptable to Agent, in form and substance satisfactory to Agent. In addition to the obligations set forth in Section 5.6(a), the Credit Parties shall, in connection with the grant to Agent for the benefit of the Secured Parties of any Mortgage with respect to any Real Estate, and prior to or concurrently with such grant, provide all documents and information required by, and otherwise comply with, the Flood Insurance Requirements as they apply to the applicable Real Estate. In addition, within forty-five (45) days (or such longer period as the Agent may agree in its reasonable discretion) after written notice from Agent to the Credit Parties that any Real Estate (that is or is required to be subject to a Mortgage) is located in a Special Flood Hazard Area, the Credit Parties shall satisfy (to the extent theretofore not previously satisfied) the Flood Insurance Requirements as to the applicable Real Estate. Without limitation of the foregoing, each Credit Party shall, and shall cause each of its Subsidiaries to, cooperate with Agent in connection with compliance with laws governing the National Flood Insurance Program, including by providing any information reasonably required by Agent in order to confirm compliance with such laws.
(e)    Without limiting the generality of the foregoing, to the extent reasonably necessary to maintain the continuing priority of the Lien of any existing Mortgages as security for the Obligations in connection with the incurrence of an Incremental Facility, as determined by Agent in its reasonable discretion, the applicable Credit Party to any Mortgages shall within ninety (90) days of such funding or incurrence (or such later date as agreed by Agent) (i) enter into and deliver to Agent, at the direction and in the reasonable discretion of Agent, a mortgage modification or new Mortgage in proper form for recording in the relevant jurisdiction and in a form reasonably satisfactory to Agent (and to the extent applicable, substantially similar to the form of the Mortgage on the applicable Real Estate theretofore held by Agent), (ii) cause to be delivered to Agent for the benefit of the Secured Parties an endorsement to the title insurance policy, date down(s) or other evidence reasonably satisfactory to Agent insuring that the priority of the Lien of the Mortgages as security for the Obligations has not changed and confirming and/or insuring that since the issuance of the title insurance policy there has been no change in the condition of title and there are no intervening liens or encumbrances which may then or thereafter take priority over the Lien of the Mortgages (other than those expressly permitted by Section 6.1(c)) and (iii) deliver, at the request of Agent, to Agent and/or all other relevant third parties, all other items reasonably necessary to maintain the continuing priority (to the extent required by this Agreement) of the Lien of the Mortgages as security for the Obligations.
(f)    [Reserved].
(g)    Without limiting the foregoing, each Credit Party shall, promptly upon receipt of request from Agent in connection with either (x) any Requirement of Law binding on the Agent or its Affiliates or (y) any Mortgage required to be delivered hereunder or under any other Loan Document, cause the performance of such environmental audits and assessments, including subsurface sampling of soil and groundwater, and cause the preparation of such reports, in each case as Agent may from time to time reasonably request. Such audits, assessments and reports shall be conducted and prepared by reputable environmental consulting firms reasonably acceptable to Agent and shall be in form and substance reasonably acceptable to Agent.
(h)    Without limiting the foregoing, the Credit Parties shall cause the Borrower to be the named insured under any representation and warranty insurance obtained in connection with any Permitted Acquisition and such insurance policy shall be collaterally assigned to Agent in a manner reasonably satisfactory to Agent.
(i)    Without limiting the foregoing, in the event that any Credit Party Divides itself into two or more Persons, any Persons formed as a result of such Division, unless otherwise consented to by the Agent, shall be required to comply with the requirements and obligations set forth in this Section 5.13 and the other future assurances obligations set forth in in the Loan Documents and become the Borrower or Guarantor as required by this Agreement or the other Loan Documents.
5.14    Environmental Matters. Each Credit Party shall, and shall cause each of its Subsidiaries to, comply with, and maintain its Real Estate, whether owned, leased, subleased or otherwise operated or occupied, in compliance with all applicable Environmental Laws or that is required by orders and directives of any Governmental Authority except where the failure to comply would not reasonably be expected to result in a Material Environmental Liability.
5.15    Post-Closing Covenants. Each Credit Party shall, and shall cause each of its Subsidiaries to, delver each document and take each action set forth on Schedule 5.15 within the applicable time limit specified therein.
ARTICLE VI

NEGATIVE COVENANTS
Each Credit Party covenants and agrees that until the Facility Termination Date:
6.1    Limitation on Liens. No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of its Property, whether now owned or hereafter acquired, other than the following (“Permitted Liens”):

(a)    any Lien existing on the Property of a Credit Party or a Subsidiary of a Credit Party on the Closing Date and set forth in Schedule 6.1 securing Indebtedness outstanding on such date and permitted by Section 6.5(b), including replacement Liens on the Property currently subject to such Liens securing Indebtedness permitted by Section 6.5(b);
(b)    any Lien created under any Loan Document;
(c)    Liens for Taxes, assessments or governmental charges (other than any Lien imposed under ERISA) (i) that are not overdue, or (ii) that are being contested in good faith and by appropriate actions, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP to the extent required by GAAP or (iii) where the failure to pay or discharge the same would not reasonably be expected to result in a Material Adverse Effect;
(d)    carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other similar Liens arising in the ordinary course of business which are not delinquent for more than ninety (90) days or remain payable without penalty or which are being contested in good faith and by appropriate proceedings diligently prosecuted, which proceedings have the effect of preventing the forfeiture or sale of the Property subject thereto and for which adequate reserves in accordance with GAAP are being maintained;
(e)    Liens (other than any Lien imposed by ERISA) consisting of pledges or deposits required in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation or to secure the performance of tenders, statutory obligations, surety, stay, customs and appeals bonds, bids, leases, governmental contract, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money or other Consolidated Funded Indebtedness) or to secure liability to insurance carriers;
(f)    Liens consisting of judgment or judicial attachment liens (other than for payment of Taxes), provided that the enforcement of such Liens is effectively stayed and the existence of such judgment does not constitute an Event of Default under Section 8.1(h);
(g)    easements, rightsofway, zoning and other restrictions, minor defects or other irregularities in title, and other similar encumbrances incurred in the ordinary course of business which, either individually or in the aggregate, do not in any case materially detract from the value of the Property subject thereto or interfere in any material respect with the ordinary conduct of the businesses of any Credit Party or any Subsidiary of any Credit Party;
(h)    Liens on any Property acquired or held by any Credit Party or any Subsidiary of any Credit Party securing Indebtedness incurred or assumed for the purpose of financing (or refinancing) all or any part of the cost of acquiring such Property and permitted under Section 6.5(c); provided that (i) such Lien attaches solely to the Property so acquired in such transaction and the proceeds thereof and (ii) the principal amount of the Indebtedness secured thereby does not exceed 100% of the cost of such Property;
(i)    Liens securing Capital Lease Obligations permitted under Section 6.5(c);
(j)    any interest or title of a lessor or sub lessor, licensor or sub-licensor under leases, subleases, licenses or sublicenses entered into by the Borrower or any Subsidiary in the ordinary course of business;

(k)    Liens arising from the filing of precautionary uniform commercial code financing statements with respect to any lease not prohibited by this Agreement;
(l)    non-exclusive licenses and sublicenses (including the provision of Software or the licensing of other Intellectual Property rights) granted by a Credit Party or any Subsidiary of a Credit Party and leases and subleases (by a Credit Party or any Subsidiary of a Credit Party as lessor or sublessor) to third parties in the ordinary course of business not interfering with the business of the Credit Parties or any of their Subsidiaries in any material respect;
(m)    Liens in favor of collecting banks arising by operation of law under Section 4-210 of the UCC or, with respect to collecting banks located in the State of New York, under Section 4-208 of the UCC;
(n)    Liens (including the right of set-off) in favor of a bank or other depository institution arising as a matter of law encumbering deposits;
(o)    Liens arising out of consignment or similar arrangements for the sale of goods entered into by the Borrower or any Subsidiary of the Borrower in the ordinary course of business;
(p)    Liens (i) in favor of customs and revenue authorities arising as a matter of law which secure payment of customs duties in connection with the importation of goods in the ordinary course of business or (ii) Liens on specific items of inventory or other goods of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such person to facilitate the purchase, shipment or storage of such inventory or other goods in the ordinary course of business;
(q)    Liens on Property acquired pursuant to a Permitted Acquisition, or on Property of a Subsidiary of the Borrower in existence at the time such Subsidiary is acquired pursuant to a Permitted Acquisition in each instance, other than Accounts, Inventory, deposit accounts and cash on deposit therein; provided that (i) any Indebtedness that is secured by such Liens is permitted to exist under Section 6.5(f), and (ii) such Liens are not incurred in connection with, or in contemplation or anticipation of, such Permitted Acquisition and do not attach to any Property of the Borrower or any of its Subsidiaries;
(r)    Liens on unearned insurance premiums securing the financing thereof to the extent permitted under Section 6.5(i);
(s)    Liens solely on cash earnest money deposits made by the Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement for an Acquisition or other Investment that would be permitted hereunder;
(t)    Liens on equity interests in joint ventures which are not Subsidiaries arising solely under the Organization Documents for such joint ventures to secure buy/sell arrangements not prohibited hereunder;
(u)    (i) zoning, building, entitlement and other land use regulations by Governmental Authorities with which the normal operation of the business complies, and (ii) any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of the Borrower and its Subsidiaries, taken as a whole;

(v)    Liens on Property of Subsidiaries that are not Credit Parties securing Indebtedness or other obligations permitted to be incurred by such Subsidiaries hereunder; provided, that, such Liens do not at any time encumber Property of any Credit Party;
(w)    Liens that are contractual rights of set-off (i) relating to pooled deposit or sweep accounts of the Borrower or any Credit Party to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Credit Party or (ii) relating to purchase orders and other agreements entered into with customers of the Borrower or any Subsidiary in the ordinary course of business and consistent with past practice;
(x)    other Liens securing obligations otherwise permitted hereunder not exceeding $10,000,000 in the aggregate;
(y)    deposits of cash with the owner or lessor of premises leased and operated by the Borrower or any of its Subsidiaries to secure the performance of the Borrower’s or such Subsidiary’s obligations under the terms of the lease for such premises;
(z)    [Reserved]; and
(aa)    Liens arising by operation of law in the United States under Article 2 of the UCC in favor of a reclaiming seller of goods or buyer of goods.
6.2    Disposition of Assets. No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, directly or indirectly Dispose of (whether in one or a series of transactions) any Property (including the Stock of any Subsidiary of any Credit Party, whether in a public or private offering or otherwise, and accounts and notes receivable, with or without recourse), except:
(a)    Dispositions of Inventory, goods or services or of wornout obsolete, damaged or surplus equipment or fixtures, all in the ordinary course of business;
(b)    Dispositions not otherwise permitted hereunder which are made for fair market value and the mandatory prepayment in the amount of the Net Proceeds of such disposition is made if and to the extent required by Section 2.8; provided, that (i) at the time of any Disposition, no Event of Default shall exist or shall result from such Disposition, (ii) not less than 75% of the aggregate sales price from such disposition shall be paid in cash, (iii) the aggregate fair market value of all assets (as reasonably determined by the Borrower in good faith) so sold by the Credit Parties and their Subsidiaries, together, shall not exceed in any Fiscal Year $20,000,000 and (iv) after giving effect to such Disposition, the Credit Parties are in compliance on a pro forma basis with the covenants set forth in Article VII, recomputed for the most recent Fiscal Quarter for which financial statements have been delivered (or are required to have been delivered) under Section 5.1;
(c)    (i) Dispositions of Cash Equivalents in the ordinary course of business made to a Person that is not an Affiliate of any Credit Party and (ii) conversions of Cash Equivalents into cash or other Cash Equivalents;
(d)    transactions permitted under Section 6.1(l);
(e)    Investments permitted under Section 6.4, to the extent such Investment constitutes a Disposition;

(f)    the sale or issuance of (i) the Stock in the Borrower or a Subsidiary to any Credit Party or (ii) the Stock of a Foreign Subsidiary that is not a Credit Party to another Foreign Subsidiary that is not a Credit Party;
(g)    the transfer of Property (i) by a Credit Party to a Credit Party or (ii) by a Subsidiary that is not a Credit Party to (A) a Credit Party for no more than fair market value or (B) any other Subsidiary;
(h)    any Foreign Subsidiary may issue Stock to qualified directors where required by or to satisfy any applicable Requirement of Law, including any Requirement of Law with respect to ownership of Stock in Foreign Subsidiaries;
(i)    Dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;
(j)    transactions permitted by Section 6.3;
(k)    Dispositions of past due accounts receivable in the ordinary course of business (including any discount and/or forgiveness thereof) or, in the case of accounts receivable in default, in connection with the collection or compromise thereof and in any event, not involving any securitization thereof;
(l)    (i) any termination or abandonment of any lease in the ordinary course of business, (ii) any expiration of any option agreement in respect of real or personal property (iii) the licensing or sublicensing, on a non-exclusive basis, of Intellectual Property in the ordinary course of business, (iv) the lapse or abandonment of Intellectual Property that in the good faith judgment of the Borrower is immaterial and no longer economically practical or commercially desirable to maintain or useful in the conduct of its business and (v) any surrender or waiver of contractual rights or the settlement, release or surrender of contractual rights or litigation claims (including in tort) in the ordinary course of business; and
(m)    Dispositions of property subject to foreclosure, casualty, eminent domain or condemnation proceedings (including in lieu thereof or any similar proceeding).
Any reference in this Section 6.2 or in Section 6.3 to a combination, merger, consolidation, Disposition, dissolution, liquidation or transfer shall be deemed to apply to a Division (or the unwinding of such a Division) as if it were a combination, merger, consolidation, Disposition, dissolution, transfer or similar term, as applicable, to or with a separate Person.
6.3    Consolidations and Mergers. No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, merge with, consolidate with or into, dissolve or liquidate into or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except upon not less than five (5) Business Days prior written notice to Agent, (a) any Subsidiary of the Borrower may merge with, consolidate with or into, dissolve or liquidate into a Wholly-Owned Subsidiary of the Borrower which is a Domestic Subsidiary, provided that such Wholly-Owned Subsidiary which is a Domestic Subsidiary shall be the continuing or surviving entity and all actions reasonably required by Agent, including actions required to maintain perfected Liens on the Stock of the surviving entity and other Collateral in favor of Agent, shall have been completed; provided, if a Credit

Party is a constituent entity in such merger, dissolution or liquidation, a Credit Party must be the continuing or surviving entity, (b) any Foreign Subsidiary may merge with or dissolve or liquidate into another Foreign Subsidiary provided if a Foreign Subsidiary which is not an Excluded Foreign Subsidiary is a constituent entity in such merger, dissolution or liquidation, a Foreign Subsidiary which is not an Excluded Foreign Subsidiary shall be the continuing or surviving entity, (c) any other Subsidiary of the Borrower may liquidate or dissolve if (i) the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and it is not materially disadvantageous to the Lenders and (ii) to the extent such Subsidiary is a Guarantor, any assets or business not otherwise Disposed of in accordance with Section 6.2 or, in the case of any such business, discontinued, shall be transferred to, or otherwise owned or conducted by, a Credit Party after giving effect to such liquidation or dissolution and (d) any Person that is the target of a Permitted Acquisition may merge into a Credit Party or a Subsidiary of a Credit Party formed solely for the purpose of consummating such Permitted Acquisition; provided that the Credit Party or Subsidiary thereof (which shall become a Credit Party concurrently with the consummation of such Permitted Acquisition) shall be the continuing or surviving entity and all actions reasonably required by Agent, including actions required to grant perfected Liens on the Stock of the surviving entity and other Collateral in favor of Agent, shall have been completed.
6.4    Loans and Investments. No Credit Party shall and no Credit Party shall suffer or permit any of its Subsidiaries to (i) purchase or acquire any Stock, or any obligations or other securities of, or any interest in, any Person, including the establishment or creation of a Subsidiary, or (ii) make any Acquisitions, or (iii) make, purchase or acquire any advance, loan, extension of credit (other than trade payables in the ordinary course of business) or capital contribution to or any other investment in, any Person including the Borrower, any Affiliate of the Borrower or any Subsidiary of the Borrower (the items described in clauses (i), (ii) and (iii) are referred to as “Investments”), except for:
(a)    Investments in cash and Cash Equivalents;
(b)    Investments consisting of (i) extensions of credit or capital contributions by any Credit Party to or in any other then existing Credit Party, (ii) extensions of credit or capital contributions by the Borrower or any other Credit Party to or in any then existing Subsidiaries of the Borrower which are not Credit Parties not to exceed the greater of (x) $10,000,000 and (y) 25% of LTM Consolidated EBITDA in the aggregate at any time outstanding for all such extensions of credit and capital contributions; provided, if the Investments described in foregoing clauses (i) and (ii) are evidenced by notes, such notes shall be pledged to Agent, for the benefit of the Secured Parties, and have such terms as Agent may reasonably require, and (iii) extensions of credit or capital contributions by a Subsidiary of the Borrower which is not a Credit Party to or in another then existing Subsidiary of the Borrower which is not a Credit Party;
(c)    loans and advances to employees in the ordinary course of business not to exceed the greater of (i) $250,000 and (ii) 0.90% of LTM Consolidated EBITDA in the aggregate at any time outstanding;
(d)    Investments received as the non-cash portion of consideration received in connection with transactions permitted pursuant to Section 6.2(b);
(e)    Investments acquired in connection with the settlement of delinquent Accounts in the ordinary course of business or in connection with the bankruptcy or reorganization of suppliers or customers;
(f)    Investments consisting of non-cash loans made by Borrower to officers, directors and employees of a Credit Party which are used by such Persons to purchase simultaneously Stock of Borrower;

(g)    Investments existing on the Closing Date and set forth on Schedule 6.4;
(h)    Investments comprised of Indebtedness permitted by Section 6.5(o);
(i)    Subsidiaries of the Borrower may be established or created so long as the Credit Parties and such Subsidiary comply with the provisions of Section 5.13 to the extent applicable;
(j)    the Funding Date Redemption;
(k)    Permitted Acquisitions;
(l)    other Investments by a Credit Party in an aggregate amount equal to the Available Amount as of the applicable date of such Investment; provided no Event of Default shall have occurred and be continuing or would result therefrom;
(m)    bank deposits in the ordinary course of business;
(n)    the establishment and creation of a Subsidiary, subject to the satisfaction of any applicable requirements in Section 5.13 and the provisions of Section 6.4(b);
(o)    the prepayment of expenses or deposits made in the ordinary course of business; and
(p)    other Investments not to exceed the greater of (x) $7,000,000 and (y) 25% of LTM Consolidated EBITDA in the aggregate at any time outstanding; provided that before and immediately after giving effect to such Investment, no Default or Event of Default has occurred and is continuing.
6.5    Limitation on Indebtedness. No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, create, incur, assume, permit to exist, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:
(a)    the Obligations;
(b)    Indebtedness existing on the Closing Date and set forth in Schedule 6.5 including Permitted Refinancings thereof;
(c)    Indebtedness not to exceed $3,000,000 in the aggregate at any time outstanding, consisting of Capital Lease Obligations or secured by Liens permitted by Section 6.1(h) or Section 6.1(i) and Permitted Refinancings thereof;
(d)    unsecured intercompany Indebtedness permitted pursuant to Section 6.4(b);
(e)    [Reserved]; and
(f)    Indebtedness of a Subsidiary of the Borrower acquired pursuant to a Permitted Acquisition (or a similar Investment permitted by Section 6.4) or Indebtedness of a Target assumed at the time of a Permitted Acquisition of or such other Investment in such Target), in each case, other than revolving credit facilities or commitments therefor; provided that (i) such Indebtedness was not incurred in connection with, or in anticipation or contemplation of, such Permitted Acquisition or other Investment and (ii) the aggregate principal amount of all Indebtedness permitted by this Section 6.5(f) shall not at any time outstanding exceed $5,000,000;

(g)    unsecured Indebtedness of the Borrower or any of its Subsidiaries consisting of Contingent Acquisition Consideration; provided that (i) the maximum aggregate amount payable with respect to all such Contingent Acquisition Consideration does not exceed $10,000,000 in the aggregate at any time outstanding (assuming the remaining maximum performance standards related thereto are satisfied, except to the extent all or any portion thereof becomes a fixed, matured or earned amount, in which case such amount shall be deemed the actual amount of such Contingent Acquisition Consideration), and (ii) with respect to any Contingent Acquisition Consideration agreed to after the Closing Date, such Contingent Acquisition Consideration is subordinated to the Obligations on terms and conditions satisfactory to Agent;
(h)    [Reserved];
(i)    Indebtedness consisting of the financing of insurance premiums in the ordinary course of business;
(j)    [Reserved];
(k)    endorsements for collection or deposit in the ordinary course of business;
(l)    Rate Contracts entered into in the ordinary course of business for bona fide hedging purposes and not for speculation with (i) any Lender or an Affiliate of any Lender or (ii) otherwise with Agent’s prior written consent;
(m)    Indebtedness arising under indemnity agreements to title insurers to cause such title insurers to issue to Agent title insurance policies;
(n)    Indebtedness arising with respect to customary indemnification obligations and purchase price adjustments in favor of (i) sellers in connection with Acquisitions or similar Investments permitted hereunder and (ii) purchasers in connection with Dispositions permitted under Section 6.2(b);
(o)    Indebtedness arising under guaranties made in the ordinary course of business of obligations of any Credit Party, which obligations are otherwise permitted hereunder; provided that if such obligation is subordinated to the Obligations, such guaranty shall be subordinated to the same extent;
(p)    Indebtedness incurred in the ordinary course of business with respect to surety and appeals bonds, performance bonds and other similar obligations;
(q)    [Reserved];
(r)    Indebtedness consisting of promissory notes issued by Borrower to any stockholder of Borrower or any current or former director, officer, employee, member of management, manager or consultant of the any Credit Party (or their respective immediate family members) to finance the purchase or redemption of Stock permitted by Section 6.8(b); and
(s)    other Indebtedness not exceeding in the aggregate at any time outstanding $10,000,000.
6.6    Transactions with Affiliates. No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, (w) enter into any transaction with the any Affiliate of the Borrower or of any such Subsidiary (other than, in each case, transactions between or among Credit Parties) or any director (or similar official) of any of the foregoing, (x) pay any management, consulting or similar fees to any of the foregoing, (y) pay or reimburse any of the foregoing for any costs, expenses and similar, except:
(a)    (i) with respect to transactions between or among the Credit Parties and (ii) with respect to any other Affiliate or any other such Person as expressly permitted by Sections 6.4(f) and (j) and 6.8 of this Agreement;
(b)    in the ordinary course of business and pursuant to the reasonable requirements of the business of such Credit Party or such Subsidiary upon fair and reasonable terms no less favorable to such Credit Party or such Subsidiary than would be obtained in a comparable arm’s length transaction with a Person not an Affiliate of the Borrower or such Subsidiary; provided, further, that in no event shall a Credit Party or any Subsidiary of a Credit Party perform or provide any management, consulting, administrative or similar services to or for any Person other than another Credit Party, a Subsidiary of a Credit Party or a customer in the ordinary course of business;
(c)    payment of directors’ fees and reimbursement of actual out-of-pocket expenses incurred in connection with attending board of director meetings; and
(d)    employment agreements, equity incentive agreements and other employee management arrangements entered into in the ordinary course of business as conducted as of the Closing Date (so long as any such agreement is not adverse to the Lenders in any material respect as compared to the applicable agreement as in effect on the Closing Date).
6.7    Compliance with ERISA. No Credit Party shall, or shall permit any ERISA Affiliate to, cause or suffer to exist (a) any ERISA Event that could reasonably be expected to result in the imposition of a Lien on any assets of a Credit Party or Subsidiary of a Credit Party with respect to any Title IV Plan or Multiemployer Plan and (b) any other ERISA Event, that would, in the aggregate, reasonably be expected to have a Material Adverse Effect.
6.8    Restricted Payments. No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, (i) declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any Stock or (ii) purchase, redeem or otherwise acquire for value any Stock now or hereafter outstanding (the items described in clauses (i) and (ii) above are referred to as “Restricted Payments”); except that any Wholly-Owned Subsidiary of the Borrower may declare and pay dividends to the Borrower or any Wholly-Owned Subsidiary of the Borrower, and except that:
(a)    Borrower may declare and make dividend payments or other distributions payable solely in its Stock;
(b)    the Borrower may redeem from Stock from (A) Adams Street Partners and GP Investment Acquisition Corp. and (B) current or former directors, officers, employees, members of management, managers or consultants of the Borrower or any subsidiary (or their respective immediate family members) (and/or make payments on promissory notes issued by Borrower pursuant to Section 6.5(r)); provided all of the following conditions are satisfied:
(i)    no Default or Event of Default has occurred and is continuing or would arise as a result of such Restricted Payment; and

(ii)    the aggregate Restricted Payments permitted under this paragraph (b) (x) in any Fiscal Year of the Borrower shall not exceed the greater of $7,500,000 and 12.5% of LTM Consolidated EBITDA and (y) during the term of this Agreement shall not exceed the greater of $10,000,000 and 25% of LTM Consolidated EBITDA;
(c)    [Reserved];
(d)    any Subsidiary may make distributions to Borrower to the extent necessary to permit Borrower to pay franchise taxes, expenses and other fees, in each case, the extent necessary to permit Borrower to maintain its legal existence and to pay reasonable out-of-pocket general administrative costs and expenses (which may include out-of-pocket legal, accounting and filing costs, other reasonable and customary corporate overhead expenses incurred in the ordinary course of business and customary transaction-based fees and expenses of third-party investment bankers and advisers for services rendered to Borrower relating to Borrower and its Subsidiaries not prohibited hereunder), so long as Borrower applies the amount of any such Restricted Payment for any such purpose within 30 days of receipt;
(e)    the Borrower may make distributions and pay dividends to its equityholders not otherwise permitted to be made by this Section 6.8, and in an aggregate amount not to exceed the Available Amount as of the applicable date of such Restricted Payments; provided, all of the following conditions are satisfied:
(i)    no Event of Default shall have occurred and be continuing or would result therefrom; and
(ii)    after giving effect to such Restricted Payment, on a pro forma basis as of the last day of the most recently ended Fiscal Quarter for which financial statements have been delivered (or are required to have been delivered) pursuant to Section 5.1, the Consolidated Total Leverage Ratio is not greater than 2.25 to 1.00;
(f)    for any taxable period in which any Subsidiary of the Borrower is a member of a U.S. consolidated, combined or similar income tax group of which the Borrower is the common parent (a “Tax Group”), to pay federal, state and local income taxes of such Tax Group that are attributable to the taxable income of any such Subsidiary, provided, that, for each taxable period, the amount of such payments made in respect of such taxable period in the aggregate shall not exceed the amount that the applicable Subsidiaries would have been required to pay as a standalone U.S. consolidated, combined or similar income tax group;
(g)    the Borrower may make distributions and pay dividends to equityholders not otherwise permitted to be made by this Section 6.8 in an aggregate amount not to exceed $3,500,000; provided Event of Default shall have occurred and be continuing or would result therefrom;
6.9    Change in Business. No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, engage in any line of business other than those lines of business carried on by it on the Closing Date and any business reasonably related, complementary or ancillary thereto.
6.10    Change in Structure. Except as expressly permitted under Section 6.3, no Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, amend any of its Organization Documents in any respect materially adverse to Agent or Lenders.

6.11    Changes in Accounting, Name and Jurisdiction of Organization. No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, (i) make any significant change in accounting treatment or reporting practices, except as required by GAAP, (ii) change the Fiscal Year or method for determining Fiscal Quarters of any Credit Party or of any consolidated Subsidiary of any Credit Party, (iii) change its name as it appears in official filings in its jurisdiction of organization or (iv) change its jurisdiction of organization or formation, in the case of clauses (iii) and (iv), without at least ten (10) days’ prior written notice to Agent (or such shorter period as may be agreed by Agent in its sole discretion).
6.12    Limitation on Payments of Certain Indebtedness. No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, make any payment or prepayment of principal of, premium, if any, interest, fees, redemption, exchange, purchase, retirement, defeasance, sinking fund or similar payment with respect to, Subordinated Indebtedness (“Restricted Debt Payments”) except that:
(a)    [Reserved];
(b)    [Reserved];
(c)    [Reserved];
(d)    [Reserved];
(e)    [Reserved];
(f)     the Credit Parties may make any Restricted Debt Payment not otherwise permitted to be made by this Section 6.12, and in an aggregate amount not to exceed the Available Amount as of the applicable date of such Restricted Debt Payments; provided, all of the following conditions are satisfied for each Restricted Debt Payment:
(i)    no Event of Default shall have occurred and be continuing or would result therefrom; and
(ii)    after giving effect to such Restricted Debt Payment, on a pro forma basis as of the last day of the most recently ended Fiscal Quarter for which financial statements have been delivered (or are required to have been delivered) pursuant to Section 5.1 the Consolidated Total Leverage Ratio is not greater than 2.25 to 1.00;
(g)    the Credit Parties may make any Restricted Debt Payment, in each case, not otherwise permitted to be made by this Section 6.12 in an aggregate amount not to exceed $3,500,000; provided no Default or Event of Default shall have occurred and be continuing or would result therefrom;
(h)    [Reserved]; and
(i)    the Credit Parties may make payments of intercompany Indebtedness permitted under Section 6.5; provided that if an Event of Default is continuing, only payments owing to Credit Parties shall be made thereunder.
6.13    Amendments to Certain Indebtedness. No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries directly or indirectly to, change or amend the terms of any Subordinated Indebtedness not subject to a subordination agreement or other applicable subordination terms if the effect of such change or amendment is to: (A) increase the interest rate on such Indebtedness; (B) shorten the dates upon which payments of principal or interest are due on such Indebtedness; (C) add or change in a manner adverse to the Credit Parties any event of default or add or make more restrictive any covenant with respect to such Indebtedness; (D) change in a manner adverse to the Credit Parties the prepayment provisions of such Indebtedness; (E) change the subordination provisions thereof (or the subordination terms of any guaranty thereof); or (F) change or amend any other term if such change or amendment would materially increase the obligations of the Credit Parties or confer additional material rights on the holder of such Indebtedness in a manner adverse to the Credit Parties, Agent or Lenders
6.14    No Negative Pledges. No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual restriction or encumbrance of any kind on the ability of any Credit Party or Subsidiary to pay dividends or make any other distribution on any of such Credit Party’s or Subsidiary’s Stock or to pay fees, including management fees, or make other payments and distributions to the Borrower or any other Credit Party, in each case except pursuant to this Agreement as in effect on the Closing Date and (ii) to the extent no more restriction than those contained in this Agreement, so long as not more restriction than this Agreement with regarding to pari passu Indebtedness and not restricted Subordinated Indebtedness with all other debt. No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, directly or indirectly, enter into, assume or become subject to any Contractual Obligation prohibiting or otherwise restricting the existence of any Lien upon any of its assets in favor of Agent, whether now owned or hereafter acquired except in connection with any document or instrument governing Liens permitted pursuant to Sections 6.1(h) and 6.1(i) provided that any such restriction contained therein relates only to the asset or assets subject to such permitted Liens.
6.15    OFAC; USA Patriot Act; Anti-Corruption Laws. No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to fail to comply with the laws, regulations and executive orders referred to in Section 4.22. No Credit Party or Subsidiary, nor to the knowledge of the Credit Party, any director, officer, agent, employee, or other person acting on behalf of the Credit Party or any Subsidiary, will request or use the proceeds of any Loan, directly or indirectly, (A) for any payments to any Person, including any government official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, or otherwise take any action, directly or indirectly, that would result in a violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Person on the SDN List or a government of a Sanctioned Country, to the extent such activities, business or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto. Furthermore, the Credit Parties will not, directly or indirectly, use the proceeds of the transaction, or lend, contribute or otherwise make available such proceeds to any Subsidiary, Affiliate, joint venture partner or other Person, to fund any activities of or business with any Person, or in any country or territory, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any Person participating in the transaction of any Sanctions.
6.16    Sale-Leasebacks. No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, engage in a sale leaseback, synthetic lease or similar transaction involving any of its assets.
ARTICLE VII

FINANCIAL COVENANTS
Each Credit Party covenants and agrees that until the Facility Termination Date:

7.1    Consolidated Total Leverage Ratio. The Credit Parties shall not suffer or permit the Consolidated Total Leverage Ratio as of the last day of any Fiscal Quarter of the Borrower to exceed 3.75:1.00.
7.2    Fixed Charge Coverage Ratio. The Credit Parties shall not suffer or permit the Consolidated Fixed Charge Coverage Ratio as of the last day of any Fiscal Quarter of the Borrower to be less than 1.25:1.00.
7.3    Minimum Liquidity Covenant. The Borrower shall, as of the last day of each Fiscal Quarter, maintain a minimum average daily balance of $20,000,000 of domestic cash for each day in such Fiscal Quarter.
7.4    Equity Cure. In the event the Credit Parties fail to comply with the financial covenant set forth in Section 7.1 as of the last day of any Fiscal Quarter, any cash equity contribution to Borrower (funded with the proceeds of common equity issued by the Borrower or other equity issued by the Borrower having terms reasonably acceptable to Agent and in any case, not constituting Disqualified Stock) after the last day of such Fiscal Quarter and on or prior to the day that is fifteen (15) Business Days after the day on which financial statements are required to be delivered for that Fiscal Quarter will, at the irrevocable election of the Borrower, be included in the calculation of Consolidated EBITDA solely for the purposes of determining compliance with such covenant in Section 7.1 at the end of such Fiscal Quarter (each, a “Cure Quarter”) and any subsequent period that includes such Cure Quarter (any such equity contribution so included in the calculation of Consolidated EBITDA, a “Specified Equity Contribution”); provided that (a) notice of Borrower’s intent to accept a Specified Equity Contribution shall be delivered by the Borrower no later than the day on which financial statements are required to be delivered for the applicable Fiscal Quarter, (b) in each consecutive four (4) Fiscal Quarter period there will be at least two (2) Fiscal Quarters in which no Specified Equity Contribution is made, (c) the amount of any Specified Equity Contribution will be no greater than the amount required to cause the Credit Parties to be in compliance with such financial covenant (the “Cure Amount”), (d) all Specified Equity Contributions will be disregarded for purposes of the calculation of Consolidated EBITDA for all other purposes, including calculating basket levels, pricing, determining compliance with incurrence based or pro forma calculations or conditions and any other items governed by reference to Consolidated EBITDA, (e) there shall be no more than five (5) Specified Equity Contributions made in the aggregate after the Closing Date, and (f) there shall be no pro forma or other reduction in Consolidated Total Net Indebtedness (through either netting of cash or prepayment of Indebtedness) in connection with any Specified Equity Contribution (or the application of the proceeds thereof) for determining compliance with each financial covenant under Article VII for the periods including the Cure Quarter unless actually utilized to pay down the Term Loans; provided that there shall be no de-leveraging credit for the period ending on the last day of the Cure Quarter in respect of which the equity cure is exercised. Upon the Agent’s receipt of notice from the Borrower of its intent to make a Specified Equity Contribution pursuant to this Section 7.4 no later than the day on which financial statements are required to be delivered for the applicable Fiscal Quarter, then, until the day that is fifteen (15) Business Days after such date, neither Agent nor any Lender shall exercise the right to accelerate the Loans or terminate the Commitments and neither Agent nor any Lender shall exercise any right to foreclose on or take possession of the Collateral solely on the basis of an Event of Default having occurred and being continuing under Sections 7.1 in respect of the period ending on the last day of such Fiscal Quarter; provided that in no event shall the Lenders have any obligation to fund any Loan until such Specified Equity Contribution is made.

ARTICLE VIII

EVENTS OF DEFAULT
8.1    Event of Default. Any of the following shall constitute an “Event of Default”:
(a)    Non-Payment. Any Credit Party fails to pay when and as required to be paid herein (i) any amount of principal of any Loan when due, including, but not limited to, after maturity of the Loans or (ii) to pay within three (3) Business Days after the same becomes due, interest on any Loan, or any fee or (iii) within five (5) Business Days after the earlier of (A) the Borrower obtaining Knowledge that the same has become due or (B) written notice from the Agent to the Borrower, any other fee payable herein or any other amount payable hereunder or pursuant to any other Loan Document becomes due; or
(b)    Representation or Warranty. Any representation, warranty or certification made by the Borrower or deemed made by the Borrower on behalf of the Borrower or any other Credit Party and contained herein, in any other Loan Document, or which is contained in any document delivered in connection herewith or therewith shall be incorrect in any material respect (without duplication of other materiality qualifiers contained therein) on or as of the date made or deemed made; or
(c)    Specific Covenants. Any Credit Party fails to perform or observe any term, covenant or agreement contained in (i) Section 5.1, Section 5.2(b) and Section 5.9, in each case, within ten (10) Business Days after the same becomes due or required or (ii) Section 5.3(a), Section 5.6, Section 5.10, Article VI or Article VII hereof (subject to Section 7.4); or
(d)    Other Defaults. Any Credit Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in this Agreement or any other Loan Document, and such failure continues for thirty (30) days after the earlier of (i) the date upon which a Responsible Officer of any Credit Party becomes aware of such default; or (ii) written notice thereof is given to the Borrower by Agent or Required Lenders; or
(e)    CrossDefault. Any Credit Party (i) fails to make any payment in respect of any Material Indebtedness when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such failure continues after the applicable grace or notice period, if any, specified in the document relating thereto on the date of such failure (other than Indebtedness hereunder); or (ii) fails to perform or observe any other agreement or condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such Material Indebtedness, if the effect of which event of default is to cause, or to permit the holder or holders of such Material Indebtedness or beneficiary or beneficiaries of such Material Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause with the giving of notice if required, such Material Indebtedness to be declared to be due and payable (or otherwise required immediately to be prepaid, redeemed, purchased or defeased) prior to its stated maturity or cash collateral in respect thereof to be demanded; or
(f)    Insolvency; Voluntary Proceedings. The Borrower ceases or fails, or the Credit Parties and their Subsidiaries (other than an Immaterial Subsidiary) on a consolidated basis, cease or fail, to be Solvent, or any Credit Party or any Subsidiary (other than an Immaterial Subsidiary) of any Credit Party: (i) generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (ii) except as expressly permitted under Section 6.3, voluntarily ceases to conduct its business in the ordinary course; (iii) commences any Insolvency Proceeding with respect to itself; or (iv) takes any action to effectuate or authorize any of the foregoing; or
(g)    Involuntary Proceedings. (i) Any involuntary Insolvency Proceeding is commenced or filed against any Credit Party or any Subsidiary of any Credit Party (other than an Immaterial Subsidiary), or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against a substantial part of any such Person’s Properties, and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within sixty (60) days after commencement, filing or levy; (ii) any Credit Party or any Subsidiary of any Credit Party (other than an Immaterial Subsidiary) admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; or (iii) any Credit Party or any Subsidiary of any Credit Party (other than an Immaterial Subsidiary) acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a material portion of its Property or business; or
(h)    Judgments. (i) For matters publicly disclosed prior to the Closing Date, one or more final and non-appealable judgments or non-interlocutory orders by a court of competent jurisdiction shall be entered against any one or more of the Credit Parties or any of their respective Subsidiaries involving in the aggregate a liability exceeding $65,000,000 (excluding amounts covered by insurance to the extent the relevant independent third-party insurer has not denied coverage therefor or another creditworthy (as determined by the Borrower in good faith in consultation with the Agent) indemnitor), and the same shall remain unsatisfied, unvacated, undischarged and unstayed or unbonded pending appeal for a period of seventy-five (75) consecutive days after the entry thereof; or (ii) for all other matters not covered by clause (i) above, one or more final and non-appealable judgments or non-interlocutory orders by a court of competent jurisdiction shall be entered against any one or more of the Credit Parties or any of their respective Subsidiaries involving in the aggregate a liability of the greater of $7,000,000 and 25% of Consolidated EBITDA (excluding amounts covered by insurance to the extent the relevant independent third-party insurer has not denied coverage therefor or another creditworthy (as determined by the Borrower in good faith in consultation with the Agent) indemnitor), and the same shall remain unsatisfied, unvacated, undischarged and unstayed or unbonded pending appeal for a period of sixty (60) consecutive days after the entry thereof; or
(i)    [Reserved].
(j)    Collateral. Any material provision of any Loan Document shall for any reason cease to be valid and binding on or enforceable against any Credit Party or any Subsidiary of any Credit Party thereto or any Credit Party shall so state in writing or bring an action to limit its obligations or liabilities thereunder; or any Collateral Document shall for any reason (other than pursuant to the terms thereof) cease to create a valid security interest in the Collateral (to the extent that such perfection or priority is required hereby) purported to be covered thereby or such security interest shall for any reason (other than the failure of Agent to take any action within its control) cease to be a perfected and first priority security interest subject only to Permitted Liens; or
(k)    Change of Control. A Change of Control shall occur; or
(l)    ERISA. One or more ERISA Events shall have occurred which would reasonably be expected to result in a Material Adverse Effect.

8.2    Remedies. Upon the occurrence and during the continuance of any Event of Default, Agent may, and shall at the request of the Required Lenders:
(a)    declare all or any portion of any one or more of the Commitments of each Lender to make Loans to be terminated, whereupon all or such portion of such Commitments shall forthwith be terminated;
(b)    declare all or any portion of the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable; without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by each Credit Party; and/or
(c)    exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable law;
provided, however, that upon the occurrence of any event specified in Section 8.1(f) or 8.1(g) above (in the case of clause (i) of Section 8.1(g) upon the expiration of the sixty (60) day period mentioned therein), the obligation of each Lender to make Loans shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of Agent or any Lender.
8.3    Rights Not Exclusive. The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.
ARTICLE IX

AGENT
9.1    Appointment and Duties.
(a)    Appointment of Agent. Each Secured Party hereby appoints Capital One (together with any successor Agent pursuant to Section 9.9) as Agent hereunder and authorizes Agent to (i) execute and deliver the Loan Documents and accept delivery thereof on its behalf from any Credit Party, (ii) take such other actions on its behalf and to exercise all rights, powers and remedies and perform the duties as are expressly delegated to Agent under such Loan Documents and (iii) exercise such powers as are reasonably incidental thereto. Each Secured Party further consents to and authorizes Agent’s execution and delivery of any additional intercreditor or subordination agreements from time to time as contemplated by the terms hereof on behalf of such Secured Party and agrees to be bound by the terms and provisions thereof, including any purchase option contained therein.
(b)    Duties as Collateral and Disbursing Agent. Without limiting the generality of clause (a) above, Agent shall have the sole and exclusive right and authority (to the exclusion of the Secured Parties), and is hereby authorized, to (i) act as the disbursing and collecting agent for the Lenders with respect to all payments and collections arising in connection with the Loan Documents (including in any proceeding described in Sections 8.1(f) or 8.1(g) or any other bankruptcy, insolvency or similar proceeding), and each Person making any payment in connection with any Loan Document to any Secured Party is hereby authorized to make such payment to Agent, (ii) file and prove claims and file other documents necessary or desirable to allow the claims of the Secured Parties with respect to any Obligation in any proceeding described in Section 8.1(f) or 8.1(g) or any other bankruptcy, insolvency or similar proceeding (but not to vote, consent or otherwise act on behalf of such Person), (iii) act as collateral agent for each Secured Party for purposes of the perfection of all Liens created by such agreements and all other purposes stated therein, (iv) manage, supervise and otherwise deal with the Collateral, (v) take such other action as is necessary or desirable to maintain the perfection and priority of the Liens created or purported to be created by the Loan Documents, (vi) except as may be otherwise specified in any Loan Document, exercise all remedies given to Agent and the other Secured Parties with respect to the Credit Parties and/or the Collateral, whether under the Loan Documents, applicable Requirements of Law or otherwise and (vii) execute any amendment, consent or waiver under the Loan Documents on behalf of any Lender that has consented in writing to such amendment, consent or waiver; provided, however, that Agent hereby appoints, authorizes and directs each Secured Party to act as collateral sub-agent for Agent, the Secured Parties for purposes of the perfection of all Liens with respect to the Collateral, including any deposit account maintained by a Credit Party with, and cash and Cash Equivalents held by, such Secured Party, and may further authorize and direct the Secured Parties to take further actions as collateral sub-agents for purposes of enforcing such Liens or otherwise to transfer the Collateral subject thereto to Agent, and each Secured Party hereby agrees to take such further actions to the extent, and only to the extent, so authorized and directed.
(c)    Limited Duties. Under the Loan Documents, Agent (i) is acting solely on behalf of the Secured Parties (except to the limited extent provided in Section 2.4(b) with respect to the Register), with duties that are entirely administrative in nature, notwithstanding the use of the defined term “Agent”, the terms “agent”, “Agent” and “collateral agent” and similar terms in any Loan Document to refer to Agent, which terms are used for title purposes only, (ii) is not assuming and shall not have any actual or implied obligations, functions, responsibilities, duties, under any Loan Document other than as expressly set forth therein or any role as agent, fiduciary or trustee of or for any Secured Party or any other Person, and each Secured Party, by accepting the benefits of the Loan Documents, hereby waives and agrees not to assert any claim against Agent based on the roles, duties and legal relationships expressly disclaimed in clauses (i) and (ii) above.
9.2    Binding Effect. Each Secured Party, by accepting the benefits of the Loan Documents, agrees that (i) any action taken (or omitted to be taken) by Agent or the Required Lenders (or, if expressly required hereby, a greater proportion of the Lenders) in accordance with the provisions of the Loan Documents, (ii) any action taken (or omitted to be taken) by Agent in reliance upon the instructions of Required Lenders (or, where so required, such greater proportion) and (iii) the exercise by Agent or the Required Lenders (or, where so required, such greater proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Secured Parties.
9.3    Use of Discretion.
(a)    No Action without Instructions. Agent shall not be required to exercise any discretion or take, or to omit to take, any action, including with respect to enforcement or collection, except any action it is required to take or omit to take (i) under any Loan Document or (ii) pursuant to instructions from the Required Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders).
(b)    Right Not to Follow Certain Instructions. Notwithstanding clause (a) above, Agent shall not be required to take, or to omit to take, any action (i) unless, upon demand, Agent receives an indemnification satisfactory to it from the Lenders (or, to the extent applicable and acceptable to Agent, any other Person) against all Liabilities that, by reason of such action or omission, may be imposed on, incurred by or asserted against Agent or any Related Person thereof or (ii) that is, in the opinion of Agent or its counsel, contrary to any Loan Document or applicable Requirement of Law.
(c)    Exclusive Right to Enforce Rights and Remedies. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Credit Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, Agent in accordance with the Loan Documents for the benefit of all the Secured Parties; provided that the foregoing shall not prohibit (i) Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Agent) hereunder and under the other Loan Documents, (ii) [reserved], (iii) any Lender from exercising setoff rights in accordance with Section 10.11 and this Section 9.3 or (iv) any Secured Party from filing proofs of claim (and thereafter appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Credit Party under any bankruptcy or other debtor relief law), but in the case of this clause (iv) if, and solely if, Agent has not filed such proof of claim or other instrument of similar character in respect of the Obligations under the Loan Documents within five (5) days before the expiration of the time to file the same.
9.4    Delegation of Rights and Duties. Agent may, upon any term or condition it specifies, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other action with respect to, any Loan Document by or through any trustee, co-agent, employee, attorney-in-fact and any other Person (including any Secured Party). Any such Person shall benefit from this Article IX to the extent provided by Agent.
9.5    Reliance and Liability. Agent may, without incurring any liability hereunder, (i) treat the payee of any Term Note as its holder until such Term Note has been assigned in accordance with Section 10.9, (ii) rely on the Register to the extent set forth in Section 2.4, (iii) consult with any of its Related Persons and, whether or not selected by it, any other advisors, accountants and other experts (including advisors to, and accountants and experts engaged by, any Credit Party) and (iv) rely and act upon any document and information (including those transmitted by Electronic Transmission) and any telephone message or conversation, in each case believed by it to be genuine and transmitted, signed or otherwise authenticated by the appropriate parties.
(a)    None of Agent and its Related Persons shall be liable for any action taken or omitted to be taken by any of them under or in connection with any Loan Document, and each Secured Party, the Borrower and each other Credit Party hereby waive and shall not assert (and the Borrower shall cause each other Credit Party to waive and agree not to assert) any right, claim or cause of action based thereon, except to the extent of liabilities resulting primarily from the gross negligence or willful misconduct of Agent or, as the case may be, such Related Person (each as determined in a final, non-appealable judgment by a court of competent jurisdiction) in connection with the duties expressly set forth herein. Without limiting the foregoing, Agent and its Related Persons:
(i)    shall not be responsible or otherwise incur liability for any action or omission taken in reliance upon the instructions of the Required Lenders or for the actions or omissions of any of its Related Persons selected with reasonable care (other than employees, officers and directors of Agent, when acting on behalf of Agent);

(ii)    shall not be responsible to any Secured Party or other Person for the due execution, legality, validity, enforceability, effectiveness, genuineness, sufficiency or value of, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, any Loan Document;
(iii)    makes no warranty or representation, and shall not be responsible, to any Secured Party or other Person for any statement, document, information, representation or warranty made or furnished by or on behalf of any Credit Party or any Related Person of any Credit Party in connection with any Loan Document or any transaction contemplated therein or any other document or information with respect to any Credit Party, whether or not transmitted or (except for documents expressly required under any Loan Document to be transmitted to the Lenders) omitted to be transmitted by Agent, including as to completeness, accuracy, scope or adequacy thereof, or for the scope, nature or results of any due diligence performed by Agent in connection with the Loan Documents;
(iv)    shall not have any duty to ascertain or to inquire as to the performance or observance of any provision of any Loan Document, whether any condition set forth in any Loan Document is satisfied or waived, as to the financial condition of any Credit Party or as to the existence or continuation or possible occurrence or continuation of any Default or Event of Default and shall not be deemed to have notice or knowledge of such occurrence or continuation unless it has received a notice from the Borrower or any Secured Party describing such Default or Event of Default clearly labeled “notice of default” (in which case Agent shall promptly give notice of such receipt to all Lenders);
(v)    shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions. Without limiting the generality of the foregoing, Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Institution;
and, for each of the items set forth in clauses (i) through (v) above, each Secured Party and the Borrower hereby waives and agrees not to assert (and the Borrower shall cause each other Credit Party to waive and agree not to assert) any right, claim or cause of action it might have against Agent based thereon.
9.6    Agent Individually. Agent and its Affiliates may make loans and other extensions of credit to, acquire Stock of, engage in any kind of business with, any Credit Party or Affiliate thereof as though it were not acting as Agent and may receive separate fees and other payments therefor. To the extent Agent or any of its Affiliates makes any Loan or otherwise becomes a Lender hereunder, it shall have and may exercise the same rights and powers hereunder and shall be subject to the same obligations and liabilities as any other Lender and the terms “Lender”, “Required Lender”, and any similar terms shall, except where otherwise expressly provided in any Loan Document, include Agent or such Affiliate, as the case may be, in its individual capacity as Lender, or one of the Required Lenders, respectively.
9.7    Lender Credit Decision. Each Secured Party acknowledges that it shall, independently and without reliance upon Agent, any other Secured Party or any of their Related Persons or upon any document (including any offering and disclosure materials in connection with the syndication of the Loans) solely or in part because such document was transmitted by Agent or any of its Related Persons, conduct its own independent investigation of the financial condition and affairs of each Credit Party and make and continue to make its own credit decisions in connection with entering into, and taking or not taking any action under, any Loan Document or with respect to any transaction contemplated in any Loan Document, in each case based on such documents and information as it shall deem appropriate. Except for documents expressly required by any Loan Document to be transmitted by Agent to the Lenders, Agent shall not have any duty or responsibility to provide any Secured Party with any credit or other information concerning the business, prospects, operations, Property, financial and other condition or creditworthiness of any Credit Party or any Affiliate of any Credit Party that may come in to the possession of Agent or any of its Related Persons.
9.8    Expenses; Indemnities; Withholding.
(a)    Each Lender agrees to reimburse Agent and each of its Related Persons (to the extent not reimbursed by any Credit Party) promptly upon demand, severally and ratably, for any costs and expenses (including fees, charges and disbursements of financial, legal and other advisors and Other Taxes paid in the name of, or on behalf of, any Credit Party) that may be incurred by Agent or any of its Related Persons in connection with the preparation, syndication, execution, delivery, administration, modification, consent, waiver or enforcement of, or the taking of any other action (whether through negotiations, through any work-out, bankruptcy, restructuring or other legal or other proceeding (including preparation for and/or response to any subpoena or request for document production relating thereto) or otherwise) in respect of, or legal advice with respect to, its rights or responsibilities under, any Loan Document.
(b)    Each Lender further agrees to indemnify Agent, and each of its Related Persons (to the extent not reimbursed by any Credit Party), severally and ratably, from and against Liabilities (including, to the extent not indemnified pursuant to Section 9.8(c), Taxes, interests and penalties imposed for not properly withholding or backup withholding on payments made to or for the account of any Lender) that may be imposed on, incurred by or asserted against Agent or any of its Related Persons in any matter relating to or arising out of, in connection with or as a result of any Loan Document, any Related Document, or any other act, event or transaction related, contemplated in or attendant to any such document, or, in each case, any action taken or omitted to be taken by Agent or any of its Related Persons under or with respect to any of the foregoing; provided, that no Lender shall be liable to Agent or any of its Related Persons to the extent such liability has resulted primarily from the gross negligence or willful misconduct of Agent or, as the case may be, such Related Person, as determined by a court of competent jurisdiction in a final non-appealable judgment or order.
(c)    To the extent required by any Requirement of Law, Agent may withhold from any payment to any Lender under a Loan Document an amount equal to any applicable withholding Tax (including withholding Taxes imposed under Chapters 3 and 4 of Subtitle A of the Code). If the IRS or any other Governmental Authority asserts a claim that Agent did not properly withhold Tax from amounts paid to or for the account of any Lender (because the appropriate certification form was not delivered, was not properly executed, or fails to establish an exemption from, or reduction of, withholding Tax with respect to a particular type of payment, or because such Lender failed to notify Agent or any other Person of a change in circumstances which rendered the exemption from, or reduction of, withholding Tax ineffective, failed to maintain a Participant Register or for any other reason), or Agent reasonably determines that it was required to withhold Taxes from a prior payment but failed to do so, such Lender shall promptly indemnify Agent fully for all amounts paid, directly or indirectly, by Agent as Tax or otherwise, including penalties and interest, and together with all expenses incurred by Agent, including legal expenses, allocated internal costs and out-of-pocket expenses. Agent may offset against any payment to any Lender under a Loan Document, any applicable withholding Tax that was required to be withheld from any prior payment to such Lender but which was not so withheld, as well as any other amounts for which Agent is entitled to indemnification from such Lender under this Section 9.8(c).
9.9    Resignation of Agent.
(a)    Agent may resign at any time by delivering notice of such resignation to the Lenders and the Borrower, effective on the date set forth in such notice or, if no such date is set forth therein, upon the date such notice shall be effective in accordance with the terms of this Section 9.9. If Agent delivers any such notice, the Required Lenders shall have the right to appoint a successor Agent. If, after 30 days after the date of the retiring Agent’s notice of resignation, no successor Agent has been appointed by the Required Lenders that has accepted such appointment, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent from among the Lenders. Each appointment under this clause (a) (other than an appointment by Agent) shall be subject to the prior consent of the Borrower, which may not be unreasonably withheld but shall not be required during the continuance of an Event of Default.
(b)    Effective immediately upon its resignation, (i) the retiring Agent shall be discharged from its duties and obligations under the Loan Documents, (ii) the Lenders shall assume and perform all of the duties of Agent until a successor Agent shall have accepted a valid appointment hereunder, (iii) the retiring Agent and its Related Persons shall no longer have the benefit of any provision of any Loan Document other than with respect to any actions taken or omitted to be taken while such retiring Agent was, or because such Agent had been, validly acting as Agent under the Loan Documents and (iv) subject to its rights under Section 9.3, the retiring Agent shall take such action as may be reasonably necessary to assign to the successor Agent its rights as Agent under the Loan Documents. Effective immediately upon its acceptance of a valid appointment as Agent, a successor Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Agent under the Loan Documents.
9.10    Release of Collateral or Guarantors. Each Secured Party hereby consents to the release and hereby directs Agent to release (or, in the case of clause (b)(ii) below, release or subordinate) the following:
(a)    any Subsidiary of the Borrower from its guaranty of any Obligation if all of the Stock of such Subsidiary owned by any Credit Party are sold or transferred in a transaction permitted under the Loan Documents (including pursuant to a waiver or consent), to the extent that, after giving effect to such transaction, such Subsidiary would not be required to guaranty any Obligations pursuant to Section 5.13; and
(b)    any Lien held by Agent for the benefit of the Secured Parties against (i) any Collateral that is sold, transferred, conveyed or otherwise disposed of by a Credit Party in a transaction permitted by the Loan Documents (including pursuant to a valid waiver or consent), to the extent all Liens required to be granted in such Collateral pursuant to Section 5.13 after giving effect to such transaction have been granted, (ii) any Property subject to a Lien permitted hereunder in reliance upon Section 6.1(h) or 6.1(i) and (iii) all of the Collateral and all Credit Parties, upon (A) the occurrence of the Facility Termination Date and (B) to the extent requested by Agent, receipt by Agent and the Secured Parties of liability releases from the Credit Parties each in form and substance reasonably acceptable to Agent.
Each Secured Party hereby directs Agent, and Agent hereby agrees, upon receipt of reasonable advance notice from the Borrower, to execute and deliver or file such documents and to perform other actions reasonably necessary at the Borrower’s expense to release the guaranties and Liens when and as directed in this Section 9.10.

9.11    Additional Secured Parties. The benefit of the provisions of the Loan Documents directly relating to the Collateral or any Lien granted thereunder shall extend to and be available to any Secured Party that is not a Lender party hereto as long as, by accepting such benefits, such Secured Party agrees, as among Agent and all other Secured Parties, that such Secured Party is bound by (and, if requested by Agent, shall confirm such agreement in a writing in form and substance acceptable to Agent). Section 2.10, this Article IX, Section 10.3, Section 10.9, Section 10.10, Section 10.11, Section 10.15, Section 10.16, Section 10.17, Section 10.20, Section 10.23 and Section 11.1, all terms and provisions contained herein applicable to Secured Swap Providers or Secured Cash Management Banks, as applicable, and the decisions and actions of Agent and the Required Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders or other parties hereto as required herein) to the same extent a Lender is bound; provided, however, that, notwithstanding the foregoing, (a) such Secured Party shall be bound by Section 9.8 only to the extent of Liabilities, costs and expenses with respect to or otherwise relating to the Collateral held for the benefit of such Secured Party, in which case the obligations of such Secured Party thereunder shall not be limited by any concept of pro rata share or similar concept, (b) each of Agent, the Lenders party hereto shall be entitled to act at its sole discretion, without regard to the interest of such Secured Party, regardless of whether any Obligation to such Secured Party thereafter remains outstanding, is deprived of the benefit of the Collateral, becomes unsecured or is otherwise affected or put in jeopardy thereby, and without any duty or liability to such Secured Party or any such Obligation and (c) except as otherwise set forth herein, such Secured Party shall not have any right to be notified of, consent to, direct, require or be heard with respect to, any action taken or omitted in respect of the Collateral or under any Loan Document.
9.12    Additional Titles. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Lead Arranger shall not have any duties or responsibilities, nor shall the Lead Arranger have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Lead Arranger.
9.13    Credit Bid. Each of the Lenders hereby irrevocably authorizes (and by entering into a Secured Rate Contract or Secured Cash Management Agreement, each Secured Swap Provider or Secured Cash Management Bank, as the case may be, hereby authorizes and shall be deemed to authorize) Agent, on behalf of all Secured Parties to take any of the following actions upon the instruction of the Required Lenders:
(a)    consent to the Disposition of all or any portion of the Collateral free and clear of the Liens securing the Obligations in connection with any Disposition pursuant to the applicable provisions of the Bankruptcy Code, including Section 363 thereof;
(b)    credit bid all or any portion of the Obligations, or purchase all or any portion of the Collateral (in each case, either directly or through one or more acquisition vehicles), in connection with any Disposition of all or any portion of the Collateral pursuant to the applicable provisions of the Bankruptcy Code, including under Section 363 thereof;
(c)    credit bid all or any portion of the Obligations, or purchase all or any portion of the Collateral (in each case, either directly or through one or more acquisition vehicles), in connection with any Disposition of all or any portion of the Collateral pursuant to the applicable provisions of the UCC, including pursuant to Sections 9-610 or 9-620 of the UCC;
(d)    credit bid all or any portion of the Obligations, or purchase all or any portion of the Collateral (in each case, either directly or through one or more acquisition vehicles), in connection with any foreclosure or other Disposition conducted in accordance with applicable law following the occurrence of an Event of Default, including by power of sale, judicial action or otherwise; and/or
(e)    estimate the amount of any contingent or unliquidated Obligations of such Lender or other Secured Party;
it being understood that no Lender shall be required to fund any amount (other than by means of offset) in connection with any purchase of all or any portion of the Collateral by Agent pursuant to the foregoing clauses (b), (c) or (d) without its prior written consent.
Each Secured Party agrees that Agent is under no obligation to credit bid any part of the Obligations or to purchase or retain or acquire any portion of the Collateral; provided that, in connection with any credit bid or purchase described under clauses (b), (c) or (d) of the preceding paragraph, the Obligations owed to all of the Secured Parties (other than with respect to contingent or unliquidated liabilities as set forth in the next succeeding paragraph) may be, and shall be, credit bid by Agent on a ratable basis.
With respect to each contingent or unliquidated claim that is an Obligation, Agent is hereby authorized, but is not required, to estimate the amount thereof for purposes of any credit bid or purchase described in the second preceding paragraph so long as the estimation of the amount or liquidation of such claim would not unduly delay the ability of Agent to credit bid the Obligations or purchase the Collateral in the relevant Disposition. In the event that Agent, in its sole and absolute discretion, elects not to estimate any such contingent or unliquidated claim or any such claim cannot be estimated without unduly delaying the ability of Agent to consummate any credit bid or purchase in accordance with the second preceding paragraph, then any contingent or unliquidated claims not so estimated shall be disregarded, shall not be credit bid, and shall not be entitled to any interest in the portion or the entirety of the Collateral purchased by means of such credit bid.
Each Secured Party whose Obligations are credit bid under clauses (b), (c) or (d) of the third preceding paragraph shall be entitled to receive interests in the Collateral or any other asset acquired in connection with such credit bid (or in the Stock of the acquisition vehicle or vehicles that are used to consummate such acquisition) on a ratable basis in accordance with the percentage obtained by dividing (x) the amount of the Obligations of such Secured Party that were credit bid in such credit bid or other Disposition, by (y) the aggregate amount of all Obligations that were credit bid in such credit bid or other Disposition.
9.14    Certain ERISA Matters.
(a)    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower, that at least one of the following is and will be true:
(i)    such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, or participation in, administration of and performance of the Loans, the Commitments or this Agreement;
(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement;
(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement; or
(iv)    such other representation, warranty and covenant as may be agreed in writing between the Agent, in its sole discretion, and such Lender.
In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower, that the Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Agent under this Agreement, any Loan Document or any documents related hereto or thereto).
ARTICLE X

MISCELLANEOUS
10.1    Amendments and Waivers.
(a)    Amendments Generally. Subject to the provisions of Section 10.1(e), (f), and (g) hereof, no amendment or waiver of, or supplement or other modification (which shall include any direction to Agent pursuant) to, any Loan Document (other than the Fee Letter, any Control Agreement, any Mortgage, or any landlord, bailee or mortgagee agreement) or any provision thereof, and no consent with respect to any departure by any Credit Party from any such Loan Documents, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by Agent with the consent of the Required Lenders), and the Borrower and then such waiver shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, supplement (including any additional Loan Document) or consent shall, unless in writing and signed by all the Lenders directly and adversely affected thereby (or by Agent with the consent of all the Lenders directly and adversely affected thereby), in addition to the Required Lenders (or by Agent with the consent of the Required Lenders) and the Borrower, do any of the following:

(i)    increase or extend the Commitment of such Lender (or reinstate any Commitment terminated pursuant to Section 8.2(a));
(ii)    postpone or delay any date fixed for, or reduce or waive, any scheduled installment of principal or any payment of interest, fees or other amounts (other than principal) due to the Lenders (or any of them) hereunder or under any other Loan Document (for the avoidance of doubt, mandatory prepayments pursuant to Section 2.8 (other than scheduled installments under Section 2.8(a)) may be postponed, delayed, reduced, waived or modified with the consent of the Required Lenders);
(iii)    reduce the principal of, or the rate of interest specified herein (it being agreed that waiver of the default interest margin shall only require the consent of Required Lenders) or the amount of interest payable in cash specified herein on any Loan, or of any fees or other amounts payable hereunder or under any other Loan Document;
(iv)    (A) change or have the effect of changing the priority or pro rata treatment of any payments (including voluntary and mandatory prepayments), Liens, proceeds of Collateral or reductions in Commitments (including as a result in whole or in part of allowing the issuance or incurrence, pursuant to this Agreement or otherwise, of new loans or other Indebtedness having any priority over any of the Obligations in respect of payments, Liens, Collateral or proceeds of Collateral, in exchange for any Obligations or otherwise), (B) change Section 2.10(c) of this Agreement or Section 6.1 of the Security Agreement or (C) advance the date fixed for, or increase, any scheduled installment of principal due to any of the Lenders under any Loan Document;
(v)    change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans which shall be required for the Lenders or any of them to take any action hereunder;
(vi)    amend this Section 10.1 (other than Section 10.1(c)) or, subject to the terms of this Agreement, the definition of Required Lenders or any provision providing for consent or other action by all Lenders;
(vii)    discharge any Credit Party from its respective payment Obligations under the Loan Documents, or release all or substantially all of the Collateral, except as otherwise may be provided in this Agreement or the other Loan Documents; or
(viii)    subordinate the Obligations hereunder or the Liens granted hereunder or under the other Credit Documents, to any other Indebtedness or Lien (including, without limitation, any Indebtedness or Lien issued under this Agreement or any other Agreement), as the case may be, without the consent of each Lender directly and adversely affected thereby;
it being agreed that (X) all Lenders shall be deemed to be directly and adversely affected by an amendment, waiver or supplement described in the preceding clauses (iv)(B), (v), (vi) or (vii) and (Y) notwithstanding the preceding clause (X), only those Lenders that have not been provided a reasonable opportunity, as determined in the good faith judgment of Agent, to receive the most-favorable treatment under or in connection with the applicable amendment, waiver or supplement described in the preceding clause (iv) (other than the right to receive customary administrative agency, arranging, underwriting and other similar fees) that is provided to any other Person, including the opportunity to participate on a pro rata basis on the same terms in any new loans or other Indebtedness permitted to be issued as a result of such amendment, waiver or supplement, shall be deemed to be directly and adversely affected by such amendment, waiver or supplement.
(b)    Agent. No amendment, waiver or consent shall, unless in writing and signed by Agent, in addition to the Required Lenders or all Lenders directly affected thereby, as the case may be (or by Agent with the consent of the Required Lenders or all the Lenders directly affected thereby, as the case may be), affect the rights or duties of Agent under this Agreement or any other Loan Document. No amendment, modification or waiver of this Agreement or any Loan Document altering the ratable treatment of Secured Rate Contract Obligations or Secured Cash Management Obligations resulting in such Secured Rate Contract Obligations or Secured Cash Management Obligations being junior in right of payment to principal on the Loans or resulting in such Secured Rate Contract Obligations or Secured Cash Management Obligations becoming unsecured (other than releases of Liens applicable to all Lenders permitted in accordance with the terms hereof), in each case in a manner adverse to any Secured Swap Provider or any Secured Cash Management Bank, shall be effective without the written consent of such Secured Swap Provider or such Secured Cash Management Bank, as the case may be.
(c)    [Reserved].
(d)    Additional Credit Facilities. This Agreement may be amended with the written consent of Agent, the Borrower and the Required Lenders to (i) add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the outstanding principal and accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and the accrued interest and fees in respect thereof and (ii) include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.
(e)    Schedules; Corrections; Liens; Incrementals. Notwithstanding anything to the contrary contained in this Section 10.1, (i) the Borrower may amend Schedules 4.19 and 4.20 upon notice to Agent, (ii) Agent may amend Schedules 2.1(a) to reflect Incremental Facilities and Sales entered into pursuant to Section 10.9, (iii) Agent and the Borrower may amend or modify this Agreement and any other Loan Document to (1) cure any ambiguity, omission, defect or inconsistency therein, (2) grant a new Lien for the benefit of the Secured Parties, extend an existing Lien over additional Property for the benefit of the Secured Parties or join additional Persons as Credit Parties, and (3) add one or more Incremental Facilities to this Agreement pursuant to Section 2.1(e) and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and the accrued interest and fees in respect thereof and to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders; and (iv) in connection with an amendment in which any Class of Term Loans is refinanced with a replacement Class of Term Loans, as applicable, bearing (or is modified in such a manner such that the resulting Term Loans bear) a lower All-In Yield and other customary amendments related thereto (a “Permitted Repricing Amendment”), only the consent of each of the Lenders holding the Term Loans subject to such permitted repricing transaction that will continue as a Lender in respect of the modified Term Loans shall be required for such Permitted Repricing Amendment.
(f)    Extensions. Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Borrower to all Lenders holding Term Loans with a like maturity date on a pro rata basis (based on the aggregate outstanding principal amount of such respective Term Loans) and on the same terms to each such Lender, the Borrower is hereby permitted to consummate from time to time transactions with individual Lenders that accept the terms contained in any such Extension Offers to extend the maturity date and/or commitment termination of each such Lender’s Term Loans, and, subject to the terms hereof, otherwise modify the terms of such Term Loans pursuant to the terms of the relevant Extension Offer (including by increasing the interest rate and/or fees payable in respect of such Term Loans and/or modifying the amortization schedule in respect of such Lender’s Term Loans) (each, an “Extension”; and each group of Term Loans in each case as so extended, as well as the original Term Loans (in each case not so extended), being a separate Class), so long as the following terms are satisfied:
(i)    no Default or Event of Default shall have occurred and be continuing at the time the applicable Extension Offer is delivered to the Lenders;
(ii)    [Reserved];
(iii)    except as to interest rates, fees, amortization, final maturity date, premium, required prepayment dates and participation in prepayments (which shall, subject to immediately succeeding clauses (iv), (v) and (vi), be determined by the Borrower and set forth in the relevant Extension Offer, subject to acceptance by the Extending Term Lenders), the Term Loans of any Term Lender that agrees to an Extension (such commitment, an “Extended Term Loan Commitment”) with respect to such Term Loans owed to it (an “Extending Term Lender”) extended pursuant to any Extension (“Extended Term Loans”) shall have the same terms as the Class of Term Loans subject to such Extension Offer (except for covenants or other provisions contained therein applicable only to periods after the then Latest Maturity Date);
(iv)    the final maturity date of any Extended Term Loans shall be no earlier than the Latest Maturity Date of the Term Loans extended thereby and the amortization schedule applicable to Loans pursuant to Section 2.8(a) for periods prior to the original maturity date of the Term Loans shall not be increased;
(v)    the Weighted Average Life to Maturity of any Extended Term Loans shall be no shorter than the Weighted Average Life to Maturity of the Term Loans extended thereby;
(vi)    any Extended Term Loans may participate on a pro rata basis or a less than pro rata basis (but not greater than pro rata basis) with non-extended Classes of Term Loans in any voluntary or mandatory prepayments hereunder, in each case as specified in the respective Extension Offer; and
(vii)    if the aggregate principal amount of Term Loans (calculated on the outstanding principal amount thereof) in respect of which Term Lenders shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Term Loans offered to be extended by the Borrower pursuant to such Extension Offer, then the Term Loans of such Term Lenders shall be extended ratably up to such maximum amount based on the respective principal or commitment amounts with respect to which such Term Lenders have accepted such Extension Offer.
With respect to all Extensions consummated by the Borrower pursuant to this Section, (i) such Extensions shall not constitute voluntary or mandatory payments or prepayments for purposes of Sections 2.7 or 2.8 and (ii) no Extension Offer is required to be in any minimum amount or any minimum increment; provided that the Borrower may at its election specify as a condition to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Offer in the Borrower’s sole discretion and may be waived by the Borrower)

of Term Loans or any or all applicable Classes be tendered. Agent and the Lenders hereby consent to the transactions contemplated by this Section (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Term Loans on the such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement or any other Loan Document that may otherwise prohibit or conflict with any such Extension or any other transaction contemplated by this Section. Any Lender that does not respond to an Extension Offer by the applicable due date shall be deemed to have rejected such Extension Offer.
No consent of Agent or any Lender shall be required to effectuate any Extension, other than the consent of each Lender agreeing to such Extension with respect to one or more of its Term Loans (or a portion thereof). All Extended Term Loans and all obligations in respect thereof shall be Obligations under this Agreement and the other Loan Documents and secured by the Collateral on a pari passu basis with all other applicable Obligations. The Lenders hereby irrevocably authorize Agent to enter into amendments to this Agreement and the other Loan Documents with the Borrower (on behalf of all Credit Parties) as may be necessary in order to establish new Classes or sub-Classes in respect of Term Loans so extended and such technical amendments as may be necessary in the reasonable opinion of Agent and the Borrower in connection with the establishment of such new Classes or sub-Classes, in each case on terms consistent with this Section. Without limiting the foregoing, in connection with any Extensions the applicable Credit Parties shall (at their expense) amend (and Agent is hereby directed by the Lenders to amend) any Mortgage that has a maturity date prior to the Latest Maturity Date, so that such maturity date referenced therein is extended to the later of the then Latest Maturity Date (or such later date as may be advised by local counsel to Agent). Agent shall promptly notify each Lender of the effectiveness of each such amendment.
In connection with any Extension, the Borrower shall provide Agent at least five (5) Business Days (or such shorter period as may be agreed by Agent) prior written notice thereof, and shall agree to such procedures (including regarding timing, rounding and other adjustments and to ensure reasonable administrative management of the credit facilities hereunder after such Extension), if any, as may be established by, or acceptable to, Agent, in each case acting reasonably to accomplish the purposes of this Section 10.1(f).
This Section 10.1(f) shall supersede any provisions of this Section 10.1 or Section 10.11 to the contrary.
(g)    Certain other Loan Documents. The Fee Letter, any Control Agreement, any Mortgage, or any landlord, bailee or mortgagee agreement may be amended as provided therein and if not provided therein, by each of the parties thereto.
10.2    Notices.
(a)    Addresses. All notices and other communications required or expressly authorized to be made by this Agreement shall be given in writing, unless otherwise expressly specified herein, and (i) addressed to the address set forth on Schedule 10.2, (ii) posted to Syndtrak® (to the extent such system is available and set up by or at the direction of Agent prior to posting) in an appropriate location by uploading such notice, demand, request, direction or other communication to www.syndtrak.com or using such other means of posting to Syndtrak® as may be available and reasonably acceptable to Agent prior to such posting, (iii) posted to any other E-System approved by or set up by or at the direction of Agent or (iv) addressed to such other address as shall be notified in writing (A) in the case of the Borrower and Agent, to the other parties hereto and (B) in the case of all other parties, to the Borrower and Agent.

Transmissions made by electronic mail or E-Fax to Agent shall be effective only (x) for notices where such transmission is specifically authorized by this Agreement, (y) if such transmission is delivered in compliance with procedures of Agent applicable at the time and previously communicated to the Borrower, and (z) if receipt of such transmission is acknowledged by Agent.
(b)    Effectiveness.
(i)    All communications described in clause (a) above and all other notices, demands, requests and other communications made in connection with this Agreement shall be effective and be deemed to have been received (i) if delivered by hand, upon personal delivery, (ii) if delivered by overnight courier service, one (1) Business Day after delivery to such courier service, (iii) if delivered by mail, three (3) Business Days after deposit in the mail, (iv) if delivered by facsimile (other than to post to an E-System pursuant to clause (a)(ii) or (a)(iii) above), upon sender’s receipt of confirmation of proper transmission, and (v) if delivered by posting to any E-System, on the later of the Business Day of such posting and the Business Day access to such posting is given to the recipient thereof in accordance with the standard procedures applicable to such E-System; provided, however, that no communications to Agent pursuant to Article I shall be effective until received by Agent.
(ii)    The posting, completion and/or submission by any Credit Party of any communication pursuant to an E-System shall constitute a representation and warranty by the Credit Parties that any representation, warranty, certification or other similar statement required by the Loan Documents to be provided, given or made by a Credit Party in connection with any such communication is true, correct and complete except as expressly noted in such communication or E-System.
(c)    Each Lender shall notify Agent in writing of any changes in the address to which notices to such Lender should be directed, of addresses of its Lending Office, of payment instructions in respect of all payments to be made to it hereunder and of such other administrative information as Agent shall reasonably request.
10.3    Electronic Transmissions.
(a)    Authorization. Subject to the provisions of Section 10.2(a), each of Agent, Lenders, each Credit Party and each of their Related Persons, is authorized (but not required) to transmit, post or otherwise make or communicate, in its sole discretion, Electronic Transmissions in connection with any Loan Document and the transactions contemplated therein. Each Credit Party and each Secured Party hereto acknowledges and agrees that the use of Electronic Transmissions is not necessarily secure and that there are risks associated with such use, including risks of interception, disclosure and abuse and each indicates it assumes and accepts such risks by hereby authorizing the transmission of Electronic Transmissions.
(b)    Signatures. Subject to the provisions of Section 10.2(a), (i)(A) no posting to any E-System shall be denied legal effect merely because it is made electronically, (B) each ESignature on any such posting shall be deemed sufficient to satisfy any requirement for a “signature” and (C) each such posting shall be deemed sufficient to satisfy any requirement for a “writing”, in each case including pursuant to any Loan Document, any applicable provision of any UCC, the federal Uniform Electronic Transactions Act, the Electronic Signatures in Global and National Commerce Act and any substantive or procedural Requirement of Law governing such subject matter, (ii) each such posting that is not readily capable of bearing either a signature or a reproduction of a signature may be signed, and shall be deemed signed, by attaching to, or logically associating with such posting, an E-Signature, upon which Agent, each other Secured

Party and each Credit Party may rely and assume the authenticity thereof, (iii) each such posting containing a signature, a reproduction of a signature or an E-Signature shall, for all intents and purposes, have the same effect and weight as a signed paper original and (iv) each party hereto or beneficiary hereto agrees not to contest the validity or enforceability of any posting on any E-System or E-Signature on any such posting under the provisions of any applicable Requirement of Law requiring certain documents to be in writing or signed; provided, however, that nothing herein shall limit such party’s or beneficiary’s right to contest whether any posting to any E-System or E-Signature has been altered after transmission.
(c)    Separate Agreements. All uses of an E-System shall be governed by and subject to, in addition to Section 10.2 and this Section 10.3, the separate terms, conditions and privacy policy posted or referenced in such E-System (or such terms, conditions and privacy policy as may be updated from time to time, including on such E-System) and related Contractual Obligations executed by Agent and Credit Parties in connection with the use of such E-System.
(d)    LIMITATION OF LIABILITY. ALL E-SYSTEMS AND ELECTRONIC TRANSMISSIONS SHALL BE PROVIDED “AS IS” AND “AS AVAILABLE”. NONE OF AGENT, ANY LENDER OR ANY OF THEIR RELATED PERSONS WARRANTS THE ACCURACY, ADEQUACY OR COMPLETENESS OF ANY E-SYSTEMS OR ELECTRONIC TRANSMISSION AND DISCLAIMS ALL LIABILITY FOR ERRORS OR OMISSIONS THEREIN. NO WARRANTY OF ANY KIND IS MADE BY AGENT, ANY LENDER OR ANY OF THEIR RELATED PERSONS IN CONNECTION WITH ANY ESYSTEMS OR ELECTRONIC COMMUNICATION, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS. Each of the Borrower, the other Credit Parties executing this Agreement and the Secured Parties agrees that Agent has no responsibility for maintaining or providing any equipment, software, services or any testing required in connection with any Electronic Transmission or otherwise required for any E-System.
10.4    No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of Agent or any Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. No course of dealing between any Credit Party, any Affiliate of any Credit Party, Agent or any Lender shall be effective to amend, modify or discharge any provision of this Agreement or any of the other Loan Documents.
10.5    Costs and Expenses. Any action taken by any Credit Party under or with respect to any Loan Document, even if required under any Loan Document or at the request of Agent or Required Lenders, shall be at the expense of such Credit Party, and neither Agent nor any other Secured Party shall be required under any Loan Document to reimburse any Credit Party or any Subsidiary of any Credit Party therefor except as expressly provided therein. In addition, the Borrower agrees to pay or reimburse upon demand (a) Agent for all reasonable out-of-pocket costs and expenses incurred by it or any of its Related Persons, in connection with the investigation, development, preparation, negotiation, syndication, execution, interpretation or administration of, any modification of any term of or termination of, any Loan Document, any commitment or proposal letter therefor, any other document prepared in connection therewith or the consummation and administration of any transaction contemplated therein, in each case including Attorney Costs of Agent, the cost of environmental audits or other environmental investigations (e.g., monitoring), syndication, distribution, Collateral audits and appraisals, background checks and similar expenses, to the extent permitted hereunder, (b) Agent for all reasonable costs and expenses incurred by it or any of its Related Persons in connection with internal audit reviews, field examinations and Collateral examinations (which shall be reimbursed, in addition to the out-of-pocket costs and expenses of such examiners, at the per diem rate per individual charged by Agent for its examiners), (c) each of Agent and its Related Persons, for all costs and expenses incurred in connection with (i) the creation, perfection and maintenance of the perfection of Agent’s Liens upon the Collateral, including Lien search, filing and recording fees, (ii) any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out” in any insolvency or bankruptcy proceeding or otherwise and whether or not consummated, (iii) the enforcement or preservation of any right or remedy under any Loan Document, any Obligation, with respect to the Collateral or any other related right or remedy or any attempt to inspect, verify, protect, insure, collect, sell, liquidate or otherwise dispose of any Collateral or (iv) the commencement, defense, conduct of, intervention in, or the taking of any other action (including preparation for and/or response to any subpoena or request for document production relating thereto) with respect to, any proceeding (including any bankruptcy or insolvency proceeding) related to any Credit Party, any Subsidiary of any Credit Party, Loan Document, Obligation or Funding Date Redemption, including Attorney Costs, (d) the cost of purchasing insurance that the Credit Parties fail to obtain as required by the Loan Documents and (e) fees and disbursements of Attorney Costs of one law firm on behalf of all Lenders (other than Agent) incurred in connection with any of the matters referred to in clause (c) above.
10.6    Indemnity.
(a)    Each Credit Party agrees to indemnify, hold harmless and defend Agent, each Lender, and each of their respective Related Persons (each such Person being an “Indemnitee”) from and against all Liabilities (including Attorney Costs, brokerage commissions, fees and other compensation) that may be imposed on, incurred by or asserted against any such Indemnitee (whether brought by a Credit Party, an Affiliate of a Credit Party or any other Person) in any matter relating to or arising out of, in connection with or as a result of (i) any Loan Document, any Obligation (or the repayment thereof), the use or intended use of the proceeds of any Loan or any securities filing of, or with respect to, any Credit Party, (ii) any commitment letter, proposal letter or term sheet with any Person or any Contractual Obligation, arrangement or understanding with any broker, finder or consultant, in each case entered into by or on behalf of any Target, any Credit Party or any Affiliate of any of them in connection with any of the foregoing and any Contractual Obligation entered into in connection with any E-Systems or other Electronic Transmissions, (iii) any actual or prospective investigation, litigation or other proceeding, whether or not brought by any such Indemnitee or any of its Related Persons, any holders of securities or creditors (and including Attorney Costs in any case), whether or not any such Indemnitee, Related Person, holder or creditor is a party thereto, and whether or not based on any securities or commercial law or regulation or any other Requirement of Law or theory thereof, including common law, equity, contract, tort or otherwise or (iv) any other act, event or transaction related, contemplated in or attendant to any of the foregoing (collectively, the “Indemnified Matters”); provided, however, that no Credit Party shall have any liability under this Section 10.6 to any Indemnitee with respect to any Indemnified Matter, and no Indemnitee shall have any liability with respect to any Indemnified Matter other than (to the extent otherwise liable), (a) to the extent such liability has resulted primarily from the gross negligence or willful misconduct of such Indemnitee, as determined by a court of competent jurisdiction in a final non-appealable judgment or order (b) such Indemnitee is in material breach of its duties hereafter, in each case, as determined by a court of competent jurisdiction in a final non-appealable judgment or order. Furthermore, each Credit Party executing this Agreement waives and agrees not to assert against any Indemnitee, and shall cause each other Credit Party to waive and not assert against any Indemnitee, any right of contribution with respect to any Liabilities that may be imposed on, incurred by or asserted against any Related Person. This Section 10.6(a) shall not apply with respect to Taxes other than any Taxes that represent Liabilities arising from any non-Tax claim.
(b)    Without limiting the foregoing, “Indemnified Matters” includes all Environmental Liabilities imposed on, incurred by or asserted against any Indemnitee, including those arising from, or otherwise involving, any Property of any Credit Party or any Related Person of any Credit Party or any actual, alleged or prospective damage to Property or natural resources or harm or injury alleged to have resulted from any Release of Hazardous Materials on, upon or into such Property or natural resource or any Property on or contiguous to any Real Estate of any Credit Party or any Related Person of any Credit Party, whether or not, with respect to any such Environmental Liabilities, any Indemnitee is a mortgagee pursuant to any leasehold mortgage, a mortgagee in possession, the successor-in-interest to any Credit Party or any Related Person of any Credit Party or the owner, lessee or operator of any Property of any Related Person through any foreclosure action, in each case except to the extent such Environmental Liabilities (i) are incurred solely following foreclosure by Agent or following Agent or any Lender having become the successor-in-interest to any Credit Party or any Related Person of any Credit Party and (ii) are attributable solely to acts of such Indemnitee.
10.7    Marshaling; Payments Set Aside. No Secured Party shall be under any obligation to marshal any Property in favor of any Credit Party or any other Person or against or in payment of any Obligation. To the extent that any Secured Party receives a payment from the Borrower, from any other Credit Party, from the proceeds of the Collateral, from the exercise of its rights of setoff, any enforcement action or otherwise, and such payment is subsequently, in whole or in part, invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not occurred.
10.8    Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that any assignment by any Lender shall be subject to the provisions of Section 10.9, and provided further that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of Agent and each Lender.
10.9    Binding Effect; Assignments and Participations.
(a)    Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower, the other Credit Parties signatory hereto and Agent and when Agent shall have been notified by each Lender that such Lender has executed it. Thereafter, it shall be binding upon and inure to the benefit of, but only to the benefit of the Borrower, the other Credit Parties hereto (in each case except for Article VIII), Agent and each Lender receiving the benefits of the Loan Documents and, to the extent provided in Section 9.11, each other Secured Party and, in each case, their respective successors and permitted assigns. Except as expressly provided in any Loan Document (including in Section 9.9), none of the Borrower, any other Credit Party or Agent shall have the right to assign any rights or obligations hereunder or any interest herein.
(b)    Right to Assign. Each Lender may sell, transfer, negotiate or assign (a “Sale”) all or a portion of its rights and obligations hereunder (including all or a portion of its Commitments and its rights and obligations with respect to Loans) to:
(i)    any existing Lender (other than a Defaulting Lender);

(ii)    any Affiliate or Approved Fund of any existing Lender (other than a natural Person or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person or a Defaulting Lender);
(iii)    [reserved]; or
(iv)    any other Person (other than a natural Person, a Defaulting Lender or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) who is an “accredited investor” (as defined in Regulation D of the Securities Act of 1933) acceptable (which acceptances shall not be unreasonably withheld or delayed) to (x) Agent, (y) as long as no Event of Default under Section 8.1(a), Section 8.1(f) or Section 8.1(g) is continuing, the Borrower; provided that the acceptances of the Borrower shall be deemed to have been given unless an objection is delivered to Agent within five (5) Business Days after notice of a proposed Sale is delivered to the Borrower. Notwithstanding any provision herein to the contrary:
(A)    such Sales do not have to be ratable each Term Loan but must be ratable among the obligations owing to and owed by such Lender with respect to a Term Loan;
(B)    for each Loan, the aggregate outstanding principal amount (determined as of the effective date of the applicable Assignment) of the Loans and Commitments subject to any such Sale shall be in a minimum amount of $1,000,000, unless such Sale is made to an existing Lender or an Affiliate or Approved Fund of any existing Lender, is of the assignor’s (together with its Affiliates and Approved Funds) entire interest in such facility or is made with the prior consent of the Borrower (to the extent the Borrower’s consent is otherwise required) and Agent;
(C)    interest accrued, other than any interest that is payable-in-kind, prior to and through the date of any such Sale may not be assigned;
(D)    such Sales by Lenders who are Defaulting Lenders due to clause (a) of the definition of Defaulting Lender shall be subject to Agent’s prior written consent in all instances, unless in connection with such sale, such Defaulting Lender cures, or causes the cure of, its Defaulting Lender status as contemplated in Section 2.11(e)(v); and
(E)    assignments and participations to Disqualified Institutions shall be subject to the terms and conditions in Section 10.9(i).
Agent’s refusal to accept a Sale to a Credit Party, a Subsidiary of a Credit Party or a Person that would be a Defaulting Lender, or the imposition of conditions or limitations (including limitations on voting) upon Sales to such Persons, shall not be deemed to be unreasonable. In the event of any purported assignment or transfer by a Lender of its rights or obligations under this Agreement and the other Loan Documents to any Affiliate of the Borrower that does not comply with the terms hereof, the Borrower shall, within ten (10) Business Days cause the applicable Affiliate to contribute such Term Loans to the common equity of the Borrower (which such Term Loans and all rights and obligations as a Term Lender related thereto, immediately and automatically, without any further action on the part of the Borrower, any Lender, Agent or any other Person, upon such contribution shall, for all purposes under this Agreement, the other Loan Documents and otherwise, be deemed to be irrevocably prepaid, terminated, extinguished, cancelled and of no further force and effect and the Borrower shall neither obtain nor have any rights as a Lender hereunder or under the other Loan Documents by virtue of such assignment). Without limitation of Section 2.7(d)(iii), any Loan acquired by Borrower or any Subsidiary thereof shall immediately upon such acquisition be deemed to be irrevocably prepaid, terminated, extinguished, cancelled and of no further force and effect. Any purported assignment or transfer by a Lender of its rights or obligations under this Agreement and the other Loan Documents to any Person not Affiliated with the Borrower that does not comply with the terms hereof shall be treated for purposes of this Agreement as a sale by such Lender of a participation of such rights and obligations in accordance with Section 10.9(f) (subject to Section 10.9(i) in the case of a purported transfer to a Disqualified Institution), provided that such treatment shall not relieve any assigning Lender from any Liabilities arising as a consequence of its breach of this Agreement.
(c)    Procedure. The parties to each Sale made in reliance on clause (b) above (other than those described in clause (e) or (f) below) shall execute and deliver to Agent an Assignment via an electronic settlement system designated by Agent (or, if previously agreed with Agent, via a manual execution and delivery of the Assignment) evidencing such Sale, together with any existing Term Note subject to such Sale (or any affidavit of loss therefor acceptable to Agent), any Tax forms required to be delivered pursuant to Section 11.1 and payment of an assignment fee in the amount of $3,500 to Agent, unless waived or reduced by Agent; provided that (i) if a Sale by a Lender is made to an Affiliate or an Approved Fund of such assigning Lender, then no assignment fee shall be due in connection with such Sale, and (ii) if a Sale by a Lender is made to an assignee that is not an Affiliate or Approved Fund of such assignor Lender, and concurrently to one or more Affiliates or Approved Funds of such assignee, then only one assignment fee of $3,500 shall be due in connection with such Sale (unless waived or reduced by Agent). Upon receipt of all the foregoing, and conditioned upon such receipt and, if such Assignment is made in accordance with clause (iv) of Section 10.9(b), upon Agent (and, if applicable, the Borrower) consenting to such Assignment, from and after the effective date specified in such Assignment, Agent shall record or cause to be recorded in the Register the information contained in such Assignment.
(d)    Effectiveness. Subject to the recording of an Assignment by Agent in the Register pursuant to Section 2.4(b), (i) the assignee thereunder shall become a party hereto and, to the extent that rights and obligations under the Loan Documents have been assigned to such assignee pursuant to such Assignment, shall have the rights and obligations of a Lender, (ii) any applicable Term Note shall be transferred to such assignee through such entry and (iii) the assignor thereunder shall, to the extent that rights and obligations under this Agreement have been assigned by it pursuant to such Assignment, relinquish its rights (except for those surviving the termination of the Commitments and the payment in full of the Obligations) and be released from its obligations under the Loan Documents, other than those relating to events or circumstances occurring prior to such assignment (and, in the case of an Assignment covering all or the remaining portion of an assigning Lender’s rights and obligations under the Loan Documents, such Lender shall cease to be a party hereto).
(e)    Grant of Security Interests. In addition to the other rights provided in this Section 10.9, each Lender may grant a security interest in, or otherwise assign as collateral, any of its rights under this Agreement, whether now owned or hereafter acquired (including rights to payments of principal or interest on the Loans), to (A) any federal reserve bank (pursuant to Regulation A of the Federal Reserve Board), without notice to Agent or (B) any holder of, or trustee for the benefit of the holders of, such Lender’s Indebtedness or equity securities, by notice to Agent; provided, however, that no such holder or trustee, whether because of such grant or assignment or any foreclosure thereon (unless such foreclosure is made through an assignment in accordance with clause (b) above), shall be entitled to any rights of such Lender hereunder and no such Lender shall be relieved of any of its obligations hereunder.
(f)    Participants and SPVs. In addition to the other rights provided in this Section 10.9, but subject to the provisions of Section 10.9(i), each Lender may, (x) with notice to Agent and the Borrower, grant to an SPV the option to make all or any part of any Loan that such Lender would otherwise be required to make hereunder (and the exercise of such option by such SPV and the making of Loans pursuant thereto shall satisfy the obligation of such Lender to make such Loans hereunder) and such SPV may assign to such Lender the right to receive payment with respect to any Obligation and (y) without notice to or consent from Agent or the Borrower, sell participations to one or more Persons (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person, or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) in or to all or a portion of its rights and obligations under the Loan Documents (including all its rights and obligations with respect to the Term Loans); provided, however, that, whether as a result of any term of any Loan Document or of such grant or participation, (i) no such SPV or participant shall have a commitment, or be deemed to have made an offer to commit, to make Loans hereunder, and, except as provided in the applicable option agreement, none shall be liable for any obligation of such Lender hereunder, (ii) such Lender’s rights and obligations, and the rights and obligations of the Credit Parties and the Secured Parties towards such Lender, under any Loan Document shall remain unchanged and each other party hereto shall continue to deal solely with such Lender, which shall remain the holder of the Obligations in the Register, except that (A) each such participant and SPV shall be entitled to the benefit of Article XI, but, with respect to Section 11.1, only to the extent such participant or SPV delivers the Tax forms such Lender is required to collect pursuant to Section 11.1(g) to the selling Lender and then only to the extent of any amount to which such Lender would be entitled in the absence of any such grant or participation except to the extent such entitlement to receive a greater amount results from any change in, or in the interpretation of, any Requirement of Law that occurs after the date such grant or participation is made (and in consideration of the foregoing, each such participant and SPV shall be deemed to have acknowledged and agreed to be bound by the provisions of Section 10.20) and (B) each such SPV may receive other payments that would otherwise be made to such Lender with respect to Loans funded by such SPV to the extent provided in the applicable option agreement and set forth in a notice provided to Agent by such SPV and such Lender, provided, however, that in no case (including pursuant to clause (A) or (B) above) shall an SPV or participant have the right to enforce any of the terms of any Loan Document, and (iii) the consent of such SPV or participant shall not be required (either directly, as a restraint on such Lender’s ability to consent hereunder or otherwise) for any amendments, waivers or consents with respect to any Loan Document or to exercise or refrain from exercising any powers or rights such Lender may have under or in respect of the Loan Documents (including the right to enforce or direct enforcement of the Obligations), except for those described in clauses (ii) and (iii) of Section 10.1(a) with respect to amounts, or dates fixed for payment of amounts, to which such participant or SPV would otherwise be entitled and, in the case of participants, except for those described in clause (vii) of Section 10.1(a). No party hereto shall institute (and the Borrower shall cause each other Credit Party not to institute) against any SPV grantee of an option pursuant to this clause (f) any bankruptcy, reorganization, insolvency, liquidation or similar proceeding, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper of such SPV; provided, however, that each Lender having designated an SPV as such agrees to indemnify each Indemnitee against any Liability that may be incurred by, or asserted against, such Indemnitee as a result of failing to institute such proceeding (including a failure to be reimbursed by such SPV for any such

Liability). The agreement in the preceding sentence shall survive the termination of the Commitments and the payment in full of the Obligations. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant's interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person other than Agent or the Borrower except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Agent shall have no responsibility for maintaining a Participant Register.
(g)    [Reserved].
(h)    [Reserved].
(i)    Disqualified Institutions.
(i)    No assignment or participation shall be made to any Person that was a Disqualified Institution as of the date (the “Trade Date”) on which the assigning or transferring Lender entered into a binding agreement to sell and assign, or grant a participation in, all or a portion of its rights and obligations under this Agreement, as applicable, to such Person unless Agent and, unless an Event of Default under Section 8.1(a), Section 8.1(f) or Section 8.1(g) has occurred and is continuing, the Borrower, has consented in writing in its sole and absolute discretion to such assignment or participation, in which case such Person will not be considered a Disqualified Institution for the purpose of such assignment or participation. For the avoidance of doubt, (x) no assignment or participation shall be retroactively invalidated pursuant to this Section 10.9(i) if the Trade Date therefor occurred prior to the assignee’s or participant’s becoming a Disqualified Institution (including as a result of the delivery of a notice pursuant to, and/or the expiration of the notice period referred to in, the definition of “Disqualified Institution”), and (y) the execution by the Borrower or Agent of an Assignment with respect to such an assignment will not by itself result in such assignee no longer being considered a Disqualified Institution.
(ii)    Agent and each assignor of a Loan or seller of a participation hereunder shall be entitled to rely conclusively on a representation of the assignee Lender or Participant in the relevant Assignment or participation agreement, as applicable, that such assignee or purchaser is not a Disqualified Institution. The Agent shall have the right, and the Borrower hereby expressly authorizes Agent, to (A) post the list of Disqualified Institutions provided by the Borrower and any updates thereto from time to time (collectively, the “DQ List”) on an E-System, including that portion of such E-System that is designated for “public side” Lenders and/or (B) provide the DQ List to each Lender requesting the same. Any assignment to a Disqualified Institution or grant or sale of participation to a Disqualified Institution in violation of this Section 10.9(i) shall not be void, but the other provisions of this Section 10.9(i) shall apply.

(iii)    If any assignment or participation is made to any Disqualified Institution without the consents required by this Section 10.9(i) and/or Section 10.9(b), the Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Institution and Agent, (1) in the case of outstanding Term Loans held by Disqualified Institutions, purchase or prepay (or cause to be purchased or prepaid) such Term Loan by paying the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such Term Loans, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and/or (2) require such Disqualified Institution to assign, without recourse (in accordance with and subject to the restrictions and conditions contained in this Section 10.9), all of its interest, rights and obligations under this Agreement and the other Loan Documents to one or more assignees at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such interests, rights and obligations of such Term Loans, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder. Any Term Loan so purchased by the Borrower under this Section 10.9(i) shall upon such purchase be deemed to be irrevocably prepaid, terminated, extinguished, cancelled and of no further force and effect.
(iv)    Notwithstanding anything to the contrary contained in this Agreement, Disqualified Institutions (1) will not have the right to (x) receive information, reports or other materials provided to Agent or Lenders by the Borrower, Agent or any other Lender, (y) attend or participate (including by telephone) in meetings attended by any of the Lenders and/or Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of Agent or the Lenders and (2) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Institution will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Institutions consented to such matter, and (y) for purposes of voting on any plan of reorganization pursuant to Section 1126 of the Bankruptcy Code or any similar plan, each Disqualified Institution party hereto hereby agrees (1) not to vote on such plan, (2) if such Disqualified Institution does vote on such plan notwithstanding the restriction in the immediately foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other similar federal, state or foreign law affecting creditor’s rights), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such plan in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other similar federal, state or foreign law affecting creditor’s rights) and (3) not to contest any request by any party for a determination by the Bankruptcy Court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).
(j)    Waiver. Disqualified Institution shall (i) be entitled to bring actions against Agent, in its role as such, (ii) receive advice of counsel or other advisors to Agent or any other Lenders or (iii) challenge the attorney client privilege of Agent or any Lender and their respective counsel.

10.10    Non-Public Information; Confidentiality.
(a)    Non-Public Information.
(i)    Distribution of Materials to Lenders. The Credit Parties acknowledge and agree that (A) the Loan Documents and all reports, notices, communications and other information or materials provided or delivered by, or on behalf of, the Credit Parties hereunder (collectively, the “Borrower Materials”) may be disseminated by, or on behalf of, Agent, and made available, to the Lenders by posting such Borrower Materials on an E-System; and (B) certain of the Lenders (each a “Public Lender”) may have personnel who do not wish to receive material non-public information (“MNPI”) with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Credit Parties authorize Agent to download copies of their logos from its website and post copies thereof on an E-System.
(ii)    Material Non-Public Information. The Credit Parties hereby agree that if either they, any parent company or any Subsidiary of the Credit Parties has publicly traded equity or debt securities in the United States, they shall (and shall cause such parent company or Subsidiary, as the case may be, to) (A) identify in writing, and (B) to the extent reasonably practicable, clearly and conspicuously mark such Borrower Materials that contain only information that is publicly available or that is not material for purposes of United States federal and state securities laws as “PUBLIC”. The Credit Parties agree that by identifying such Borrower Materials as “PUBLIC” or publicly filing such Borrower Materials with the Commission, then Agent and the Lenders shall be entitled to treat such Borrower Materials as not containing any MNPI for purposes of United States federal and state securities laws. The Credit Parties further represent, warrant, acknowledge and agree that the following documents and materials shall be deemed to be PUBLIC, whether or not so marked, and do not contain any MNPI: (I) the Loan Documents, including the schedules and exhibits attached thereto, and (II) administrative materials of a customary nature prepared by the Credit Parties or Agent (including, Notices of Borrowing, Notices of Conversion/Continuation and any similar requests or notices posted on or through an E-System). Before distribution of Borrower Materials, the Credit Parties agree to execute and deliver to Agent a letter authorizing distribution of the evaluation materials to prospective Lenders and their employees willing to receive MNPI, and a separate letter authorizing distribution of evaluation materials that do not contain MNPI and represent that no MNPI is contained therein. The Credit Parties acknowledge and agree that the list of Disqualified Institutions does not constitute MNPI and may be posted to all Lenders by Agent (including any updates thereto).
(iii)    Each of Agent and each Lender acknowledges and agrees that it may receive MNPI hereunder concerning the Credit Parties and their Affiliates and agrees to use such information in compliance with all relevant policies, procedures and applicable Requirements of Laws (including United States federal and state securities laws and regulations). Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Parent or its securities for purposes of United States Federal or state securities laws.
(b)    Confidential Information. Each of Agent and each Lender agrees to use all reasonable efforts to maintain, in accordance with its customary practices, the confidentiality of information obtained by it pursuant to any Loan Document, except that such information may be disclosed (i) with the Borrower’s consent, (ii) to Related Persons of such Lender or Agent, as the case may be, (iii) to the extent such information presently is or hereafter becomes (A) publicly available other than as a result of a breach of this Section 10.10 or (B) available to or in the possession of such Lender or Agent or any of their Related Persons, as the case may be, from a source (other than any Credit Party) not known by them to be subject to disclosure restrictions, (iv) to the extent disclosure is required by applicable Requirements of Law or other legal process or requested or demanded by any Governmental Authority or any other regulatory or self-regulatory authority having jurisdiction over such Person or its Affiliates, (v) to the extent necessary or customary for inclusion in league table measurements, (vi) (A) to the National Association of Insurance Commissioners or any similar organization, any examiner or any nationally recognized rating agency or (B) otherwise to the extent consisting of general portfolio information that does not identify Credit Parties, (vii) to current or prospective assignees, SPVs (including the investors or prospective investors therein) or participants, financing sources, direct or contractual counterparties to any Secured Rate Contracts or Secured Cash Management Agreements, or direct or contractual counterparties (including insurers and reinsurers) to any other transactions under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder and to their respective Related Persons, in each case to the extent such assignees, investors, participants, financing sources, counterparties or Related Persons agree to be bound by provisions substantially similar to the provisions of this Section 10.10 (and such Person may disclose information to their respective Related Persons in accordance with clause (ii) above), (viii) to any other party hereto, and (ix) in connection with the exercise or enforcement of any right or remedy under any Loan Document, in connection with any litigation or other proceeding to which such Lender, Secured Swap Provider, Secured Cash Management Bank or Agent or any of their Related Persons is a party or bound, or to the extent necessary to respond to public statements or disclosures by Credit Parties or their Related Persons referring to a Lender, Secured Swap Provider, Secured Cash Management Bank or Agent or any of their Related Persons. In addition, Agent and the Lenders may disclose this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments and for purposes of general portfolio, benchmarking and market data analysis. In the event of any conflict between the terms of this Section 10.10 and those of any other Contractual Obligation entered into with any Credit Party (whether or not a Loan Document), the terms of this Section 10.10 shall govern.
(c)    Tombstones. Each Credit Party consents to the publication by Agent, Arranger or any Lender of any press releases, tombstones, advertising or other promotional materials (including via any Electronic Transmission) relating to the financing transactions contemplated by this Agreement using such Credit Party’s name, product photographs, logo or trademark. Agent or such Lender shall provide a draft of any such press release, advertising or other promotional material to the Borrower for review and comment prior to the publication thereof.

(d)    Press Release and Related Matters. No Credit Party shall, and no Credit Party shall permit any of its Affiliates to, issue any press release or other public disclosure (other than any document filed with any Governmental Authority relating to a public offering of securities of any Credit Party) using the name, logo or otherwise referring to Capital One or of any of its Affiliates, the Loan Documents or any transaction contemplated herein or therein to which Capital One or any of its Affiliates is party without the prior written consent of Capital One or such Affiliate except to the extent required to do so under applicable Requirements of Law and then, only after consulting with Capital One.
10.11    Set-off; Sharing of Payments.
(a)    Right of Setoff. Each of Agent, each Lender and each Affiliate (including each branch office thereof) of any of them is hereby authorized, without notice or demand (each of which is hereby waived by each Credit Party), at any time and from time to time during the continuance of any Event of Default and to the fullest extent permitted by applicable Requirements of Law, to set off and apply any and all deposits (whether general or special, time or demand, provisional or final) at any time held and other Indebtedness, claims or other obligations at any time owing by Agent, such Lender or any of their respective Affiliates to or for the credit or the account of the Borrower or any other Credit Party against any Obligation of any Credit Party now or hereafter existing, whether or not any demand was made under any Loan Document with respect to such Obligation and even though such Obligation may be unmatured. No Lender shall exercise any such right of setoff without the prior consent of Agent or Required Lenders. Each of Agent and each Lender agrees promptly to notify the Borrower and Agent after any such setoff and application made by such Lender or its Affiliates; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application. The rights under this Section 10.11 are in addition to any other rights and remedies (including other rights of setoff) that Agent, the Lenders, their Affiliates and the other Secured Parties, may have.
(b)    Sharing of Payments, Etc. If any Lender, directly or through an Affiliate or branch office thereof, obtains any payment of any Obligation of any Credit Party (whether voluntary, involuntary or through the exercise of any right of setoff or the receipt of any Collateral or “proceeds” (as defined under the applicable UCC) of Collateral) (and other than pursuant to Section 10.9, Section 10.20, Article XI or a Discounted Buyback or any payment to a Lender that has not accepted an Extension Offer in respect of the original terms of those of its Loan and Commitments that, as to Lenders that accepted such Extension Offer, were extended as to such Lenders) and such payment exceeds the amount such Lender would have been entitled to receive if all payments had gone to, and been distributed by, Agent in accordance with the provisions of the Loan Documents, such Lender shall purchase for cash from other Lenders such participations in their Obligations as necessary for such Lender to share such excess payment with such Lenders to ensure such payment is applied as though it had been received by Agent and applied in accordance with this Agreement (or, if such application would then be at the discretion of the Borrower, applied to repay the Obligations in accordance herewith); provided, however, that (i) if such payment is rescinded or otherwise recovered from such Lender in whole or in part, such purchase shall be rescinded and the purchase price therefor shall be returned to such Lender without interest and (ii) such Lender shall, to the fullest extent permitted by applicable Requirements of Law, be able to exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of the applicable Credit Party in the amount of such participation. If a Defaulting Lender receives any such payment as described in the previous sentence, such Lender shall turn over such payments to Agent in an amount that would satisfy the cash collateral requirements set forth in Section 2.11(e).

10.12    Counterparts; Facsimile Signature. This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart. Delivery of an executed signature page of this Agreement by facsimile transmission or Electronic Transmission shall be as effective as delivery of a manually executed counterpart hereof.
10.13    Severability; Captions; Independence of Provisions. The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder. The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement. The parties hereto acknowledge that this Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters, and that such limitations, tests and measurements are cumulative and must each be performed, except as expressly stated to the contrary in this Agreement.
10.14    Interpretation. This Agreement is the result of negotiations among and has been reviewed by counsel to Credit Parties, Agent, each Lender and other parties hereto, and is the product of all parties hereto. Accordingly, this Agreement and the other Loan Documents shall not be construed against the Lenders or Agent merely because of Agent’s or Lenders’ involvement in the preparation of such documents and agreements. Without limiting the generality of the foregoing, each of the parties hereto has had the advice of counsel with respect to Sections 10.16 and 10.17.
10.15    No Third Parties Benefited. This Agreement is made and entered into for the sole protection and legal benefit of the Borrower, the Lenders, Agent and, subject to the provisions of Section 9.11, each other Secured Party, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents. Neither Agent nor any Lender shall have any obligation to any Person not a party to this Agreement or the other Loan Documents.
10.16    Governing Law and Jurisdiction.
(a)    Governing Law. The laws of the State of New York shall govern all matters arising out of, in connection with or relating to this Agreement, including its validity, interpretation, construction, performance and enforcement (including any claims sounding in contract or tort law arising out of the subject matter hereof and any determinations with respect to post-judgment interest).
(b)    Submission to Jurisdiction. Any legal action or proceeding with respect to any Loan Document shall be brought exclusively in the courts of the State of New York located in the City of New York, Borough of Manhattan, or of the United States of America sitting in the Southern District of New York and, by execution and delivery of this Agreement, the Borrower and each other Credit Party executing this Agreement hereby accepts for itself and in respect of its Property, generally and unconditionally, the jurisdiction of the aforesaid courts; provided that nothing in this Agreement shall limit the right of Agent to commence any proceeding in the federal or state courts of any other jurisdiction to the extent Agent determines that such action is necessary or appropriate to exercise its rights or remedies under the Loan Documents. The parties hereto (and, to the extent set forth in any other Loan Document, each other Credit Party) hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such jurisdictions.

(c)    Service of Process. Each Credit Party hereby irrevocably waives personal service of any and all legal process, summons, notices and other documents and other service of process of any kind and consents to such service in any suit, action or proceeding brought in the United States with respect to or otherwise arising out of or in connection with any Loan Document by any means permitted by applicable Requirements of Law, including by the mailing thereof (by registered or certified mail, postage prepaid) to the address of the Borrower specified herein (and shall be effective when such mailing shall be effective, as provided therein). Each Credit Party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
(d)    Non-Exclusive Jurisdiction. Nothing contained in this Section 9.18 shall affect the right of Agent or any Lender to serve process in any other manner permitted by applicable Requirements of Law or commence legal proceedings or otherwise proceed against any Credit Party in any other jurisdiction.
10.17    Waiver of Jury Trial. THE PARTIES HERETO, TO THE EXTENT PERMITTED BY LAW, WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING ARISING OUT OF, IN CONNECTION WITH OR RELATING TO, THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND ANY OTHER TRANSACTION CONTEMPLATED HEREBY AND THEREBY. THIS WAIVER APPLIES TO ANY ACTION, SUIT OR PROCEEDING WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE. EACH PARTY HERETO (A) CERTIFIES THAT NO OTHER PARTY AND NO RELATED PERSON OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THE LOAN DOCUMENTS, AS APPLICABLE, BY THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
10.18    Entire Agreement; Release; Survival.
(a)    THE LOAN DOCUMENTS EMBODY THE ENTIRE AGREEMENT OF THE PARTIES AND SUPERSEDE ALL PRIOR AGREEMENTS AND UNDERSTANDINGS RELATING TO THE SUBJECT MATTER THEREOF AND ANY PRIOR LETTER OF INTEREST, COMMITMENT LETTER, CONFIDENTIALITY AND SIMILAR AGREEMENTS INVOLVING ANY CREDIT PARTY AND ANY LENDER OR ANY OF THEIR RESPECTIVE AFFILIATES RELATING TO A FINANCING OF SUBSTANTIALLY SIMILAR FORM, PURPOSE OR EFFECT OTHER THAN THE FEE LETTER. IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS OF THIS AGREEMENT AND ANY OTHER LOAN DOCUMENT, THE TERMS OF THIS AGREEMENT SHALL GOVERN (UNLESS OTHERWISE EXPRESSLY STATED IN SUCH OTHER LOAN DOCUMENTS OR SUCH TERMS OF SUCH OTHER LOAN DOCUMENTS ARE NECESSARY TO COMPLY WITH APPLICABLE REQUIREMENTS OF LAW, IN WHICH CASE SUCH TERMS SHALL GOVERN TO THE EXTENT NECESSARY TO COMPLY THEREWITH).
(b)    Execution of this Agreement by the Credit Parties constitutes a full, complete and irrevocable release of any and all claims which each Credit Party may have at law or in equity in respect of all prior discussions and understandings, oral or written, relating to the subject matter of this Agreement and the other Loan Documents. In no event shall any Indemnitee be liable on any theory of liability for any special, indirect, consequential or punitive damages (including any loss of profits, business or anticipated savings). Each Credit Party signatory hereto hereby waives, releases and agrees (and shall cause each other Credit Party to waive, release and agree)

not to sue upon any such claim for any special, indirect, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in its favor.
(c)    (i) Any indemnification or other protection provided to any Indemnitee pursuant to this Section 10.18, Sections 10.5 (Costs and Expenses), and 10.6 (Indemnity), and Article IX (Agent) and Article XI (Taxes, Yield Protection and Illegality), and (ii) the provisions of Section 8.1 of the Guaranty and Security Agreement, in each case, shall (x) survive the termination of the Commitments and the payment in full of all other Obligations and (y) with respect to clause (i) above, inure to the benefit of any Person that at any time held a right thereunder (as an Indemnitee or otherwise) and, thereafter, its successors and permitted assigns.
10.19    USA Patriot Act. Each Lender that is subject to the USA Patriot Act (and Agent (for itself and not on behalf of any Lender)) hereby notifies the Credit Parties that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender or Agent to identify each Credit Party in accordance with the USA Patriot Act.
10.20    Replacement of Lender. Within forty-five days after: (i) receipt by the Borrower of written notice and demand from (A) any Lender (an “Affected Lender”) for payment of additional costs as provided in Sections 11.1, 11.3 and/or 10.6 or that has become a Defaulting Lender or (B) any SPV or participant (an “Affected SPV/Participant”) for payment of additional costs as provided in Section 10.9(f), unless the option or participation of such Affected SPV/Participant shall have been terminated prior to the exercise by the Borrower of its rights hereunder; or (ii) any failure by any Lender (other than Agent or an Affiliate of Agent) to consent to a requested amendment, waiver or modification to any Loan Document in which Required Lenders have already consented to such amendment, waiver or modification but the consent of each Lender (or each Lender directly affected thereby, as applicable) is required with respect thereto or any failure by any Lender to accept any Extension Offer, the Borrower may, at its option, notify (A) in the case of clause (i)(A) or (ii) above, Agent and such Affected Lender (or such non-consenting Lender) of the Borrower’s intention to obtain, at the Borrower’s expense, a replacement Lender (“Replacement Lender”) for such Affected Lender (or such non-consenting Lender), or (B) in the case of clause (i)(B) above, Agent, such Affected SPV/Participant, if known, and the applicable Lender (such Lender, a “Participating Lender”) that (1) granted to such Affected SPV/Participant the option to make all or any part of any Loan that such Participating Lender would otherwise be required to make hereunder or (2) sold to such Affected SPV/Participant a participation in or to all or a portion of its rights and obligations under the Loan Documents, of the Borrower’s intention to obtain, at the Borrower’s expense, a Replacement Lender for such Participating Lender, in each case, which Replacement Lender shall be reasonably satisfactory to Agent. In the event the Borrower obtains a Replacement Lender within forty-five (45) days following notice of its intention to do so, the Affected Lender (or such non-consenting Lender) or Participating Lender, as the case may be, shall sell and assign its Loans and Commitments to such Replacement Lender, at par, provided that the Borrower has reimbursed such Affected Lender or Affected SPV/Participant, as applicable, for its increased costs for which it is entitled to reimbursement under this Agreement through the date of such sale and assignment, and in the case of a Participating Lender being replaced by a Replacement Lender, (x) all right, title and interest in and to the Obligations and Commitments so assigned to the Replacement Lender shall be assigned free and clear of all Liens or other claims (including pursuant to the underlying option or participation granted or sold to the Affected SPV/Participant, but without affecting any rights, if any, of the Affected SPV/Participant to the proceeds constituting the purchase price thereof) of the Affected SPV/Participant, and (y) to the extent required by the underlying option or participation documentation, such Participating Lender shall apply all or a portion of the proceeds received by it as a result of such assignment, as applicable, to terminate in full the option or participation of such Affected SPV/Participant. In the event that a replaced Lender does not execute an Assignment pursuant to Section 10.9 within five (5) Business Days after receipt by such replaced Lender of notice of replacement pursuant to this Section 10.20 and presentation to such replaced Lender of an Assignment evidencing an assignment pursuant to this Section 10.20, the Borrower shall be entitled (but not obligated) to execute such an Assignment on behalf of such replaced Lender, and any such Assignment so executed by the Borrower, the Replacement Lender and Agent, shall be effective for purposes of this Section 10.20 and Section 10.9. Notwithstanding the foregoing, with respect to a Lender that is a Defaulting Lender, Agent may, but shall not be obligated to, obtain a Replacement Lender and execute an Assignment on behalf of such Defaulting Lender at any time with three (3) Business Days’ prior notice to such Lender (unless notice is not practicable under the circumstances) and cause such Lender’s Loans and Commitments to be sold and assigned, in whole or in part, at par. Upon any such assignment and payment and compliance with the other provisions of Section 10.9, such replaced Lender shall no longer constitute a “Lender” for purposes hereof; provided, any rights of such replaced Lender to indemnification hereunder shall survive.
10.21    Joint and Several. The obligations of the Credit Parties hereunder and under the other Loan Documents are joint and several. Without limiting the generality of the foregoing, reference is hereby made to Article II of the Guaranty and Security Agreement, to which the obligations of Borrower and the other Credit Parties are subject.
10.22    Creditor-Debtor Relationship; No Advisory or Fiduciary Responsibility. The relationship between Agent and each Lender, on the one hand, and the Credit Parties, on the other hand, is solely that of creditor and debtor. No Secured Party has any fiduciary relationship or duty to any Credit Party arising out of or in connection with, and there is no agency, tenancy or joint venture relationship between the Secured Parties and the Credit Parties by virtue of, any Loan Document or any transaction contemplated therein. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower and each other Credit Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a) (i) the arranging and other services regarding this Agreement provided by the Agent and any Affiliate thereof, the Lead Arranger and the Lenders are arm’s-length commercial transactions between the Borrower, each other Credit Party and their respective Affiliates, on the one hand, and the Agent and, as applicable, its Affiliates (including the Lead Arranger) and the Lenders and their Affiliates (collectively, solely for purposes of this Section, the “Lenders”), on the other hand, (ii) each of the Borrower and the other Credit Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) the Borrower and each other Credit Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b) (i) the Agent and its Affiliates (including the Lead Arranger) and each Lender each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary, for the Borrower, any other Credit Party or any of their respective Affiliates, or any other Person and (ii) neither the Agent, any of its Affiliates (including the Lead Arranger) nor any Lender has any obligation to the Borrower, any other Credit Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) the Agent and its Affiliates (including the Lead Arranger) and the Lenders may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Credit Parties and their respective Affiliates, and neither the Agent, any of its Affiliates (including the Lead Arranger) nor any Lender has any obligation to disclose any of such interests to the Borrower, any other Credit Party or any of their respective Affiliates. To the fullest extent permitted by law, each of the Borrower and each other Credit Party hereby waives and releases any claims that it may have against the Agent, any of its Affiliates (including the Lead Arranger) or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transactions contemplated hereby.
10.23    Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Credit Party to honor all of its obligations under the Guaranty and Security Agreement in respect of Swap Obligations under any Secured Rate Contract (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 10.23 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 10.23, or otherwise under the Guaranty and Security Agreement, voidable under applicable Requirements of Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 10.23 shall remain in full force and effect until the guarantees in respect of Swap Obligations under each Secured Rate Contract have been discharged, or otherwise released or terminated in accordance with the terms of this Agreement. Each Qualified ECP Guarantor intends that this Section 10.23 constitute, and this Section 10.23 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Credit Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
10.24    Secured Swap Providers and Secured Cash Management Banks.  No Secured Swap Provider or Secured Cash Management Bank that obtains the benefits of the Guaranty and Security Agreement or any Collateral by virtue of the provisions hereof or of any other Loan Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article X to the contrary, the Agent shall not be required to verify the existence, amount or payment of any Secured Rate Contract Obligations or Secured Cash Management Obligations. Upon the request of Agent, each Secured Swap Provider and Secured Cash Management Bank will promptly provide Agent with such information and supporting documentation with respect to its Secured Rate Contract Obligations and Secured Cash Management Obligations as Agent shall request, including the amounts (contingent and/or due and payable) thereof.
10.25    Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)    the effects of any Bail-in Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)     a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

10.26    Acknowledgement Regarding any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Rate Contracts or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
(a)    In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
(b)    As used in this Section 10.26, the following terms have the following meanings:
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Covered Entity” means any of the following:
(i)    a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);
(ii)    a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or
(iii)    a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Default Right” has the meaning assigned to that term in, and interpreted in accordance with, 12 C.F.R. § § 252.81, 47.2 or 382.1 as applicable.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

ARTICLE XI

TAXES, YIELD PROTECTION AND ILLEGALITY
11.1    Taxes.
(a)    Except as required by a Requirement of Law, each payment by any Credit Party under any Loan Document shall be made free and clear of all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax, penalties or other Liabilities) with respect thereto (collectively, “Taxes”).
(b)    If any Taxes shall be required by any Requirement of Law to be deducted from or in respect of any amount payable under any Loan Document to any Secured Party (i) if such Tax is an Indemnified Tax, such amount payable shall be increased as necessary to ensure that, after all required deductions for Indemnified Taxes are made (including deductions applicable to any increases to any amount under this Section 11.1), such Secured Party receives the amount it would have received had no such deductions been made, (ii) the relevant Credit Party shall make such deductions, (iii) the relevant Credit Party shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Requirements of Law and (iv) within 30 days after such payment is made, the relevant Credit Party shall deliver to Agent an original or certified copy of a receipt evidencing such payment or other evidence of payment reasonably satisfactory to Agent.
(c)    In addition, the Borrower agrees to pay, and authorize Agent to pay in their name, any stamp, documentary, excise or property Tax, charges or similar levies imposed by any applicable Requirement of Law or Governmental Authority and all Liabilities with respect thereto (including by reason of any delay in payment thereof), in each case arising from the execution, delivery or registration of, or otherwise with respect to, any Loan Document or any transaction contemplated therein (collectively, “Other Taxes”). Within 30 days after the date of any payment of Other Taxes by any Credit Party, the Borrower shall furnish to Agent, the original or a certified copy of a receipt evidencing payment thereof or other evidence of payment reasonably satisfactory to Agent.
(d)    The Credit Parties hereby acknowledge and agree that neither Capital One nor any Affiliate of Capital One has provided any Tax advice to any Tax Affiliate in connection with the transactions contemplated hereby.
(e)    The Borrower shall reimburse and indemnify, within 30 days after receipt of demand therefor (with copy to Agent), each Secured Party for all Indemnified Taxes (including any Indemnified Taxes imposed by any jurisdiction on amounts payable under this Section 11.1) paid or payable by such Secured Party and any Liabilities arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally asserted. A certificate of the Secured Party (or of Agent on behalf of such Secured Party) claiming any compensation under this clause (e), setting forth the amounts to be paid thereunder and delivered to the Borrower with copy to Agent, shall be conclusive, binding and final for all purposes, absent manifest error. In determining such amount, Agent and such Secured Party may use any reasonable averaging and attribution methods.
(f)    Any Lender claiming any additional amounts payable pursuant to this Section 11.1 shall use its reasonable efforts (consistent with its internal policies and Requirements of Law) to change the jurisdiction of its Lending Office if such a change would reduce any such additional amounts (or any similar amount that may thereafter accrue) and would not, in the sole determination of such Lender, be otherwise disadvantageous to such Lender.
(g)    (i) Each Non-U.S. Lender Party shall (w) on or prior to the date such Non-U.S. Lender Party becomes a “Non-U.S. Lender Party” hereunder, (x) on or prior to the date on which any such form or certification expires or becomes obsolete, (y) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it pursuant to this clause (i) and (z) from time to time if requested by the Borrower or Agent (or, in the case of a participant or SPV, the relevant Lender), provide Agent and the Borrower (or, in the case of a participant or SPV, the relevant Lender) with executed copies of any of the following, as applicable: (A) Forms W-8ECI (claiming exemption from U.S. withholding Tax because the income is effectively connected with a U.S. trade or business), W-8BEN or W-8BEN-E (claiming exemption from, or a reduction of, U.S. withholding Tax) and/or W-8IMY (together with appropriate forms, certifications, withholding statements and supporting statements) or any successor forms, (B) in the case of a Non-U.S. Lender Party claiming exemption under Sections 871(h) or 881(c) of the Code, Form W-8BEN or W-8BEN-E (claiming exemption from U.S. withholding Tax) or any successor form, plus a certificate in form and substance acceptable to Agent and the Borrower that such Non-U.S. Lender Party is not (1) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code or (3) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code or (C) any other applicable document prescribed by the IRS certifying as to the entitlement of such Non-U.S. Lender Party to such exemption from United States withholding Tax or reduced rate with respect to all payments to be made to such Non-U.S. Lender Party under the Loan Documents. Unless the Borrower and Agent have received forms or other documents satisfactory to them indicating that payments under any Loan Document to or for a Non-U.S. Lender Party are not subject to United States withholding Tax or are subject to such Tax at a rate reduced by an applicable Tax treaty, the Credit Parties and Agent shall withhold amounts required to be withheld by applicable Requirements of Law from such payments at the applicable statutory rate.
(ii)    Each U.S. Lender Party shall (A) on or prior to the date such U.S. Lender Party becomes a “U.S. Lender Party” hereunder, (B) on or prior to the date on which any such form or certification expires or becomes obsolete, (C) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it pursuant to this clause (g) and (D) from time to time if requested by the Borrower or Agent (or, in the case of a participant or SPV, the relevant Lender), provide Agent and the Borrower (or, in the case of a participant or SPV, the relevant Lender) with executed copies of Form W-9 (certifying that such U.S. Lender Party is entitled to an exemption from U.S. backup withholding Tax) or any successor form.
(iii)    Each Lender having sold a participation in any of its Obligations or identified an SPV as such to Agent shall collect from such participant or SPV the documents described in this clause (g) and promptly provide them to Agent.
(iv)    If a payment made to a Non-U.S. Lender Party would be subject to United States federal withholding Tax imposed by FATCA if such Non-U.S. Lender Party fails to comply with the applicable reporting requirements of FATCA, such Non-U.S. Lender Party shall deliver to Agent and the Borrower any documentation under any Requirement of Law or reasonably requested by Agent or the Borrower sufficient for Agent or Borrower to comply with their obligations under FATCA and to determine that such Non-U.S. Lender has complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for the purposes of this clause (iv), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(h)    If any Secured Party determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes as to which it has been indemnified pursuant to this Section 11.1 (including by the payment of additional amounts pursuant to Section 11.1(b)), it shall pay to the relevant Credit Party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 11.1 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such Secured Party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such Credit Party, upon the request of such Secured Party, shall repay to such Secured Party the amount paid over pursuant to this Section 11.1(h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such Secured Party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 11.1(h), in no event shall the Secured Party be required to pay any amount to a Credit Party pursuant to this Section 11.1(h) the payment of which would place the Secured Party in a less favorable net after-Tax position than the Secured Party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 11.1(h) shall not be construed to require any Secured Party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Credit Party or any other Person.
11.2    Illegality. If after the date hereof any Lender shall determine that the introduction of any Requirement of Law, or any change in any Requirement of Law or in the interpretation or administration thereof, has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for any Lender or its Lending Office to make LIBOR Rate Loans, then, on notice thereof by such Lender to the Borrower through Agent, the obligation of that Lender to make LIBOR Rate Loans shall be suspended until such Lender shall have notified Agent and the Borrower that the circumstances giving rise to such determination no longer exists.
(a)    Subject to clause (c) below, if any Lender shall determine that it is unlawful to maintain any LIBOR Rate Loan, the Borrower shall prepay in full all LIBOR Rate Loans of such Lender then outstanding, together with interest accrued thereon, either on the last day of the Interest Period thereof if such Lender may lawfully continue to maintain such LIBOR Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such LIBOR Rate Loans, together with any amounts required to be paid in connection therewith pursuant to Section 11.4.
(b)    If the obligation of any Lender to make or maintain LIBOR Rate Loans has been terminated, the Borrower may elect, by giving notice to such Lender through Agent that all Loans which would otherwise be made by any such Lender as LIBOR Rate Loans shall be instead Base Rate Loans.
(c)    Before giving any notice to Agent pursuant to this Section 11.2, the affected Lender shall designate a different Lending Office with respect to its LIBOR Rate Loans if such designation will avoid the need for giving such notice or making such demand and will not, in the judgment of the Lender, be illegal or otherwise disadvantageous to the Lender.

11.3    Increased Costs and Reduction of Return.
(a)    If any Lender shall determine that, due to either (i) the introduction of, or any change in, or in the interpretation of, any Requirement of Law or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), in the case of either clause (i) or (ii) subsequent to the date hereof, (x) there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining any LIBOR Rate Loans or (y) the Lender shall be subject to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, then the Borrower shall be liable for, and shall from time to time, within thirty (30) days of demand therefor by such Lender (with a copy of such demand to Agent), pay to Agent for the account of such Lender, additional amounts as are sufficient to compensate such Lender for such increased costs or such Taxes; provided, that the Borrower shall not be required to compensate any Lender Issuer pursuant to this Section 11.3(a) for any increased costs incurred more than 180 days prior to the date that such Lender notifies the Borrower, in writing of the increased costs and of such Lender’s intention to claim compensation thereof; provided, further, that if the circumstance giving rise to such increased costs is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
(b)    If any Lender shall have determined that:
(i)    the introduction of any Capital Adequacy Regulation;
(ii)    any change in any Capital Adequacy Regulation;
(iii)    any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof; or
(iv)    compliance by such Lender (or its Lending Office) or any entity controlling the Lender, with any Capital Adequacy Regulation;
affects the amount of capital required or expected to be maintained by such Lender or any entity controlling such Lender and (taking into consideration such Lender’s or such entities’ policies with respect to capital adequacy and such Lender’s desired return on capital) determines that the amount of such capital is increased as a consequence of its Commitment(s), loans, credits or obligations under this Agreement, then, within thirty (30) days of demand of such Lender (with a copy to Agent), the Borrower shall pay to such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender (or the entity controlling the Lender) for such increase; provided, that the Borrower shall not be required to compensate any Lender pursuant to this Section 11.3(b) for any amounts incurred more than 180 days prior to the date that such Lender notifies the Borrower, in writing of the amounts and of such Lender’s intention to claim compensation thereof; provided, further, that if the event giving rise to such increase is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
(c)    Notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any

successor or similar authority) or the United States or foreign regulatory authorities, in each case in respect of this clause (ii) pursuant to Basel III, shall, in each case, be deemed to be a change in a Requirement of Law under Section 11.3(a) above and/or a change in Capital Adequacy Regulation under Section 11.3(b) above, as applicable, regardless of the date enacted, adopted or issued.
11.4    Funding Losses. The Borrower agrees to reimburse each Lender and to hold each Lender harmless from any loss or expense which such Lender may sustain or incur as a consequence of:
(a)    the failure of the Borrower to make any payment or mandatory prepayment of principal of any LIBOR Rate Loan (including payments made after any acceleration thereof);
(b)    the failure of the Borrower to borrow, continue or convert a Loan after the Borrower has given (or is deemed to have given) a Notice of Borrowing or a Notice of Conversion/Continuation;
(c)    the failure of the Borrower to make any prepayment after the Borrower has given a notice in accordance with Section 2.7;
(d)    the prepayment (including pursuant to Section 2.8) of a LIBOR Rate Loan on a day which is not the last day of the Interest Period with respect thereto; or
(e)    the conversion pursuant to Section 2.6 of any LIBOR Rate Loan to a Base Rate Loan on a day that is not the last day of the applicable Interest Period;
including any such loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its LIBOR Rate Loans hereunder or from fees payable to terminate the deposits from which such funds were obtained; provided that, with respect to the expenses described in clauses (d) and (e) above, such Lender shall have notified Agent of any such expense within two (2) Business Days of the date on which such expense was incurred. Solely for purposes of calculating amounts payable by the Borrower to the Lenders under this Section 10.4 and under Section 10.3(a): each LIBOR Rate Loan made by a Lender (and each related reserve, special deposit or similar requirement) shall be conclusively deemed to have been funded at the LIBOR used in determining the interest rate for such LIBOR Rate Loan by a matching deposit or other borrowing in the interbank eurodollar market for a comparable amount and for a comparable period, whether or not such LIBOR Rate Loan is in fact so funded.
11.5    Inability to Determine Rates. If Agent shall have determined in good faith that for any reason adequate and reasonable means do not exist for ascertaining the LIBOR for any requested Interest Period with respect to a proposed LIBOR Rate Loan or that the LIBOR applicable pursuant to Section 2.3(a) for any requested Interest Period with respect to a proposed LIBOR Rate Loan does not adequately and fairly reflect the cost to the Lenders of funding or maintaining such Loan, Agent will forthwith give notice of such determination to the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain LIBOR Rate Loans hereunder shall be suspended until Agent revokes such notice in writing. Upon receipt of such notice, the Borrower may revoke any Notice of Borrowing or Notice of Conversion/Continuation then submitted by it. If the Borrower does not revoke such notice, the Lenders shall make, convert or continue the Loans, as proposed by the Borrower, in the amount specified in the applicable notice submitted by the Borrower, but such Loans shall be made, converted or continued as Base Rate Loans.
11.6    Effect of Benchmark Transition Event.

(a)    Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders
(b)    Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(c)    Notices; Standards for Decisions and Determinations. The Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (d) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 11.6 including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 11.6.
(d)    Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including any term SOFR or LIBOR) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the

Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(e)    Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a LIBOR Rate Loan of, conversion to or continuation of LIBOR Rate Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Base Rate based upon the then-current or such tenor for such Benchmark, as applicable, will not be used in any determination of Base Rate.
11.7    Reserves on LIBOR Rate Loans. The Borrower shall pay to each Lender, as long as such Lender shall be required under regulations of the Federal Reserve Board to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional costs on the unpaid principal amount of each LIBOR Rate Loan equal to actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error), payable on each date on which interest is payable on such Loan provided the Borrower shall have received at least fifteen (15) days’ prior written notice (with a copy to Agent) of such additional interest from the Lender. If a Lender fails to give notice fifteen (15) days prior to the relevant Interest Payment Date, such additional interest shall be payable fifteen (15) days from receipt of such notice.
11.8    Certificates of Lenders. Any Lender claiming reimbursement or compensation pursuant to this Article XI shall deliver to the Borrower (with a copy to Agent) a certificate setting forth in reasonable detail the amount payable to such Lender hereunder and such certificate shall be conclusive and binding on the Borrower in the absence of manifest error.
[Signature Pages Follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

BORROWER:

RIMINI STREET, INC.

By:	/s/ Seth A. Ravin
Name: Seth A. Ravin
Title: Chief Executive Officer and Chairman of the Board

GUARANTORS:

RSI INTERNATIONAL HOLDINGS, INC.

By:	/s/ Seth A. Ravin
Name: Seth A. Ravin
Title: President

RSI INTERNATIONAL HOLDINGS, LLC

By: RSI International Holdings, Inc., its sole member and manager

By:	/s/ Seth A. Ravin
Name: Seth A. Ravin
Title: President

Signature Page to Credit Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

CAPITAL ONE, NATIONAL ASSOCIATION, as Agent and as a Lender

By:	/s/ Nirmal Bivek
Name: Nirmal Bivek
Title: Duly Authorized Signatory

Signature Page to Credit Agreement